As filed with the Securities and Exchange Commission on June 18, 2012

Registration No. 333-178386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GREENHUNTER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	2869	20-4864036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1048 Texan Trail

Grapevine, Texas 76051

(972) 410-1044

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary C. Evans

Chairman and Chief Executive Officer

1048 Texan Trail

Grapevine, Texas 76051

(972) 410-1044

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Morgan F. Johnston Senior Vice President, General Counsel and Secretary 1048 Texan Trail Grapevine, Texas 76051 (972) 410-1044	Laura Kalesnik, Esq. Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201-2784 Telephone: (214) 855 7401	Michael A. Hedge, Esq. M. Vincent Cangolosi, Esq. K&L Gates LLP 1900 Main Street, Suite 600 Irvine, California 92614 Telephone: (949) 253-0900

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
10% Series C Cumulative Preferred Stock, $0.001 par value per share	600,000(5)		$$15,000,000	$1,719
Common Stock, par value $0.001 per share, issuable upon conversion of the 10% Series C Cumulative Preferred Stock in the event of a change in control(3)	7,894,737(4)	$1.90(4)	$15,000,000	$0
Total			$15,000,000	$1,719(6)

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended and is based on a per share liquidation preference of $25, which may be different than the offering price.
(2)	No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)	Determined in accordance with Rule 457(i) under the Securities Act of 1933, as amended.
(4)	Represents the maximum number of shares of common stock issuable upon conversion of the shares of Series C Preferred Stock being registered hereby at the currently effective conversion price, which was $1.90 per share, the closing price of our common stock on May 14, 2012, as reported on the NYSE Amex.
(5)	In accordance with Rule 416, the number of shares registered hereby shall also be deemed to include an indeterminate number of additional shares of common stock that may be issued upon conversion of the Series C Preferred Stock and Series C Preferred Stock or common stock that may be issued as a result of stock dividend.
(6)	$3,624.24 was previously paid on December 8, 2011.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 18, 2012

GREENHUNTER ENERGY, INC.

600,000 Shares of 10% Series C Cumulative Preferred Stock

$     per share

Liquidation Preference $25 Per Share

7,894,737 shares of Common Stock

This prospectus relates to the issuance and sale of up to 600,000 shares of our 10% Series C Cumulative Preferred Stock, par value $0.001 per share, which we refer to in this prospectus as the Series C Preferred Stock. We are also registering 7,894,737 shares of our common stock, par value $0.001 per share, which we refer to as common stock in this prospectus. Such shares of common stock may be issued as a result of the conversion of the Series C Preferred Stock upon certain events as more fully described herein. Our common stock is currently traded on the NYSE Amex under the symbol “GRH.” All costs associated with the registration will be borne by us.

The offering of Series C Preferred Stock contemplated by this prospectus is the first public issuance of shares of this series by us. Our certificate of incorporation, as amended, authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors, 600,000 of which have been designated as shares of Series C Preferred Stock. There currently is no public market for our Series C Preferred Stock. Subject to issuance and registration, we anticipate that our Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock to satisfy the minimum listing requirements, and we satisfy all other listing requirements. In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

MLV & Co. LLC, or MLV and Northland Capital Markets, or Northland are acting as our underwriters in this public offering on a best efforts basis. The underwriters are not required to sell any specific number or dollar amount of Series C Preferred Stock, but will use their best efforts to sell the Series C Preferred Stock offered. We have agreed to pay MLV and Northland cash commissions equal to 6.5% of the gross proceeds received by us, if any, in this public offering. We refer to MLV and Northland together as the underwriters throughout this prospectus. The offering is not contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares.

If we sell all 600,000 shares of Series C Preferred Stock we are offering pursuant to this prospectus, we will receive a maximum of $     in gross proceeds and $     in net proceeds, after deducting the underwriting commissions and estimated offering expenses payable by us.

However, because this is a best efforts, no minimum offering, our underwriters do not have an obligation to purchase any shares and, as a result, there is a possibility that we may not receive any proceeds from the offering. See “Use of Proceeds” on page 30 of this prospectus. There is no arrangement for funds to be received in escrow, trust, or similar arrangement.

Please see “Underwriting” beginning on page 100 of this prospectus for more information regarding our arrangements with the underwriters.

We expect that the Series C Preferred Stock will be ready for delivery in book-entry form through The Depositary Trust Company on or about                     , 2012.

Investing in our securities involves risks. Risks associated with any investment in our securities are described in “Risk Factors” beginning on page 12 of this prospectus and in certain of our filings with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MLV & Co. LLC	Northland Capital Markets

The date of this prospectus is                     , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. The information contained in this prospectus and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

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We are not making any representation to you regarding the legality of an investment in our securities by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of our securities.

In this prospectus, we refer to information regarding potential markets for our products and services and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

Information contained on or accessible through our website, www.greenhunterenergy.com, does not constitute part of this prospectus.

In this prospectus, unless otherwise specified or the context requires otherwise, the “Company,” “GreenHunter,” “we,” “us” and “our” refer to GreenHunter Energy, Inc. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus and any free writing prospectus distributed by us, including the information contained under the heading “Risk Factors” in this prospectus beginning on page 12 and the financial statements and other information incorporated by reference into this prospectus before making an investment decision.

GreenHunter Energy, Inc.

Our Business

GreenHunter was incorporated in the State of Delaware on June 7, 2005 and was intended to be the first publicly traded renewable energy company based in the United States that provided investors a portfolio of diversified assets in the alternative energy sector. Our original business plan was to acquire businesses, develop projects and operate assets in the renewable energy sectors of biomass, biodiesel, wind, solar, geothermal and clean water. We intended to become a leading provider of clean energy products offering residential, business and industrial customers the opportunity to purchase and utilize clean energy generated from renewable sources. Headquartered in Grapevine, Texas, we were formed with the aim of changing the way power and renewable energy fuels are produced and ultimately distributed.

We have recently implemented a new business strategy of focusing on the water resource management business as it relates specifically to the oil and gas industry. We have assembled a suite of water management products and services and market them under the Total Water Management Solutions™ brand which we describe in further detail below. It is our intention to develop water solutions needed for shale or “unconventional” oil and gas exploration, which will likely include salt water disposal wells, water recycling technologies, trucking and advanced fluids logistics solutions, water storage tank equipment and rental, environmental clean-up services and fresh water procurement.

As part of this new strategic initiative, we have recently entered into definitive agreements to acquire or lease acreage in the Marcellus, Eagle Ford and Bakken Shale areas located in Appalachia, South Texas and Eastern Montana, respectively. We have the intention of developing commercial water service facilities on such properties. In addition, we have deployed a modular above-ground temporary water storage system in the Marcellus Shale and have installed and operated an onsite semi-portable water treatment facility in this region. In response to requests from current and prospective customers, we are evaluating alternatives to design and engineer, fabricate or acquire a proprietary next-generation modular above-ground water storage system and license new technologies to treat water and other fluids associated with the production of oil and natural gas for reuse.

Hydraulic Fracturing

Recent improvements in drilling and completion technologies have unlocked large reserves of hydrocarbons in multiple unconventional resources plays in North America. These new drilling methods often involve a procedure called hydraulic fracturing or hydrofracking. This process involves the injection of large amounts of water, sand and chemicals under high pressures into rock formations to stimulate production. Because the water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. The physical and chemical properties of produced water vary considerably depending on the geographic location of the field, the geologic formation, and the type of hydrocarbon product being produced.

GreenHunter Water, LLC, or GreenHunter Water, our wholly-owned subsidiary, is focused on water resource management specifically as it pertains to the unconventional oil and natural gas shale resource plays with current business operations in the Appalachian and South Texas basins. GreenHunter Water is committed to providing a full range of solutions to address producers’ current needs and is built upon an identified need in the oilfield, to deliver a Total Water Management Solution™ to our customer base through long term agreements. Our Total Water Management Solutions™ are custom developed to meet producers’ water resource planning needs. These solutions include owning and operating saltwater disposal facilities, fluids handling and hauling, frac tank rentals, mobile water treatment technologies and remote asset tracking to provide as value added services to our customers.

Disposal Wells

Typically, shale wells produce significant amounts of water that, in most cases, require disposal. Producers often remove the water in trucks for proper disposal in approved facilities. GreenHunter Water is planning to develop salt water disposal facilities located in Ohio, West Virginia and South Texas to service the Marcellus, Utica and Eagle Ford Shale plays, respectively. We have identified additional locations for water service and disposal facilities in the Appalachia and South Texas regions and are in various stages of negotiations with the owners of these properties for purchase or lease.

Fluids Handling and Hauling

Produced water and frac-flowback is hauled from its origin at the oilfield tank battery or drilling pad to the disposal location via truck transport. In addition to hauling fluids by truck, we are exploring various alternative means of water transport that include temporary and permanent above-ground or below-ground pipeline systems, and the use of rail and barge transport. GreenHunter Water has identified water hauling capacity as a constrained resource in our target areas of operation and we are actively pursuing contracts for this service as part of our Total Water Management Solutions portfolio offering.

Equipment and Tank Rentals

GreenHunter Water has a large variety of equipment and tanks for rental. GreenHunter Water recently purchased new equipment to be used to service a new long term contract to haul and dispose produced water for several major oil companies that control significant mineral leasehold acreage positions in the Marcellus and Utica Shale plays located in Pennsylvania, West Virginia and Ohio.

Frac-Cycle™

Frac-Cycle is the general name for our water treatment service. We use a technology agnostic approach to treat oilfield water. Due to the unique characteristics of water from different shale plays and unique flow-back within a single basin, GreenHunter Water, in consultation with operators, has determined that no one water reuse system is ideal for all areas. We have evaluated multiple technologies and selected those that provide cost-effective solutions for the desired level of treatment for the operator’s needs. While most operators are targeting a clean brine output, Frac-Cycle’s flexible design allows the user to take in flow-back or produced water and recycle to either clean brine or fresh water. Recycled water can be used in subsequent frac jobs and in some cases an NPDES permit can be obtained to discharge fresh water into a stream.

RAMCAT™

RAMCAT (Remote Access Management Compliance Asset Tracking) by GreenHunter Water is a cutting-edge, well-head management system and compliance tool that bundles a unique combination of proprietary software, advanced hardware and industry-standard communications technologies to provide an extremely powerful, effective and user-friendly method for remote activity observation via a web-based portal for management of well-head fluids. RAMCAT includes online data monitoring which provides oil and natural gas producers near real-time dynamic information on fluid levels, tank temperature, recent transactions, date and time of on-load and off-load, truck and driver identification, H2S and critical condition alarms, battery voltage, and more. The RAMCAT™ system enables closed-loop accountability of all well-head produced water and offers best-in-class environmental and regulatory compliance.

MAG Tank™

We have contracted with an engineering firm to finalize the design of and modifications to our proprietary modular above ground MAG Tank™ product line. Based on feedback from our customer base, we understand that a single tank size is not adequate, so we have worked with multiple consultants and engineering groups to design a flexible footprint for the MAG Tank™ allowing a larger variety of storage capacities.

Marketplace Opportunity

Unconventional hydrocarbon production continues to grow as a percentage of all domestic onshore production in the United States. In almost all cases, water disposal will be an associated by-product of this production. Currently, producers can either manage their own water disposal and facilities, or they can contract with third party service providers. Based upon our industry research, we do not believe that there is any one, third party water disposal company that would account for meaningful market share in any of the basins we are currently targeting to provide our services. Furthermore, given the smaller independent nature of these third-party service providers, we believe that they may face more obstacles in meeting ever-changing regulatory requirements. In addition, most producers view water disposal for what it is, a by-product of their primary business of producing hydro-carbons. As a result, we believe that if we can demonstrate a complete water management/disposal product offering in multiple basins, we could position GreenHunter to become a true service provider to larger producers operating across multiple basins as a one-stop solution.

Customers & Contracts

The amount of water that can be disposed of in any one facility is dependent upon both regulatory permits, as well as the ability of the underground, geologic formation to accept or absorb the waste water. As a result, the amount of waste water that GreenHunter will be able to dispose of at any one time will be finite. We expect as a result, that we will enter into long-term disposal contracts with producers whereby we will assure them as certain amount of disposal capacity for their utilization. Our goal would be to enter into take-or-pay contracts whereby we provide a certain amount of disposal capacity that is paid for by the producer, whether they actually utilize that capacity or not. As a result, we believe that we could enter into long-term contracts with a certain level of assured revenue.

In addition, based upon disposal capacity versus demand for our services, we anticipate that we could enter contracts subject to us being able to increase our disposal capacity through additional acquisition, or disposal well drilling. In this scenario, we would have a comfort level as to the potential revenue and profit to be recognized prior to undertaking any capital expenditure, thereby reducing its growth risk.

As a customer base is secured, with long-term disposal contracts, we anticipate that we will be able to broaden our product offering to increase our net revenue per barrel through the various other services that we provide.

Other Assets and Business Opportunities

Other than the above-discussed assets for our new water resource management initiative, our assets primarily consist of a biomass power plant located in unincorporated Imperial County, California, which we refer to as the biomass facility, and leases of real property for possible future development of wind energy projects located in Montana, Texas, Wyoming and California.

We own one office building comprising 10,100 usable square feet of space located in Grapevine, TX for use as our corporate headquarters.

On July 8, 2010, Hunter Disposal acquired a lease covering 98 acres, more or less, in the county of Noble, state of Ohio. The lease term is for three years and for so long thereafter as the property is operated for the purpose of injecting salt water.

On June 11, 2010, Hunter Disposal acquired a lease covering 43.365 acres, more or less, in the county of Noble, state of Ohio. The lease term is for three years and for so long thereafter as the property is operated for the purpose of injecting salt water.

Common Stock

Our common stock is traded on the NYSE Amex under the symbol “GRH.”

Executive Offices and Additional Information

Our executive offices are located at 1048 Texan Trail, Grapevine, Texas 76051, and our telephone number is (972) 410-1044. Our website is www.greenhunterenergy.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov.

The Offering

The following is a brief summary of certain terms of this offering and does not purport to be complete. For a more complete description of the terms of the Series C Preferred Stock, see “Description of Series C Preferred Stock in the Offering” beginning on page 72 of this prospectus and “Description of Capital Stock” beginning on page 83 of this prospectus.

Issuer	GreenHunter Energy, Inc., a Delaware corporation.

Securities Offered	600,000 shares of 10% Series C Cumulative Preferred Stock, which we refer to as the Series C Preferred Stock. We are also registering 7,894,737 shares of our common stock underlying the Series C Preferred Stock upon conversion following certain events.

Offering Price	$ per share of Series C Preferred Stock.

Series C Preferred Stock outstanding before this offering	Approximately 217,217 shares of our Series C Preferred Stock are outstanding before this offering.

Series C Preferred Stock outstanding after this offering	817,217 shares assuming all shares offered have been issued and sold.

Use of proceeds	We intend to use the net proceeds from the sale of the Series C Preferred Stock offered by us under this prospectus for capital expenditures, working capital, acquisitions, directly or indirectly, of salt water disposal facilities, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes. See “Use of Proceeds” on page 30 for more information.

Best Efforts	Our underwriters are selling shares of the Series C Preferred Stock on a “best efforts” basis and are not required to sell any specific number or dollar amount of Series C Preferred Stock, but will use their best efforts to sell the Series C Preferred Stock offered in this prospectus. However, one of the conditions to our obligation to sell any of the shares of Series C Preferred Stock through the underwriters is that, upon the closing of the offering, the shares would qualify for listing on the NYSE Amex. In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

Dividends

Holders of the Series C Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends on the Series C Preferred Stock at a rate of 10.0% per annum of the $25.00 liquidation preference per share (equivalent to $2.50 per annum per share). However, under certain conditions relating to our non-payment of dividends on the Series C Preferred Stock or if the Series C Preferred Stock is no longer listed on a national exchange, the dividend rate on the Series C Preferred Stock may increase to 12.0% per annum, which we refer to as the “Penalty Rate.” Dividends will generally be payable monthly in arrears on the last day of each calendar month.

Dividends on the Series C Preferred Stock will accrue regardless of whether:

•	the terms of our senior shares (as defined below) or our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

•	we have earnings;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are declared by our board of directors.

All payments of dividends made to the holders of Series C Preferred Stock will be credited against the previously accrued dividends on such shares of Series C Preferred Stock. We will credit any dividends paid on the Series C Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully under “Ranking” below, the payment of dividends with respect to the Series C Preferred Stock is subordinate to any dividends to which holders of our Series A Preferred Stock are entitled, and to any dividends to which holders of our Series B Preferred Stock are entitled, if any, and subordinate upon liquidation to the holders of the Series B Preferred Stock receiving their full liquidation preference.

Penalties as a result of our failure to maintain a listing on a national exchange	Once the Series C Preferred Stock becomes eligible for listing, if we fail to maintain a listing of the Series C Preferred Stock on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), for 180 consecutive days, then (i) the annual dividend rate on the Series C Preferred Stock will be increased to the Penalty Rate on the 181st day, and (ii) the holders of Series C Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on the board of directors. Such increased dividend rate and director service will continue for so long the Series C Preferred Stock is not listed on a national exchange.

Penalties as a result of failure to pay dividends	If, at any time, there is a dividend default because cash dividends on the outstanding Series C Preferred Stock are accrued but not paid in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then, until we have paid all accumulated and unpaid dividends on the shares of our Series C Preferred Stock in full: (i) the annual dividend rate on the Series C Preferred Stock will be increased to the Penalty Rate commencing on the first day after the dividend payment date on which such dividend default occurs, (ii) if we do not pay dividends in cash, dividends on the Series C Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed on a national exchange, in the form of fully-tradable registered common stock of our Company (based on the weighted average daily trading price for the 10 business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series C Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share, and (iii) the holders of Series C Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors, in addition to those directors then serving on our board of directors, until we have paid all dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for an additional two consecutive quarters the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable unless we again fail to pay a monthly dividend during any future quarter.

Optional redemption	We may not redeem the Series C Preferred Stock prior to June 30, 2015, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after June 30, 2015, we may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Special redemption upon Change of Ownership or Control

Upon the occurrence of a Change of Ownership or Control, we will have the option upon written notice mailed by us, not less than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series C Preferred Shares to be redeemed, to redeem the Series C Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Ownership or Control occurred, for cash equal to $25.00 per share plus accrued and unpaid dividends (whether or not earned or declared), if any, to, but not including, the redemption date. If, prior to the Change of Control Conversion Date (as defined below under “Conversion Rights”), we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock (whether pursuant to our optional redemption right described above or this special redemption right upon Change of Ownership or Control), the holders of Series C Preferred Stock will not have the conversion right described below under “—Conversion Rights” with respect to the shares of Series C Preferred Stock called for redemption. Please see the section entitled “Description of the Series C Preferred Stock—Redemption” in this prospectus.

A “Change of Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of our total voting stock; (ii) that we sell, transfer, or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of us with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our Board of Directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

No maturity or mandatory redemption	The Series C Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option (or the option of the acquiring entity) under some circumstances upon a Change of Ownership or Control as described above or after June 30, 2015.

Ranking

The Series C Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares”, (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares”, (iii) junior to our existing Series B

Preferred Stock, which has been fully issued, (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock), referred to, together with the Series B Preferred Stock, as “senior shares”, and (v) junior to all our existing and future indebtedness.

Liquidation preference	If we liquidate, dissolve or wind up our operations, the holders of our Series C Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our junior shares. The rights of the holders of the Series C Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other future series or class of parity shares and subordinate to the rights of senior shares, including the Series B Preferred Stock.

Voting rights	Holders of the Series C Preferred Stock will generally only be entitled to vote on certain acquisitions and share exchange transactions and changes that would be materially adverse to the rights of holders of Series C Preferred Stock. However, if cash dividends on any outstanding Series C Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for at least 180 consecutive days after the Series C Preferred Stock becomes eligible for listing on a national exchange, the holders of the Series C Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series C Preferred Stock becomes listed on a national exchange or the dividend arrearage is eliminated.

Material U.S. federal income tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of Series C Preferred Stock are described in “Material U.S. Federal Income Tax Consequences” beginning on page 91 of this prospectus. You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Series C Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing, market for Series C Preferred Stock	We anticipate our Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock and otherwise satisfy the listing requirements. Our common stock is already listed on the NYSE Amex under the symbol “GRH.”

Form	The Series C Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company & Clearing Corporation, except under limited circumstances.

Conversion rights	Upon the occurrence of a Change of Ownership or Control, each holder of Series C Preferred Stock will have the right, subject to our election, to cause us to redeem the Series C Preferred Stock in whole or part, as described above under “—Optional redemption” or “—Special redemption upon Change of Ownership or Control,” prior to the Change of Control Conversion Date, or to convert some or all of the Series C Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock equal to the lesser of: (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 per share liquidation preference plus (y) the amount of any accumulated and unpaid dividends to, but not including, the change of control date (unless the change of control date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (B) the consideration per share of our common stock paid in the Change of Ownership or Control, and (ii) $20.00, which we refer to as the “Share Cap” subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend payable in shares of our common stock), subdivisions or combinations; in each case, on the terms and subject to the conditions described in this prospectus, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this prospectus.

For definitions of “Change of Control Conversion Right,” and “Change of Control Conversion Date” and a description of certain adjustments and provisions for the receipt of alternative consideration that may be applicable to the conversion of Series C Preferred Stock in the event of a Change of Ownership or Control, and for other important information, please see the section entitled “Description of the Series C Preferred Stock—Conversion Rights.”

Use of proceeds

We estimate that, in the event that shares offered hereunder are sold at $     per share, our proceeds from this offering will be approximately $     million, after deducting the underwriting commissions and estimated expenses of this offering payable by us. We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for capital expenditures, working capital, acquisitions, directly or indirectly, of oil and natural gas properties, repayment or refinancing of indebtedness, investments in our subsidiaries, or general corporate purposes, which may include among other things redeeming a portion of our outstanding equity interests. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Risk factors	Investing in our Series C Preferred Stock involves certain risks. You should carefully consider the information set forth in the section of this prospectus titled “Risk Factors,” our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2011, and the other information included in or incorporated in this prospectus before deciding whether to invest in our Series C Preferred Stock.

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risks and all of the other information contained in this prospectus and in the documents incorporated by reference herein before making an investment decision. In evaluating our company, the factors described below should be considered carefully. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way.

Risks Related to Our Business

We have continued to experience losses from our ongoing operations and we have doubts about our ability to continue as a going concern.

We are dependent upon our ability to obtain sufficient funding to continue our development and operational activities. The ability to achieve profitable operations is in direct correlation to our ability to raise sufficient funding. It is important to note that even if the appropriate funding is received, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from our operations. We will be required to raise additional funding to fully implement our entire business plan. Our financial position has been adversely affected by our lack of working capital and the overall deterioration across all capital markets, particularly those for renewable energy companies. We have continued to experience losses from our ongoing operations and have doubts about our ability to continue as a going concern.

We have a limited operating history, and our business may not be as successful as we envision.

We are in an early stage of our current business plan. We have a limited operating history with respect to the construction and operation of water management facilities for “unconventional” oil and gas exploration and production activities. Our limited operating history makes it difficult for potential investors to evaluate our business. Therefore, our proposed operations are subject to all of the risks inherent in the initial expenses, challenges, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the water management industry in general. Investors should evaluate an investment in our company in light of the problems and uncertainties frequently encountered by companies attempting to develop markets for new products, services and technologies. Despite our best efforts, we may never overcome these obstacles to achieve financial success.

Our business is speculative and dependent upon the implementation of our new business strategy, as well as our ability to enter into agreements with third parties for necessary financing for the construction of facilities related to our water management operations. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues or that our investors will not lose their entire investment.

We have significant debt that could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a relatively high amount of indebtedness. As of March 31, 2012, we had total indebtedness of approximately $12.6 million. We also were unable to satisfy our interest obligations on our outstanding 9% Series B Senior Secured Redeemable Debentures during the period from March 2011 through March 31, 2012, which can call the Debentures due and foreclose on the secured collateral of the biomass facility, but otherwise does not affect our ability to pay dividends on the Series C Preferred Stock. Because we must dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, that portion of our cash flow is not available for other purposes. In addition, our ability to obtain additional financing in the future may be impaired by our leverage and existing debt covenants. Our indebtedness could result in the following:

•	make it more difficult for us to satisfy our obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	force us to sell assets or seek additional capital to service our indebtedness, which we may be unable to do at all or on terms favorable to us;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

We are dependent upon our key personnel.

Our operations and financial success will significantly depend on our managerial personnel. Our managerial personnel have the right to make all decisions with respect to management and operation of our business and affairs. We are dependent on our executive officers and key personnel and our ability to attract and retain qualified personnel. Our profitability could be adversely affected if we lose members of our management team. Other than an employment agreement with Mr. Hoopes, our President and Chief Operating Officer, we have not entered into any employment agreements with any of our management personnel nor have we obtained “key man” life insurance on any of their lives. Further, our officers’ and directors’ allocation of their time to other business interests could have a negative impact on our ability to achieve our business objectives. All of our officers are required to commit their full work hour time to our business affairs, with the exception of Gary C. Evans, our Chairman and Chief Executive Officer, and David S. Krueger, our Chief Financial Officer, who maintain officer and/or director positions and relationships with Magnum Hunter Resources Corporation.

We may not be able to meet our capital requirements.

Capital expenditures to build and operate our water management facilities, hiring qualified management and key employees, complying with licensing, registration and other requirements, maintaining compliance with applicable laws, production and marketing activities, administrative requirements, such as salaries, insurance expenses and general overhead expenses, legal compliance costs and accounting expenses will all require a substantial amount of additional capital and cash flow. Our subsidiary, GreenHunter Water, has identified water hauling capacity as a constrained resource in our target areas of operations and we are actively pursuing contracts for this service as part of our Total Water Management Solutions portfolio offering. Our ability to generate revenues in this market is dependent our ability to source capital for expansion, hire and train operating personnel and maintain our fleet of equipment so it is available when needed.

We will be required to pursue sources of additional capital through various means, including joint venture projects, which may include a profit sharing component, debt financing, equity financing or other means. There is no assurance that we will be successful in locating a suitable financing or strategic business combination transaction in a timely fashion or at all. In addition, there is no assurance that we will be successful in obtaining the capital we require by any other means. Future financings through equity investments are likely, and these are likely to be dilutive to the existing stockholders as we issue additional shares of common stock to investors in future financing transactions and as these financings trigger anti-dilution adjustments in existing equity-linked securities. Also, the terms of securities we issue in future capital transactions may be more favorable for our new investors. Further, we may incur substantial costs in pursuing future capital or financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely affect our financial results.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy and water management industry, and the fact that we are a new enterprise without a proven operating history. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from any future operations, are not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Risks Related to Our Water Management Business

We are subject to United States federal, state and local regulations regarding issues of health, safety, transportation, and protection of natural resources and the environment. Under these regulations, we may become liable for penalties, damages or costs of remediation. Any changes in laws and government regulations could increase our costs of doing business.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing are expected to result in increased costs and additional operating restrictions for oil and gas explorers and producers. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens for oil and natural gas operators. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in the unconventional shale resource formations and increase costs of compliance and doing business for oil and natural gas operators. As a result of such increased costs, or results of operations could be negatively affected.

Our water management operations are subject to other United States federal, state and local laws and regulations relating to protection of natural resources and the environment, health and safety, waste management, and transportation and disposal of produced-water and other materials. For example, our water management business segment is expected to include disposal into injection wells that could pose some risks of environmental liability, including leakage from the wells to surface or subsurface soils, surface water or groundwater. Liability under these laws and regulations could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damage and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include assessment of administrative, civil and criminal penalties, revocation of permits and issuance of corrective action orders.

Failure to comply with these laws and regulations could result in the assessment of administrative, civil or criminal penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, and, to a lesser extent, orders to limit or cease certain operations. In addition, certain environmental laws impose strict and/or joint and several liability, which could cause us to become liable for the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time of those actions.

Demand for our water management services is substantially dependent on the levels of expenditures by the oil and gas industry. A substantial or an extended decline in oil and gas prices could result in lower expenditures by the oil and gas industry, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for our water management services depends substantially on the level of expenditures by the oil and gas industry for the exploration, development and production of oil and natural gas reserves. These expenditures are generally dependent on the industry’s view of future oil and natural gas prices and are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and natural gas. Declines, as well as anticipated declines, in oil and gas prices could also result in project modifications, delays or cancellations, general business disruptions, and delays in, or nonpayment of, amounts that are owed to us. These effects could have a material adverse effect on our results of operations and cash flows.

The prices for oil and natural gas have historically been volatile and may be affected by a variety of factors, including the following:

•	demand for hydrocarbons, which is affected by worldwide population growth, economic growth rates and general economic and business conditions;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels for oil;

•	oil and gas production by non-OPEC countries;

•	the level of excess production capacity;

•	political and economic uncertainty and sociopolitical unrest;

•	the level of worldwide oil and gas exploration and production activity;

•	the cost of exploring for, producing and delivering oil and gas;

•	technological advances affecting energy consumption; and

•	weather conditions.

The oil and gas industry historically has experienced periodic downturns. A significant downturn in the oil and gas industry could result in a reduction in demand for our water management services and could adversely affect our financial condition, results of operations and cash flows.

Federal and state legislative and regulatory initiatives related to hydraulic fracturing could result in operating restrictions or delays in the completion of oil and natural gas wells that may reduce demand for our water management activities and could adversely affect our financial position, results of operations and cash flows.

Hydraulic fracturing is a commonly used process that involves using water, sand, and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore. The federal Energy Policy Act of 2005 amended the Underground Injection Control provisions of the federal Safe Drinking Water Act to exclude hydraulic fracturing from the definition of “underground injection” and associated permitting requirements under certain circumstances. However, the repeal of this exclusion has been advocated by certain advocacy organizations and others in the public. Legislation to amend the SDWA to repeal this exemption and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. Similar legislation could be introduced in the current session of Congress or at the state level. Scrutiny of hydraulic fracturing activities continues in other ways, with the U.S. Environmental Protection Agency, or the EPA, having commenced a study of the potential environmental impacts of hydraulic fracturing, the results of which are anticipated to be available by late 2012. In 2010, a committee of the U.S. House of Representatives undertook investigations into hydraulic fracturing practices, including requesting information from various field services companies. The U.S. Department of the Interior has announced that it will consider regulations relating to the use of hydraulic fracturing techniques on public lands and disclosure of fracturing fluid constituents. In addition, some states and localities have adopted, and others are considering adopting, regulations or ordinances that could restrict hydraulic fracturing in certain circumstances, or that would impose higher taxes, fees or royalties on natural gas production. Moreover, public debate over hydraulic fracturing and shale gas production has been increasing and has resulted in delays of well permits in some areas.

Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and natural gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of oil and natural gas, including from the developing shale plays, incurred by our customers or could make it more difficult to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations or ordinances regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and natural gas wells and an associated decrease in demand for our water management activities, which could adversely affect our financial position, results of operations and cash flows.

We currently do not have the necessary technology for the treatment of water used in the hydraulic fracturing process and will need to acquire or license such technology prior to expanding our operations into this area.

Although we have begun to enter into agreements relating to water management activities for use in the oil and gas industry, we currently do not have the necessary technology for the treatment of water used in the hydraulic fracturing process. We will need to acquire or license such technology prior to entering into this segment of our contemplated future operations. There can be no assurance that we will be able to obtain or license such technology at all or on favorable to terms to us. The failure to obtain such technology could have a material adverse effect on us and could restrict our ability to successfully enter into the water treatment business.

Adverse weather conditions, natural disasters, droughts, climate change, and other adverse natural conditions can impose significant costs and losses on our business.

Our ability to provide water management operations is subject to the availability of water, which is vulnerable to adverse weather conditions, including extended droughts and temperature extremes, which are quite common, but difficult to predict and may be influenced by global climate change. This risk is particularly true with respect to regions where oil and gas operations are significant. In extreme cases, entire operations may be unable to continue without substantial water reserves. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Salt water injection wells potentially may create earthquakes. In December 2011, the state of Ohio shut down a disposal site because it was determined that the disposal facility was completed into a previously unknown fault line and may have been a contributing factor in creating low energy earthquakes. We are not currently insured for earthquake coverage in Ohio, but we are evaluating options for business interruption insurance that may provide coverage for a disposal well being shut-in by a geological event.

Risks Relating to Our Biomass Facility

We have been unable to obtain additional financings for the completion of the construction and retrofitting of the biomass facility and there is a substantial risk that it may not become operational on schedule.

We have been unable to obtain the additional financing to fund additional capital expenditures for the completion of the construction and retrofitting the biomass facility during 2011. Without additional financing we will be unable to complete the biomass facility on time which could impact our ability to collect revenues from the sale of electricity pursuant to a power purchase agreement. Pursuant to the current power purchase agreement, we were required to use commercially reasonable efforts to achieve the commercial operation date on or before September 30, 2011. The power purchase agreement provides that the district may terminate the power purchase agreement if, among other things, the biomass facility has not produced and delivered to the district at least 13.0 MW for a continuous 24-hour period in the preceding 18 months. In addition, the Company currently has a valid interconnection agreement providing for the transmission of the electricity from the biomass facility to the district. There can be no assurance that sufficient funds can or will be obtained or that such funds could be obtained at rates that would allow the project to be completed. There also can be no assurance that the amount estimated to be required and available for total project costs will be sufficient to provide for payment of all costs and expenses necessary for the completion of the project. The failure to obtain additional financing to complete the project on terms that are acceptable to us could have a material adverse effect on us.

Our inability to enter interconnection agreements would restrict our ability to sell electricity.

We may be unable to enter into necessary interconnection agreements. We will be required to enter into certain interconnection agreements with electric utilities prior to selling electricity. The failure to enter into such interconnection agreements on terms that are acceptable to us, or at all, could have a material adverse effect on us.

We may not be able to effectively manage our construction costs at the biomass facility.

We may suffer from increasing costs in retrofitting the biomass facility. While we have completed the acquisition of the biomass facility, substantial costs will be incurred in retrofitting and repairing the biomass facility in a manner that will allow commercial operations. While we have secured fixed-price contracts for approximately 50% of the cost of retrofitting and repair of the biomass facility, changes in engineering scope, increases in construction, labor, or capital expenses could impair our ability to successfully complete the project.

We are subject to regulations and other legislation that affects the electric power industry.

Changes to the currently favorable regulations and legislation within the renewable energy industry may adversely impact our future revenues. The favorable legislative and regulatory climate for the renewable energy industry may not continue. The viability of the biomass facility and the project will be in large part dependent upon the continuation of a favorable legislative and regulatory climate with respect to the continuing operations and the future growth and development of the renewable energy industry. Government regulations, subsidies, incentives and the market design have a favorable impact on the construction of renewable energy facilities. If the current government regulations, subsidy and incentive programs or the design of the market are significantly modified or delayed, the biomass facility or project may be adversely affected, which may have a material adverse effect on us.

Environmental laws related to our ownership or operation of our biomass facility subject us to potential liability that we may be unaware.

Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. In addition, we could face environmental liability for violations on or related to ownership of the biomass facility. If any hazardous materials are found within our operations and are in violation of the law at any time, we may be liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we sell or cease operations on any subject properties and may apply to hazardous materials present within the properties before we acquired or commence use of them. If significant losses arise from hazardous substance contamination, our financial viability may be substantially and adversely affected.

We are subject to risks related to other environmental laws, rules, and regulations.

Electric utilities and electric power plants such as the biomass facility are subject to continuing environmental regulation. Federal, state and local standards and procedures which regulate the environmental impact of electric utilities are subject to change. These changes may arise from continuing legislative, regulatory and judicial action regarding such standards and procedures. Consequently, there is no assurance that the biomass facility or the district will remain subject to the regulations currently in effect, will always be in compliance with future regulations, or will always be able to obtain all required operating permits. An inability to comply with environmental standards could result in additional capital expenditures to comply, reduced operating levels or the complete shutdown of individual electric generating units not in compliance.

There is concern by the public, the scientific community, President Obama’s administration and Congress regarding environmental damage resulting from the use of fossil fuels. Certain political groups and members of Congress support the increased regulation of air, water and soil contaminants, and there are a number of pending or recently enacted legislative proposals which may affect the electric utility industry. There has also been an increased level of environmental enforcement by the EPA and state and local authorities. Increased environmental regulations under the provisions of the federal Clean Air Act have created certain barriers to new facility development and modification of existing facilities. The additional costs, including time, human resources, uncertainty and delay, and the risk of fines and penalties for noncompliance, could affect the rate of return relating to investment in power project development. As such, there may be additional costs for purchased power from affected resources. Moreover, these additional costs may upset our existing cost assumptions for utilities, and thus negatively affect our results of operations from our biomass facility.

We cannot predict at this time whether any additional legislation or rules will be enacted which will affect the project or the operations of the biomass facility, and if such laws or rules are enacted, what the costs to us might be in the future because of such action.

However, costs of owning and operating the biomass facility may, in the future, be adversely affected by legislative, regulatory, administrative and enforcement actions involving environmental controls.

We are subject to risks from seismic activity and our insurance may be inadequate to cover losses resulting from such activity.

The biomass facility is located in a seismically active region and is subject to seismic events, including, ground shaking, liquefaction and landslides. According to the 2007 Uniform California Earthquake Rupture Forecast, California has a 99.7% chance of having a magnitude 6.7 or larger earthquake during the next 30 years. Our obligation to provide electric power under the power purchase agreement may be abated in the event of earthquake or other event of force majeure. The construction contracts contain standard force majeure provisions that relieve the parties of their obligations to the extent they are prevented from performing due to an event of force majeure (which could include earthquakes). Under the contract we have for the installation of the biomass facility’s boiler, the guaranteed mechanical completion date can be extended due to force majeure, and the deadline to complete performance testing and to deliver the equipment under the fuel yard contract can also be extended due to force majeure.

Damage from an earthquake can range from total destruction of the biomass facility, to destabilization or liquefaction of the soils, to little or no damage at all. The extent of damage and the long-term effects from an earthquake, particularly ongoing earthquake activity, may be difficult to determine immediately. Such effects may negatively affect our results of operations.

We have acquired earthquake insurance on the biomass facility during the construction period as part of the builder’s risk policy, which insurance is expected to be maintained after construction is completed. The insurance provides coverage for up to $50,000,000 in losses. There can be no assurance that such earthquake insurance will continue to be maintained by us or that it will continue to be available at commercially reasonable rates.

Potential electric power limitations may impact our biomass facility.

The biomass facility will deliver its electric output to the district, at a point of transfer on the biomass facility site. The district will be responsible for transmission of the delivered energy from the point of transfer to its own system. The district has performed studies which demonstrate that there are no constraints on the transmission system which would require curtailment of power production by the biomass facility, but to the extent there are such curtailments, this could adversely affect production and revenues of the biomass facility.

We depend on a relatively small number of suppliers for the biofuel to operate our biomass facility.

Our ability to produce electricity at the biomass facility will depend, in large part, on the availability and affordability of biomass fuel to operate the biomass facility. While we have entered into one biofuel supply agreement to acquire 21,500 tons per year of wood fuel, and have received letters of intent for all of the fuel required to operate the biomass facility in Phase I and approximately 86% of the fuel required to operate the biomass facility in Phase II, we will be required to enter into additional biofuel supply agreements or purchase biomass fuel on the spot market in order to operate the biomass facility at full capacity in either Phase I or Phase II of the project. We expect to enter into additional biofuel supply agreements and to obtain the remainder of the biomass fuel on the spot market or by contract once operations have begun and suppliers become accustomed to us as a new purchaser in the market. Any significant disruption of supply arrangements or significant increases in raw material or transportation costs could have a materially adverse effect on our operations.

Risks Relating to This Offering

We have recently been unable to satisfy our interest obligations on our outstanding Series B Debentures and we have been unable to pay cash dividends on our Series A Preferred Stock since March 2009 and may be prevented from paying, or be unable to pay, dividends on the Series C Preferred Stock in the future if we are unable to pay the dividends on the Series A Preferred Stock.

We were unable to pay mandatory dividends on our Series A Preferred Stock for the quarters ending March 31, 2009 through March 31, 2012. The amount of these accrued, but unpaid, dividends for the quarters ending March 31, 2009 through March 31, 2012, was satisfied by being added to the stated value of the shares of Series A Preferred Stock. In addition, the dividend rate on the additional stated value resulting from unpaid dividends is 10.0% of the stated value. We were also unable to pay our cash interest obligations on our outstanding 9% Series B Senior Secured Redeemable Debentures during the period from March 2011 through March 31, 2012, but our failure to pay our interest obligations on our Series B Debentures does not affect our ability to pay dividends on our Series C Preferred Stock. As we have continued to experience ongoing losses from our current operations we may be prevented or unable to pay dividends on the Series C Preferred Stock in the future. Our business is speculative and dependent upon the implementation of our new business strategy, as well as our ability to enter into agreements with third parties for necessary financing for the construction of facilities related to our water management operations. There can be no assurance that our efforts will be successful or result in revenue or profit. There is no assurance that we will earn significant revenues to satisfy our current obligations. As a result, we may not be able to generate sufficient revenues to pay dividends on the Series C Preferred Stock in the future.

The Series C Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series C Preferred Stock has no stated maturity date.

The shares of Series C Preferred Stock are a new issuance of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Subject to issuance, we anticipate that our shares of Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock and otherwise satisfy the listing requirements. In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares. An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series C Preferred Stock will be limited.

We have recently received notice that we may not meet the NYSE Amex’ continued listing requirements, which may negatively impact our ability to obtain listing for our Series C Preferred Stock.

On November 18, 2011, we received notice from the staff at the NYSE Amex LLC, or the Exchange, indicating that we are below one of the Exchange’s continued listing requirements of the Exchange’s Company Guide due to our sustaining losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, that we will able to continue operation and /or meet our obligations as they become due as set forth in Section 1003 (a)(iv) of the Company Guide.

We entered into a plan with the Exchange to regain compliance with the continued listing requirements of the Exchange’s Company Guide by April 20, 2012. On April 19, 2012, even though we were not currently in compliance with Section 1003 (a) (iv) of the Exchange’s Company Guide, the Exchange extended our deadline to regain compliance with the Exchange’s listing criteria until June 30, 2012. Pursuant to the plan, we are required to continue to provide the Exchange with updates in conjunction with its initiatives to comply with the NYSE Amex listing criteria.

Should we be unable to meet the continued listing requirements, our common stock may be delisted and it would become very difficult to trade our shares based on a lack of liquidity. In addition, a delisting of our common stock would make it difficult for us to list the shares of our Series C Preferred Stock on the Exchange, thus limiting your ability to trade such shares. If we are unable to maintain the listing of our shares of our Series C Preferred Stock on the Exchange once we become eligible to list such shares, the dividend rate on our Series C Preferred Stock would increase from 10.0% to 12.0% and the holders of the Series C Preferred Stock would be entitled to elect two members to our board of directors.

The market value of the Series C Preferred Stock could be adversely affected by various factors.

The trading price of the shares of Series C Preferred Stock may depend on many factors, including the following:

•	market liquidity;

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the Series C Preferred Stock to decrease.

We could be prevented from paying dividends on the Series C Preferred Stock.

Although dividends on the Series C Preferred Stock are cumulative and arrearages will accrue until paid, you will only receive cash dividends on the Series C Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any senior shares, including our Series A Preferred Stock and Series B Preferred Stock, or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series C Preferred Stock when payable. The terms of our Series A Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to such series, which will include the Series C Preferred Stock, unless all accrued dividends on the Series A Preferred Stock have been paid in full. The terms of our Series B Preferred Stock prohibit the payment of cash dividends upon liquidation on our equity securities ranking junior to such series, which will include the Series C Preferred Stock, unless the liquidation preference of the Series B Preferred Stock has been paid in full. We were unable to pay dividends on our Series A Preferred Stock for the quarters ending March 31, 2009 through March 31, 2012. The amount of accrued dividends for the quarters ending March 31, 2009 through March 31, 2012 was satisfied by being added to the stated value of the shares of Series A Preferred Stock. In addition, the dividend rate on the additional stated value resulting from unpaid dividends is 10.0% of the stated value. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the shares of Series C Preferred Stock. However, we have paid the dividends accrued on the currently issued and outstanding shares of Series C Preferred Stock. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series C Preferred Stock. Furthermore, in some circumstances, we may pay dividends in stock rather than cash, and our stock price may be depressed at such time.

The Series C Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

The Series C Preferred Stock has not been rated by any nationally recognized statistical rating organization. In addition, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series C Preferred Stock will be subordinated to all of our existing and future debt, all our senior shares, including the Series A Preferred Stock and Series B Preferred Stock, and all future capital stock designated as senior to the Series C Preferred Stock. As of March 31, 2012, our total indebtedness was approximately $12.6 million. We may also incur additional indebtedness in the future to finance potential acquisitions or other activities and the terms of the Series C Preferred Stock do not require us to obtain the approval of the holders of the Series C Preferred Stock prior to incurring additional indebtedness. As a result, our existing and future indebtedness may be subject to restrictive covenants or other provisions that may prevent or otherwise limit our ability to make dividend or liquidation payments on our Series C Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series C Preferred Stock and would be required to be paid before any payments could be made to holders of our Series C Preferred Stock.

Investors should not expect us to redeem the Series C Preferred Stock on the date the Series C Preferred Stock becomes redeemable or on any particular date afterwards.

We may not redeem the Series C Preferred Stock prior to June 30, 2015, except pursuant to the special redemption upon a Change of Ownership or Control discussed below. On and after June 30, 2015, we may redeem the Series C Preferred Stock for cash at our option, from time to time, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) to the redemption date.

Following a Change of Ownership or Control of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series C Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Ownership or Control has occurred, for cash equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 per share liquidation preference plus (y) the amount of any accumulated and unpaid dividends to, but not including, the change of control date (unless the change of control date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (B) the consideration per share of common stock in the Change of Ownership or Control, and (ii) $20.00, which we refer to as the “Share Cap.” The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend payable in shares of our common stock), subdivisions or combinations. We may not redeem the Series C Preferred Stock after a Change of Ownership or Control.

The Series C Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at our option upon a Change of Ownership or Control as described above or after June 30, 2015.

Any decision we may make at any time to redeem the Series C Preferred Stock will depend upon, among other things, our evaluation of our capital position, including the composition of our stockholders’ equity and general market conditions at that time.

The Series C Preferred Stock will be subordinate to the Series A Preferred Stock and Series B Preferred Stock.

The Series A Preferred Stock and Series B Preferred Stock rank senior to the Series C Preferred Stock. As of March 31, 2012, we have an aggregate outstanding of (i) 5,978 shares of our Series A Preferred Stock with an aggregate liquidation preference of approximately $8.3 million, and (ii) 9,802 shares of our Series B Preferred Stock, with an aggregate liquidation preference of approximately $9.8 million, that rank senior to our Series C Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution. Accordingly, we must satisfy our existing obligations to make dividend distributions to the holders of Series A Preferred Stock before we make distributions to holders of the Series C Preferred Stock. We were unable to pay dividends on our Series A Preferred Stock for the quarters ending March 31, 2009 through March 31, 2012. The amount of accrued dividends for the quarters ending March 31, 2009 through March 31, 2012 was satisfied by being added to the stated value of the shares of Series A Preferred Stock. In addition, the dividend rate on the additional stated value resulting from unpaid dividends is 10.0% of the stated value. In addition, in the event we liquidate, dissolve or wind up our operations, holders of Series A Preferred Stock and Series B Preferred Stock will be entitled to payment of their liquidation preference before distributions are available to holders of Series C Preferred Stock. As of March 31, 2012, the aggregate liquidation preference on the outstanding Series A Preferred Stock and Series B Preferred Stock was approximately $18.1 million.

Holders of Series C Preferred Stock have extremely limited voting rights.

Except as expressly stated in the certificate of designations governing the Series C Preferred Stock, as a holder of Series C Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action other than as provided in the certificate of designations. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets except to the extent that such transaction materially adversely changes the express powers, preferences, rights or privileges of the holders of Series C Preferred Stock. None of the provisions relating to the Series C Preferred Stock contains any provisions affording the holders of the Series C Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series C Preferred Stock, so long as the terms and rights of the holders of Series C Preferred Stock are not materially and adversely changed. See “Description of the Series C Preferred Stock in the Offering—Voting Rights” on page 71 of this prospectus.

The issuance of future offerings of preferred stock may adversely affect the value of our Series C Preferred Stock.

Our certificate of incorporation, as amended, currently authorizes us to issue up to 10,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. We may issue additional shares of Series C Preferred Stock and/or other classes of preferred shares that would rank on parity with or senior to the Series C Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution. The creation and subsequent issuance of additional classes of preferred shares on parity with or, with the consent of the holders of the Series C Preferred Stock, senior to our Series C Preferred Stock would dilute the interests of the holders of Series C Preferred Stock and any issuance of preferred stock that is senior to the Series C Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series C Preferred Stock.

The best efforts, no minimum structure of this offering may yield insufficient gross proceeds to cover our expenses, repay indebtedness, finance our operations, or execute on our business plan.

Our underwriters are offering the Series C Preferred Stock on a “best efforts” basis, and the underwriters are under no obligation to purchase any shares of Series C Preferred Stock for their own account. Our underwriters are not required to sell any specific number or dollar amount of securities in this offering, but will use their best efforts to sell the securities offered in this prospectus. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us.

Therefore, the success of this offering will impact, in large part, our ability to cover expenses, finance operations and repay existing indebtedness over the next 12 months. The underwriters are marketing this offering on a “best efforts,” no minimum basis, meaning that the underwriters will use their best efforts to sell our shares of Series C Preferred Stock in this offering to the public, but does not have any obligation to purchase our Series C Preferred Stock and does not ensure that a particular number of shares, if any, will be sold in this offering. If no shares are sold in this offering, or if we sell only a minimum number of shares yielding insufficient gross proceeds, we may be unable to cover our expenses (including the expenses incurred in connection with this offering), repay indebtedness (including indebtedness due on the closing of this offering), fund operations, or execute on our business plan. This would result in a material adverse effect on our business, prospects, financial condition, and results of operations.

You may be required to use other sources of funds to pay income taxes in respect of dividends received, or deemed to be received, on the Series C Preferred Stock in certain circumstances.

If we are required to pay dividends on the Series C Preferred Stock in shares of our common stock or additional shares of Series C Preferred Stock and this stock is not marketable at such time, you will be required to satisfy your income tax liability with respect to such dividends from other sources.

For additional information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page 91 of this prospectus.

Holders of the Series C Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series C Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series C Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series C Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series C Preferred Stock might decline.

For additional Information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page 91 of this prospectus.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Series C Preferred Stock.

If we are a U.S. real property holding corporation, which we believe we currently are, at any time within the five-year period preceding a disposition of Series C Preferred Stock by a non-U.S. holder or the holder’s holding period of the stock disposed of, whichever period is shorter, such non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition. However, so long as our Series C Preferred Stock is regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series C Preferred Stock if it holds and has held (during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) not more than 5% of the total outstanding shares of our Series C Preferred Stock.

For additional Information concerning these matters, see “Material U.S. Federal Income Tax Consequences” on page 91 of this prospectus.

Our Series C Preferred Stock is not generally convertible and purchasers may not realize a corresponding upside if the price of our common stock increases.

Our Series C Preferred Stock is not generally convertible into our common stock and earns dividends at a fixed rate. Accordingly, the market value of our Series C Preferred Stock may depend on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, our Series C Preferred Stock. Moreover, our right to redeem the Series C Preferred Stock on or after             , 2015 or in the event of a Change of Ownership or Control could impose a ceiling on its value.

Following a Change of Ownership or Control of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series C Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Ownership or Control has occurred, for cash equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 per share liquidation preference plus (y) the amount of any accumulated and unpaid dividends to, but not including, the change of control date (unless the change of control date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (B) the consideration per share of common stock in the Change of Ownership or Control, and (ii) $20.00, which we refer to as the “Share Cap.” The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend payable in shares of our common stock), subdivisions or combinations.

See the section of this prospectus entitled “Description of Series C Preferred Stock—Redemption” for more information of when the Series C Preferred Stock is convertible into shares of our common stock.

Investors may incur immediate dilution and may experience further dilution.

You may incur immediate dilution as a result of this offering. The offering price of our common stock will be higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you may incur if you purchase shares of our Series C Preferred Stock in this offering.

Risks Relating to the Ownership of Our Securities

Our common stock has only been publicly traded since January 2, 2008, and the price of our common stock has fluctuated substantially since then and may fluctuate substantially in the future.

Our common stock has been publicly traded only since January 2008. The price of our common stock has fluctuated significantly since then. From January 2, 2008, to May 16, 2012, the trading price of our common stock ranged from a low of $0.51 per share to a high of $25.45 per share and the closing trading price on May 16, 2012 was $1.64 per share. We expect our stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	Changing conditions in fuel markets;

•	Changes in financial estimates by securities analysts;

•	Changes in market valuations of comparable companies;

•	Additions or departures of key personnel;

•	Future sales of our capital stock;

•	Tax and other regulatory developments;

•	Our ability to develop and complete facilities, and to introduce and market the energy created by such facilities to economically viable production volumes in a timely manner; and

•	Other factors discussed in this “Risk Factors” section and elsewhere in this document.

We may fail to meet expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

If we issue additional shares in the future, it will result in dilution to our existing stockholders.

Our amended and restated certificate of incorporation does not permit the holders of our common stock the right to subscribe for additional shares of capital stock upon any issuance or increase thereof. As a result, if we choose to issue additional shares of common stock or securities convertible into common stock, our stockholders may be unable to maintain their pro rata ownership of common stock. The issuance of additional securities will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares or securities convertible into or exercisable for shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders who do not purchase such shares. Further, such issuance may result in a change of control of our company. There is no assurance that further dilution will not occur in the future.

We may issue shares of our capital stock or debt securities to complete a business combination or acquire assets, which would dilute the equity interest of our stockholders and could cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of March 31, 2012, there were 61,910,088 authorized but unissued shares of our common stock available for issuance and 9,879,024 shares of preferred stock available for issuance.

As of March 31, 2012, the number of shares of our common stock subject to outstanding options, warrants, convertible debentures, convertible promissory notes, Series A Preferred Stock and Series B Preferred Stock was 20,352,616. As of March 31, 2012, we had no commitments to issue additional shares of common stock and we will, in all likelihood, issue a substantial number of additional shares of our common stock, preferred stock or convertible securities, or a combination of common stock, preferred stock and convertible securities, to the stockholders of a potential target or in connection with a related simultaneous financing to complete a business combination or asset purchase. The issuance of additional common stock, preferred stock or convertible securities may:

•	significantly dilute the equity interest of current stockholders in our Company;

•	subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to holders of our common stock;

•

cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and possibly result in the resignation or removal of some or all of our present officers and directors; and

•	adversely affect prevailing market prices for our common stock.

Similarly, our issuance of additional debt securities could result in the following:

•	default and foreclosure on our assets if our operating revenues after a business combination or asset purchase are insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness, even if we have made all principal and interest payments when due, if the debt security contains covenants that require the maintenance of certain financial ratios or reserves, or change of control provisions, and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

Our ability to successfully effect a business combination and to be successful afterwards will be dependent upon the efforts of our key personnel, and others hired to manage the acquired business and whom we would have only a limited ability to evaluate.

Our ability to successfully effect a business combination will be dependent upon the efforts of our key personnel. However, we cannot presently ascertain the future role of our key personnel in the target business. While we intend to closely scrutinize any individuals we engage in connection with a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating as part of a public company which could cause us to have to expend time and resources familiarizing them with such requirements. This process could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers’ and directors’ allocation of their time to other business interests could have a negative impact.

All of our officers are required to commit their full work hour time to our business affairs, with the exception of Mr. Evans and Mr. Krueger. Due to existing management and board of director positions and other business interests that Mr. Evans maintains with other companies, including Magnum Hunter Resources Corporation, Mr. Evans cannot commit all of his work hours to GreenHunter. Mr. Krueger is also an officer with Magnum Hunter Resources Corporation. However, subject to Board approval where appropriate, all material corporate, strategic and financial decisions will be reviewed and ultimately decided by Mr. Evans.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate attractive business combinations.

We expect to encounter intense competition from other entities with business objectives similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well-established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors may possess greater technical, human and other resources than we do, and our financial resources may be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. If we are unable to successfully complete an acquisition of a target business, our business plan will be thwarted and investors may lose their entire investment.

We may be unable to obtain additional financing, if required, to complete a business combination, asset purchase or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination or asset purchase.

We cannot ascertain the capital requirements for any particular transaction. If the net proceeds of any specific capital raise prove to be insufficient, either because of the size of the business combination or asset purchase, we may be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination or asset purchase, we would be compelled to restructure the transaction or abandon that particular business combination or asset purchase and seek an alternative target. In addition, if we consummate a business combination or asset purchase, we may require additional financing to fund the operations or growth of the target. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

In the event we cannot comply with the requirements of the Sarbanes-Oxley Act of 2002 or we acquire a business that is unable to satisfy regulatory requirements relating to internal controls, or if our internal controls over financial reporting are not effective, our business and our stock price could suffer.

As a reporting public company, we are currently subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, such statute also requires an evaluation of any target business acquired by us. Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive evaluation of their internal controls, including an evaluation of any target businesses acquired by a company. In the event the internal controls over financial reporting of a target business cannot satisfy the regulatory requirements relating to internal controls or if these internal controls over financial reporting are not effective, we may not be able to complete a business combination with the target business without substantial cost or significant risks to our company or our management may be unable to certify as to the effectiveness of the internal controls following the completion of a business combination. Our efforts to comply with Section 404 and related regulations regarding our management's required assessment of internal controls over financial reporting may require the commitment of significant financial and managerial resources or may prevent a business combination with certain target businesses. If we fail to timely complete our evaluation, if our management is unable to certify the effectiveness of the internal controls of our company or the acquired business, we could be subject to regulatory scrutiny and loss of public confidence, which could have an adverse effect on our business and our stock price.

Our outstanding options, warrants, convertible debentures, convertible promissory notes, and convertible preferred stock may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We have issued options to purchase 10,852,250 shares of common stock, warrants to purchase 3,486,250 shares of common stock, debentures convertible (upon redemption) into 1,901,958 shares of our common stock, promissory notes convertible into 1,218,414 shares of our common stock, and preferred stock convertible into 2,893,744 shares of common stock, as of March 31, 2012. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these options and warrants or conversion of the preferred stock could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised or converted, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our options, warrants and preferred stock may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of a sale, of the shares underlying the options, warrants and preferred stock could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If, and to the extent, these options, warrants and preferred stock are exercised or converted, respectively, you may experience dilution to your holdings.

We do not intend to pay dividends on our common stock and thus stockholders must look solely to appreciation of our common stock to realize a gain on their investments.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements, and investment opportunities. Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment. This appreciation may not occur.

Our charter documents and Delaware law may inhibit a takeover.

In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Series C Preferred Stock and our common stock. Our Certificate of Incorporation, Bylaws and certain other agreements contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to, the following:

•	staggered-terms of service for our board of directors;

•	the authorization of the board of directors to issue shares of undesignated preferred stock in one or more series without the specific approval of the stockholders;

•	the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings; and

•

the fact that special meetings of the stockholders may be called only by our Chairman, President , upon the request of a majority of our board of directors, or by the President or Secretary at the request in writing of the holders of not less than 30% of all the shares issued, outstanding and entitled to vote.

All of these provisions could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements and information contained in this prospectus and the documents incorporated by reference herein that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, budgets, projected costs, capital expenditures, savings and plans, competition, future inventories, projects and programs, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our activities, market conditions in the renewable energy and water management industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based upon current beliefs and expectations of management and are subject to numerous assumptions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed in the section entitled “Risk Factors” above and elsewhere in this prospectus and the documents we have incorporated by reference herein.

Because forward-looking statements are subject to risks and uncertainties, our actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this prospectus. Other unknown or unpredictable factors may cause our actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

At our offering price of $         per share of our Series C Preferred Stock, we estimate the net proceeds to us from the sale of 600,000 shares of Series C Preferred Stock that we are selling in this offering will be approximately $         million, after deducting the underwriting commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed public offering price of $         per share would increase or decrease, respectively, the net proceeds to us by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions.

Of the net proceeds from this offering, we expect to use approximately:

	Midpoint (1)	Low Range(2)	High Range(3)	% of Proceeds
SWD Well Acquisitions/Development	$5,900,000	$4,400,000	$6,800,000	49%
New Product R&D	$400,000	$300,000	$400,000	3%
Acquisition of Rolling Stock / Rental Equipment(4)	$1,600,000	$1,200,000	$1,800,000	13%
Repayment of Indebtedness(5)	$1,800,000	$1,300,000	$2,100,000	15%
Working Capital	$300,000	$300,000	$400,000	3%
General Corporate Purposes	$2,000,000	$1,500,000	$2,300,000	17%

Total:	$12,000,000	$9,000,000	$13,800,000

(1)	Midpoint range assumes approximately 87% of the shares of Series C Preferred Stock are sold in the offering.
(2)	Low range assumes approximately 66% of the shares of Series C Preferred Stock are sold in the offering.
(3)	High range assumes all shares of Series C Preferred Stock are sold in the offering.
(4)	With the proceeds from this offering, we intend to acquire additional tractor trailers, vacuum pump equipment, and frac tanks as we need to continue to keep pace with our business. We do not expect to require additional funds to purchase such equipment at this time if this offering is successful. Tractor trailers with vacuum pumps cost approximately $200,000 each, and frac tanks cost approximately $400,000 each.
(5)	We intend to repay approximately $900,000 in debt which we incurred with an interest rate of 14% and a maturity date of December 31, 2012, and a portion of the note to Triad Hunter with a principal amount of approximately $2.2 million at an interest rate of 10% and a maturity date of February 17, 2017. The note to Triad Hunter was used to finance the acquisition of Hunter Disposal, LLC in February 2012.

The amounts actually spent for these purposes may vary significantly and will depend on a number of factors, including our operating costs and other factors described under “Risk Factors.”

Should the net proceeds obtained from this offering be substantially lower than the maximum possible, we will apply any net proceeds actually obtained to the activities in the ratio listed above. Accordingly, management will retain broad discretion as to the allocation of the net proceeds of this offering. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. We cannot predict whether the proceeds invested in such short-term securities will yield a favorable return.

DETERMINATION OF OFFERING PRICE

The anticipated purchase price of $         per share of Series C Preferred Stock offered in this offering was determined by our board of directors, in consultation with our underwriters, MLV & Co. LLC and Northland Capital Markets. We did not seek or obtain an opinion of a financial advisor in establishing the purchase price. The purchase price will not necessarily be related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our Series C Preferred Stock to be offered in this offering. You should not assume or expect that, after this offering, our shares of Series C Preferred Stock or common stock will trade at or above the purchase price in any given time period.

The market price of our Series C Preferred Stock and common stock may decline during or after this offering, and you may not be able to sell the shares of Series C Preferred Stock or any shares of common stock obtained following conversion, if any, of the Series C Preferred Stock at a price equal to or greater than the purchase price. You should obtain a current quote for our Series C Preferred Stock, once listed, and make your assessment of our business and financial condition, our prospects for the future and the terms of this offering.

DILUTION

Our net tangible book value as of March 31, 2012, was approximately $11.1 million, or $0.40 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of shares of our common stock outstanding. Assuming the conversion of our Series C Preferred Stock to common stock, our net tangible book value per share of common stock would be approximately $0.30.

After giving effect to the sale of 600,000 shares of Series C Preferred Stock at the assumed offering price of $         per share and after deducting the underwriting commissions and estimated offering expenses payable by us, our as-adjusted net tangible book value of our common stock as of March 31, 2012 would have been approximately $25.2 million, or $0.67 per share of common stock (assuming conversion(1) of our Series C Preferred Stock). This represents an immediate increase in the net tangible book value of $0.27 per share to existing stockholders and an immediate dilution of $1.23 per share to new investors participating in this offering.

The following table illustrates this per share dilution to new investors assuming conversion(1) of our Series C Preferred Stock into common stock and completion of the offering:

Conversion price (assumed)	$1.90
Net tangible book value per share as of March 31, 2012	$0.40
Increase in net tangible book value per share attributable to this offering	0.27

As adjusted net tangible book value per share after this offering	0.67

Dilution per share to new investors in this offering	$1.23

A $1.00 increase or decrease in the assumed offering price of $         per share of our Series C Preferred Stock would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all stockholders, by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting commissions.

(1)	Assuming maximum number of shares of common stock issuable upon conversion of the shares of Series C Preferred Stock upon certain conditions in a change of control using consideration of $1.90 per share of common stock (the closing price per share of our common stock on May 14, 2012).

CAPITALIZATION

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

The following table sets forth our capitalization as of March 31, 2012 on a historical basis. The information in the table below excludes, as of March 31, 2012, conversion of any shares of Series C Preferred Stock or issuance of common stock in lieu of cash dividends payable on the Series C Preferred Stock.

As of March 31, 2012

(Unaudited)

GreenHunter Energy, Inc.
Cash and cash equivalents	$2,419,784

Long Term Debt (including current portion):
Notes Payable	$6,836,071
Notes Payable to Related Party	839,269
Redeemable Debentures	4,893,388

Total debt	$12,568,728

Shareholders’ Equity:
Series A 8% convertible preferred stock, $.001 par value, $1,384 stated value, 5,978 issued and outstanding, and liquidation preference of $8,270,977	$8,270,977
Series B convertible preferred stock, $.001 par value, $1,000 stated value, 9,802 issued and outstanding and liquidation preference of $9,802,000	9,802,000
Series C preferred stock, $.001 par value, $25 stated value, 105,191 issued and outstanding and liquidation preference of $2,629,775	2,629,775
Common stock, $.001 par value, 90,000,000 authorized shares, 28,089,912 issued and outstanding	28,090
Additional paid-in capital	98,454,282
Accumulated deficit	(106,036,399)
Treasury stock, at cost, 10,485 shares	(156,110)
Unearned common stock in KSOP, at cost, 15,200 shares	(225,913)

Total stockholders’ equity	12,766,702

Total capitalization	$25,335,430

The number of shares of common stock outstanding used for existing stockholders is based on 28,089,912 shares of our common stock outstanding as of March 31, 2012 and excludes: (i) 10,852,250 shares of common stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of approximately $6.77 per share; and (ii) 9,500,366 shares of common stock issuable upon the conversion and exercise of the outstanding Series A and B Preferred Stock, debentures, convertible notes, and warrants.

A $1.00 increase or decrease in the assumed public offering price of $         per share of Series C Preferred Stock would increase or decrease, respectively, each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting commissions.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the operation, growth and development of our business. In addition, we are currently prohibited from declaring dividends on our common stock and the Series C Preferred Stock before we pay accrued dividends on our Series A Preferred Stock, but we are able to add the accrued but unpaid dividends to the stated value of the Series A Preferred Stock, thus allowing us to pay dividends on our Series C Preferred Stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

RATIOS OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and our ratios of earnings to combined fixed charges and tax-adjusted preferred stock dividends were as follows for the periods indicated in the table below. The following section also explains the calculations and key terms.

	As Adjusted For the Three Months Ended March 31, 2012	For the Three Months Ended March 31, 2012	For the Years Ended December 31,
			2011	2010	2009
Fixed Charges:
Interest Charges		$205,681	$781,791	$682,792	$768,932
Series A Convertible Preferred Dividends		168,461	679,106	655,841	775,782
Series B Perpetual Preferred Dividends		—	—	—	—
Series C Preferred		26,942	—	—	—

Total Fixed Charges		$401,084	$1,460,897	$1,338,633	$1,544,714
Loss Before Taxes and Non-controlling Interest		$(848,868)	$(4,817,404)	$(3,484,565)	$(7,052,286)
Fixed Charges (Calculated Above)		401,084	1,460,897	1,338,633	1,544,714
Capitalized interest		—	—	(626,286)	—

Earnings		$(447,784)	$(3,356,507)	$(2,772,218)	$(5,507,572)
Ratio of Earnings to Fixed Charges with Preferred Dividend(1)		— (5)	— (4)	— (3)	— (2)

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.
(2)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $7,052,286.
(3)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $3,484,565.
(4)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2011 by $4,817,404.
(5)	Earnings were inadequate to cover fixed charges for the three months ended March 31, 2012 by $848,868.

SELECTED FINANCIAL DATA

The income statement and statement of cash flows data for the three-months ended March 31, 2012, and the year ended December 31, 2011, and the balance sheet data as of March 31, 2012 and as of December 31, 2011 have been derived from our unaudited and audited financial statements included elsewhere in this prospectus. The income statement and statement of cash flows data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2010 and 2009 have been derived from our audited financial statements.

The historical results are not necessarily indicative of the results to be expected for any future periods. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 37 of this prospectus and our financial statements and the notes included elsewhere in this prospectus.

	As-Adjusted For the Three Months Ended March 31, 2012	For the Three Months Ended March 31, 2012	For the Years Ended December 31,
			2011	2010	2009
Income Statement Data
Revenues		$2,268,515	$1,105,340	$—	$—
Net income (loss)		(848,868)	(5,496,510)	19,981,755	(16,194,212)
Earnings (loss) per share, basic and diluted		(0.03)	(0.22)	0.89	(0.75)
Cash dividends declared per common share		—	—	—	—
Statement of Cash Flows Data
Net cash provided by (used in)
Operating activities		$1,390,935	$(1,569,011)	$(5,980,728)	$333,960
Investing activities		(1,329,306)	600,965	(1,222,169)	10,611,298
Financing activities		2,273,332	871,398	469,987	(4,706,380)
Balance Sheet Data
Property and equipment, net(1)		$29,867,526	$20,892,668	$21,250,531	$19,498,763
Total assets(2)		36,380,873	23,166,080	23,418,012	68,818,279
Total debt(3)		12,568,728	8,511,878	9,102,756	8,414,325
Stockholders’ equity (deficit)		12,766,702	6,817,331	7,545,043	(14,772,070)

(1)	Reflects reclassification of $36.5 million to discontinued operations as of December 31, 2009.
(2)	Includes assets held for sale of $41.4 million as of December 31, 2009.
(3)	Reflects reclassification of $20.0 million to discontinued operations as of December 31, 2009.

A $1.00 increase or decrease in the assumed public offering price of $     per share of Series C Preferred Stock would increase or decrease, respectively, the total assets and stockholders’ equity line items in the balance sheet data above by approximately $     million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting and commissions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our financial condition and results of operations. The discussion contains forward-looking statements that involve risks and uncertainties (see “Special Note Regarding Forward-Looking Statements” above). Actual events or results may differ materially from those indicated in such forward-looking statements. The discussion should be read in conjunction with the financial statements and accompanying notes included herewith. The discussion should not be construed to imply that the results contained herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment by our management.

Overview

We are a corporation with a plan to acquire and operate assets in the renewable energy sectors of biomass, biofuels, geothermal, solar, wind, and water management. We currently have ongoing business initiatives in biomass through GreenHunter Mesquite Lake, LLC, or Mesquite Lake. It is our goal to become a leading provider of clean energy products and water management solutions. In addition, we have recently implemented a new business strategy of focusing on the water resource management business as it relates to the oil and gas industry, which we describe in further detail below in the section entitled “Business.”

We believe that our ability to successfully compete in the renewable energy and clean water industries depends on many factors, including the location and low cost construction of our planned facilities, execution of our acquisition strategy, development of strategic relationships, achievement of our anticipated low cost production model, access to adequate debt and equity capital, proper and meaningful governmental support including tax incentives and credit enhancements, and recruitment and retention of experienced management.

Current Plan of Operations and Ability to Operate as a Going Concern

Our financial position has been adversely affected by our lack of working capital and the overall deterioration across all capital markets, particularly those for renewable energy companies. The lack of consistent and meaningful governmental support with tax incentives and other credit enhancements has had a serious detrimental effect on our previously planned business operations.

As of March 31, 2012, we had a working capital deficit of $12.9 million which includes $4.4 million related to earlier construction activities at our biomass facility at Mesquite Lake and $4.9 million in redeemable debentures with recourse only against the equity interests of GreenHunter Mesquite Lake, LLC, which holds the ownership of the Mesquite Lake facility.

We have continued to experience losses from ongoing operations. These factors have raised doubt about our ability to continue as a going concern. We have begun to generate revenue from our water management activities. We have received a number of capital advances from our Chairman and Chief Executive Officer in exchange for promissory notes that have been consolidated and extended to December 31, 2012. On August 15, 2011, the letter of guarantee from our Chairman and Chief Executive Officer was increased for up to $2.0 million of credit support if needed to fund future operations. The total amount loaned against this letter of guarantee is approximately $839,000 resulting in a remaining guarantee of $1.2 million as of March 31, 2012.

Execution of our business plan for the next twelve months requires the ability to generate cash to satisfy planned operating requirements. We plan on raising additional capital in the amount of up to approximately $13.4 million in gross proceeds from the sale of Series C Preferred Stock in this offering. We expect to receive $4.3 million and $500,000 in proceeds from the sale of our Ocotillo wind energy project during 2012 based upon the purchaser’s progress on the permitting approval with regulatory agencies and their expressed intention to begin construction on this project in 2012. Along with the revenue generated from our water management activities, which includes the operations of recently acquired Hunter Disposal, LLC discussed below, and letter of guarantee and credit support, we anticipate having sufficient cash reserves to meet all of our anticipated operating obligations for the next twelve months. Planned capital expenditures are wholly dependent on the Company's ability to secure additional capital. As a result, we are in the process of seeking additional capital through a number of different alternatives, and particularly with respect to procuring working capital sufficient for the development of our various water management projects in order that we have a business segment that can generate positive cash flow to sustain operations. We continue to pursue numerous opportunities in the water resource management business as it relates to the oil and gas industry.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee of the Board of Directors for each company. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company's restricted common stock with a fair market value of $3.3 million, 22,000 shares of our Series C Preferred Stock with a stated value of $100 per share, or $2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we amended the stated liquidation value of our Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources, Corporation, entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC. During the year ended December 31, 2011, Hunter Disposal, LLC had positive cash flow from operations which exceeded the Company's deficit in cash flow from operations for the same period. Hunter Disposal entered into a significant service contract with a major oil and gas company during the second half of 2011 which further expands our water management activities for 2012.

During the three months ended March 31, 2012, holders of $392,000 of our Series B Debentures elected to convert their principal and accrued interest into shares of our Series C Preferred Stock. Subsequent to March 31, 2012, we have received irrevocable agreements from other holders of our Series B Debentures to convert an additional $1.3 million of our Series B Debentures into our Series C Preferred Stock.

There can be no assurance that we will be successful in generating sufficient cash flows to fund our planned development activities related to our water management business, or that the operations of our water management business will generate sufficient cash flows to fund our ongoing operations subsequent to its development. If we are unsuccessful in raising sufficient capital to fund the development of our water management business, or if our water management business fails to generate sufficient cash flows to fund our ongoing operating cash flow needs subsequent to its development, we will be required to seek alternative financing, sell our assets, or any combination thereof. Further, considering our financial condition, we may be forced to accept financing or sell assets at terms less favorable than would otherwise be available.

BioMass

In May 2007, we acquired Mesquite Lake which owns an inactive 18.5 megawatt (nameplate capacity) biomass waste-to-energy electricity facility located on a 40-acre site in unincorporated Imperial County, California. We began refurbishing the plant during 2008. During 2008, we found that the existing air permit for the plant was not sufficient to support our planned operations, and we put this project on hold during the fourth quarter of 2008 while we went through the re-permitting process. We executed a new power purchase agreement for this facility in October 2009 and we obtained the air permit in July 2010. The renewable power incentives instituted in the past year have resulted in a situation which makes the refurbishment of the facility economically viable.

Phase I of the facility consists of the construction, refurbishment, installation and equipping of the facility to generate (on a net basis) a total of 15.6 MW of electric power. Phase II of the facility consists of the construction, refurbishment, installation and equipping of the facility to generate (on an aggregate net basis) a total of 23.4 MW of electric power. GreenHunter Mesquite Lake estimates total cost of remaining construction and refurbishment to be approximately $52 million for which management is in the process of seeking additional capital through a number of alternatives. California has an abundance of wood waste to be disposed of on an annual basis. Wood waste haulers typically dispose of wood waste in landfills, or the waste is taken to other sources such as a biomass plant.

Mesquite Lake is located in a region that the U.S. Bureau of Labor Statistics registers as having the highest unemployment rate in the United States of 27.3 percent, and the Imperial Valley Economic Development Corporation estimates that approximately 642 jobs will be directly or indirectly created as a result of the project development.

We had no significant revenues or operating expenses related to Mesquite Lake during the three months ended March 31, 2012 and 2011

Wind Energy

Until April 2007, our primary business was the investment in and development of wind energy farms. We continue to own rights to a potential wind energy farm located in southern California. The significant decrease in natural gas prices over the past several years has caused a similar decline in wholesale electric prices which has caused our ability to develop new wind projects to be commercially uneconomical.

Other than the expected receipt of $500,000 and $4.3 million from the sale of our interests in the Ocotillo wind project in 2012, we do not intend to continue operations in wind energy.

We had no significant revenues or operating expenses related to wind energy during the three months ended March 31, 2012 and 2011.

Solar Energy

According to the National Renewable Energy Laboratory (NREL), average annual irradiance per square meter in the Imperial County is 6.23 kilowatt hours per day. Our Mesquite Lake biomass facility is located on a 40-acre parcel of which 30 acres could be utilized for the biomass operation leaving 10 to 15 acres for the development of additional renewable energy projects. During the first quarter of 2010, we formed a new subsidiary to explore the development of a solar energy farm on our Mesquite Lake project site and completed a generator interconnection request with the Imperial Irrigation District (IID). On March 16, 2010 we were notified that IID had preserved an interconnection queue position for our solar project. Subject to regulatory and permitting approvals, we believe there are unique economic and operational advantages to building a solar farm on this site most significant being the ability to share existing interconnection infrastructure with the biomass facility.

We had no revenues or operating expenses related to solar energy during the three months ended March 31, 2012 and 2011.

Results of Operations

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011:

Total Revenues

Our total revenue for the 2012 three month period was approximately $2.3 million versus $0 during the similar 2011 period. The increase is due to revenue generated through our water management operations beginning in late 2011 and which increased significantly upon the acquisition of Hunter Disposal on February 17, 2012. For the period from February 17, 2012 to March 31, 2012, we had revenues of $1.9 million from Hunter Disposal which included $739,000 in water disposal revenue, $1.1 million in transportation revenue, and $88,000 in water storage and other revenue. We expect our revenues to continue at this level or slightly higher additionally we are looking for additional locations which will further expand our revenue potential.

Operating Costs

Our operating costs were $1.3 million for the three months ended March 31, 2012 and $0 for the three months ended March 31, 2011. The increase is due to operating costs incurred by our water management operations, including $1.2 million in operating costs for the period from February 17, 2012 to March 31, 2012 for Hunter Disposal. We expect our costs including transportation costs to decline in relation to revenue as we use more of our trucks to haul water and provide services.

Depreciation Expense

Our depreciation expense for the three months ended March 31, 2012 was $192,000, including $88,000 for Hunter Disposal. For the same period in 2011, our depreciation expense was $48,000. The increase is due to Hunter Disposal and GreenHunter Water.

Selling, General and Administrative Expense

Selling, general and administrative expense (“SG&A”) was approximately $1.2 million and $1.1 million during the three months ended March 31, 2012 and 2011, respectively. The increase is due to higher share based compensation expense during the 2012 period of $496,000 and $58,000 in expenses related to Hunter Disposal from February 17, 2012 to March 31, 2012.

Operating Income/Loss

Our operating loss was $448,000 in the 2012 period versus $1.2 million in the 2011 period. The decrease in the operating loss is due to operating income generated by our water management operations. Hunter Disposal generating operating income of $608,000 from the acquisition date of February 17, 2012 through March 31, 2012.

Other Income and Expense

Other expense was $206,000 in the 2012 period compared to other expense of $129,000 for the 2011 period. The increase in other expense was due to the interest expense on note payables for the acquisition of Hunter Disposal and on equipment purchases for GreenHunter Water.

Preferred Stock Dividends

Dividends on our preferred stock were $195,000 in the 2012 period versus $172,000 in the 2011 period. The increase in preferred dividends is the result of accrued dividends for Series C Preferred Stock as well as increased stated value of our Series A Preferred Stock resulting from accrued dividends transferred to additional stated value. The increase in accrued dividends on the Series C Preferred Stock issued in the acquisition of Hunter Disposal was $26,000.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010:

Total Revenues

Our total revenue was approximately $1.1 million in 2011 compared to $0 in 2010. The increase is due to storage and other revenue generated through our water management segment.

Operating Costs

Our operating costs were $1.1 million for the year ended December 31, 2011 and $0 for the year ended December 31, 2010. The increase is due to operating costs incurred by our water management segment.

Selling, General and Administrative Expense

Selling, general and administrative expense, or SG&A, was approximately $4.2 million and $5.1 million during the year ended December 31, 2011 and 2010, respectively.

Unallocated corporate SG&A decreased approximately $698,000 between the two periods, from $4.5 million to $3.8 million. The decrease is due to a decrease in stock compensation of $808,000 and a decrease in brokers' fees of $436,000 partially offset by increases in legal fees of $278,000 and other SG&A items of $268,000.

BioMass SG&A decreased by $300,000 during the 2011 period due to a $284,000 decrease in bank fees and a $516,000 decrease in legal fees partially offset by a refund received in 2010 of approximately $578,000 and other SG&A items of $78,000.

Water management SG&A was $91,000 in 2011 compared to $0 in 2010.

Operating Income/Loss

Our operating loss was $4.3 million in the 2011 period versus $5.4 million in the 2010 period. The decrease in the operating loss is due to operating income generated by our water management segment as well as the decrease in unallocated corporate and our BioMass segment SG&A described above.

Our water management segment generated an operating loss of $51,000 and $0 for the year ended December 31, 2011 and 2010, respectively. The operating loss in the 2011 period resulted from storage rental services of $938,000, product sales of $72,000, and other revenues of $95,000 offset by cost of goods and services of $1.1 million.

Our BioMass segment generated an operating loss of approximately $297,000 and operating loss of $597,000 during the year ended December 31, 2011 and 2010, respectively. The decrease in operating loss is due to the decrease in SG&A costs incurred by the BioMass segment as described above.

Our unallocated corporate operating loss was $4.0 million for the 2011 period compared to operating loss of $4.7 million during the 2010 period. The decrease in loss resulted from decreased SG&A expenses described above.

Other Income and Expense

Other expense was $507,000 in the 2011 period compared to other income of $1.9 million for the 2010 period. The decrease in other income is due to the settlement of trade payables at less than full value in the 2010 period versus none in the 2011 period, net of unrealized loss on convertible securities of $186,000 in 2011 versus $1.0 million in 2010.

Preferred Stock Dividends

Dividends on our preferred stock were $679,000 in the 2011 period versus $656,000 in the 2010 period. The increase in preferred dividends is the result of accrued dividends converted into stated value which accrue dividends at a rate of 10%. The stated value increase is partially offset by the effect of the conversion of $1.8 million of preferred units to common shares in June 2011.

Liquidity and Capital Resources

Cash Flow and Working Capital

As of March 31, 2012, we had cash and cash equivalents of approximately $2.4 million and a working capital deficit of $12.9 million as compared to cash and cash equivalents of $22,000 and working capital deficit of $7.4 million, as of March 31, 2011. Our working capital deficit as of March 31, 2012 included $4.4 million related to earlier construction activities at our Mesquite Lake Biomass Plant and $4.9 million in redeemable debentures with recourse only against the equity interests of GreenHunter Mesquite Lake, LLC, which holds the Mesquite Lake Plant.

Operating Activities

During the three months ended March 31, 2012, operating activities provided $1.4 million versus used $843,000 by operating activities during the three months ended March 31, 2011. Since we acquired Hunter Disposal on February 17, 2012, our cash flows from operating activities have significantly increased. During the forty-four day period we owned it through March 31, 2012, Hunter Disposal provided $1.6 million of cash flows from operating activities, which included changes in items comprising working capital of $854,000. We expect cash flows from operating activities for the next twelve months will be sufficient to meet our operating needs. See additional liquidity discussion at Note 2 to our Consolidated Unaudited Financial Statements.

Financing Activities

During the three months ended March 31, 2012, our financing activities provided $2.3 million compared to $684,000 for the three months ended March 31, 2011. The cash provided during the 2012 period resulted from proceeds of $30,000 from the exercise of warrants and proceeds from borrowing on notes payable of $2.4 million. We made payments on notes payable of $168,000 during the three months ended March 31, 2012. In the 2011 period, the cash provided by financing activities was due to proceeds from the issuance of common stock and warrants under our private placement offering, net of repayment on notes payable.

It will be necessary for us to obtain additional financing to fund our expected investing activities. This funding may come from a variety of sources, including debt, equity, and issuance of our Series C Preferred Stock.

Note Payable

During 2011 we entered into various notes payable for the purchase of water hauling trucks bearing fixed interest rates of 4.25% and 5.0%. The notes have maturity dates of February 2017 and December 9, 2014 and have $815,765 outstanding at December 31, 2011.

Note Payable to Related Party

On September 29, 2010 and December 30, 2010, the Company entered into a promissory note with our Chairman and Chief Executive Officer for $600,000 and $260,000, respectively, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10%. The promissory notes were extended to April 30, 2011. The promissory note was offset against related party receivable balance of $93,043 at December 31, 2010.

During the year ended December 31, 2011, the Company has borrowed an additional $670,000 under the promissory notes. On May 6, 2011, the maturity date was extended to December 31, 2011 and accrued interest of $42,000 was added to the principle balance. The maturity date was subsequently extended to December 31, 2012 and the interest rate was increased to 14%. During the year ended December 31, 2011, related party receivable balances of approximately $70,000 were offset against the promissory note.

On June 21, 2011, principal in the amount of $500,000 from the 10% promissory note was converted to 250,000 units which were offered under our private placement of common stock and warrants. See Note 9, Stockholders Equity, for more information.

The balance under these promissory notes was $889,269 at December 31, 2011, and $766,957 at December 31, 2010. The notes are convertible into common stock at the holder's option based on the closing price of the Company's common stock on the day prior to the election to convert.

Investing Activities and Future Requirements

Capital Expenditures

During the first three months of 2012, we had capital expenditures of $420,000, including $248,000 for trucks, $118,000 to make improvements at a water injection well, and $50,000 for computer software in connection with our acquisition of Hunter Disposal.

Forecast

For 2012, we have not adopted a formal corporate capital expenditure budget due to our current lack of capital resources. We have formulated specific project budgets and will adopt a formal corporate capital expenditure budget upon securing necessary financing commitments.

BioMass

BioMass is seeking financing for a minimum of $24 million and a maximum of $54 million in capital expenditures in 2012 for refurbishment and expansion costs at the Mesquite Lake biomass facility in unincorporated Imperial County, California.

Wind Energy

Wind Energy is not currently planning on any capital expenditures in 2011 due to adverse economic conditions for wind projects.

Water Resource Management

Recent improvements in drilling and completion technologies have unlocked large reserves of hydrocarbons in multiple unconventional resources plays in North America. These new drilling methods often involve a procedure called hydraulic fracturing or hydrofracking. This process involves the injection of large amounts of water, sand and chemicals under high pressures into rock formations to stimulate production. Unconventional wells can require three to twelve million gallons of water to complete a hydrofracking procedure. Some portion of the water used in production process will return to the surface as a by-product or waste stream; this water is commonly referred to by operators in the oil and gas industry as frack-flowback. In addition to frack-flowback, oil and natural gas wells also generate produced salt water or brine which is water from underground formations that is brought to the surface during the normal course of oil or gas production. Because the water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. The physical and chemical properties of produced water vary considerably depending on the geographic location of the field, the geologic formation, and the type of hydrocarbon product being produced. Produced water properties and volume also vary through the lifetime of a reservoir.

Produced water is the largest volume by-product or waste stream associated with oil and gas exploration and production. Although the details on generation and management of produced water are not well understood on a national scale, the U.S. Department of Energy's National Energy Technology Laboratory (NETL) estimates that the total volume of produced water generated by U.S. onshore and offshore oil and gas production activities in 2007 was nearly 21 billion barrels or 882 billion gallons (1 barrel equals 42 U.S. gallons).

While produced water (also known as oil field brine or brine due to its high salinity content) can be reused if certain water quality conditions are met, approximately 95 percent of U.S. onshore produced water generated by the oil and gas industry is disposed of by using high-pressure pumps to inject the water into under-ground geologic formations or is discharged under National Pollutant Discharge Elimination System (NPDES) permits. The remaining 5 percent is managed through beneficial reuse or disposed through other methods including evaporation, percolation pits, and publicly owned treatment works.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing are expected to result in increased costs and additional operating restrictions for oil and gas explorers and producers. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens for oil and natural gas operators. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in the unconventional shale resource formations and increase costs of compliance and doing business for oil and natural gas operators.

Our management, which has significant backgrounds in the oil and natural gas industry, has identified water reuse and water management opportunities in the energy industry as a potentially high growth opportunity and is exploring various ways to reposition us to serve this growing segment through joint ventures, targeted acquisitions and development of water management technologies including facilities for underground injection for disposal, accelerated evaporation, pre-treatment of water for underground injection for increasing oil recovery, offsite commercial disposal, onsite remediation and beneficial reuse.

GreenHunter Water, LLC, or GreenHunter Water, our wholly owned subsidiary, is focused on water resource management specifically as it pertains to the unconventional oil and natural gas shale resource plays with current business operations in the Appalachian and South Texas basins. GreenHunter Water is committed to providing a full range of solutions to address producers' current needs and is built upon an identified need in the oilfield, to deliver a Total Water Management Solution™ to our customer base through long term agreements. Our Total Water Management Solutions™ are custom developed to meet producers' water resource planning needs. These solutions include owning and operating saltwater disposal facilities, fluids handling and hauling and logistics services, frac tank and next-generation modular above-ground tank rentals, mobile water treatment technologies and remote asset tracking to provide as value added services to our customers.

We have filed an application with the United States Patent and Trademark Office to register the term “Total Water Management Solutions” as a proprietary trademark for use in our customer-facing marketing materials. Within our water management business our branded water services and products include Frac-Cycle™ and RAMCAT™. Frac-Cycle is a technology-agnostic water treatment system for oilfield water recycling and reuse that is customized to meet the unique recycling characteristics of frack-flowback and produced water. Our Frac-Cycle systems are designed to return either clean brine or fresh water that can be used again for a subsequent hydraulic fracturing procedure. RAMCAT (Remote Access Monitor Compliance Asset Tracking) is a well head management system and compliance tool that uses a combination of proprietary software, advanced hardware and communications technology to provide a method for remote well-head management. Both Frac-Cycle and

RAMCAT are available for immediate deployment in the Marcellus Shale in Appalachia and the Eagle Ford Shale in South Texas and we have prospective customers either using or evaluating these services and systems.

Disposal Wells

Pursuant to a definitive agreement, we acquired approximately five surface acres located in West Virginia where we are developing a commercial water service facility. Pursuant to the same agreement, we will also acquire an existing well that has been approved for commercial water disposal operations. These acquisitions will close in two phases, where the first closing occurred on December 15, 2011 and the second closing will occur once the well commences commercial operations. Total consideration is approximately $375,000, which will consist of approximately $188,000 in cash plus an additional approximately $94,000 in unregistered shares of our common stock and approximately $94,000 in unregistered shares of our Series C Preferred Stock. The well was recently worked over and new down hole equipment has been installed. The surface facilities are currently under construction. The facility is scheduled to become operational during the third quarter of 2012. The facilities will include six truck unloading stations, a pump house with redundant pumps for fail-over operations and in excess of 4,000 BBL of above ground storage capacity. The initial test on the well indicates that the well should handle a minimum of 3,000 BBL / day of fluid injection. Management is budgeting capital expenditures of approximately $500,000 over the near term to bring the facility into full operating condition.

We entered into a lease agreement in January 2012, in Roosevelt County, Montana to develop a commercial disposal facility and establish our presence in the Williston Basin. The lease includes approximately six acres of land with highway frontage to be used for a lay down yard and a brine injection well.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The assets acquired also included a fleet of nine (9) water hauling vacuum trucks, and 37 frac tanks (500 barrel capacity each). Total current salt water disposal capacity is 9,000 barrels per day (BBL/D), of which 6,000 BBL/D is from two wells located in Ohio and approximately 3,000 BBL/D is from one well located in Kentucky.

Due to the strong demand for salt water related services in the Marcellus and the evolving Utica Shale plays, utilization rates at the Ohio facility have been at or near 100% capacity for the last several months. Nearly all of the daily capacity in Ohio has been reserved under multiple disposal capacity contracts with major oil and gas companies and large independent exploration and production companies active in the region. These capacity contracts also typically contain rights for us to provide fluid transportation trucking on a first-call basis. Management is presently exploring various options to increase usage at the Kentucky facility by leveraging a combination of truck hauling and barge logistics. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee for each company.

The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company's restricted common stock with a fair market value of $3.3 million, 22,000 shares of our Series C Preferred Stock with a stated value of $100 per share, or $2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we amended the stated liquidation value of our Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity located in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC.

Planned use for the West Virginia location includes treatment facilities for oilfield produced water, frac water and drilling mud, salt water disposal wells and heavy equipment and frac tank lay-down yards. The property to be acquired through this transaction is strategically located in the heart of the drilling activity within the Appalachian resource plays of the Marcellus Shale and the new Utica Shale, as well as being strategically located nearby existing highway infrastructure where water hauling trucks are prevalent.

We have identified additional locations for water service and disposal facilities in the Appalachia and South Texas regions and are in various stages of negotiations with the owners of these properties for purchase or lease.

On August 31, 2011, we secured an order to deploy an above ground temporary water storage system in the Marcellus Shale of the Appalachian Basin. In addition we entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale. The process includes the removal of chemicals and impurities in a sufficient amount for reuse in new wells scheduled for fracture stimulation.

On October 28, 2011, we secured a significant order to provide equipment rental and services which include thirty new frac storage tanks to an independent oil and gas company focused on Eagle Ford Shale drilling and development operations. The initial one year contract includes rental and management of multiple sized fluid tanks, including 500 BBL water storage tanks, manifolds and other services.

In March 2012 we received approval from the Railroad Commission of Texas to inject non-hazardous oil and gas waste into an Underground Injection Control (UIC) permitted SWD well to be located near Helena in Karnes County, Texas. The disposal well is scheduled to be drilled during the second quarter of 2012 with commercial operations targeted for the third quarter of 2012. The Class II Helena SWD well is permitted to accept up to 10,000 BBL/D of oilfield production brine and frac flowback fluid and will inject into the Middle Wilcox disposal formation at an interval depth from 6,840 to 7,650 feet. The well will be located on a six acre parcel that is held under a 10 year extendable property lease. Management is budgeting capital expenditures of approximately $2 million over the near term to bring the facility into full operating condition.

We have identified additional locations for water service and disposal facilities in the Appalachia, South Texas, Oklahoma and Williston Basin regions and are in various stages of negotiations with the owners of these properties for purchase or lease. At locations where we have secured leases or purchase agreements on real property, we have begun the process of permitting, well drilling or recompletion and surface facility development.

Fluids Handling and Hauling

Produced water and frac-flowback is hauled via truck transport or is pumped through pipelines from its origin at the oilfield tank battery or drilling pad to the disposal location. Truck operators are required to possess commercial driver licenses (CDL) and the trucks are registered with the U.S. Department of Transportation (DOT) and respective State agencies in which the trucks will operate. Depending on the state and contents of the load, trucks are labeled with placards that read “Residual Waste” or “Brine” and may be required to display a DOT-407 placard if the contents are flammable or combustible as may occur when hydrocarbons are withdrawn from the tank battery alongside the water. Trucks typically used for hauling waste brine range in capacity from 80 barrel “bobcats” to 130 barrel “tankers” that are equipped with vacuum pumps. Producers of the waste product are charged for hauling at pre-determined hourly rates which vary depending on truck size and often include an accounting of the return “dead-head” trip.

In addition to hauling fluids by truck, we are exploring various alternative means of water transport that include temporary and permanent above-ground or below-ground pipeline systems, and the use of rail and barge transport. The primary objectives are reducing road traffic while maintaining adherence to current and expected future environmental regulations, improving safety for the neighboring communities, our employees and the employees of our customers, and ultimately reducing our customers' total cost of water management while generating improved returns on our deployed capital.

GreenHunter Water has identified water hauling capacity as a constrained resource in our target areas of operation and we are actively pursuing contracts for traditional hauling and advanced logistics services as part of our Total Water Management Solutions™ portfolio offering.

In March 2012 we entered into a five year lease for an existing truck and barge transloading and water storage facility located in Washington County, Ohio. The existing facility and infrastructure is ideally positioned on the Ohio River in the heart of the Marcellus and evolving Utica Shale resource plays and will serve as a strategic operating base for GreenHunter’s Appalachia water management businesses. Originally constructed in 1966 by Mobil Oil, the approximate 10 acre facility contains 70,000 barrels (BBL) of functional bulk liquids storage tank capacity, a barge transloading station, a covered loading station with multiple truck servicing bays and office space. The two 20,000 BBL tanks and one 30,000 BBL tank were originally used for gasoline storage until they were decommissioned in 1990 and will now serve as temporary fluids storage of fresh water and production water. The barge terminal assets located on the Ohio River will enable GreenHunter Water to significantly increase the Company’s current logistics.

Equipment and Tank Rentals and MAG Tank™

GreenHunter Water has a large variety of equipment and tanks for rental. Products available in the Eagle Ford and Marcellus Shale areas include the following: 500 BBL Frac Tanks, 425 BBL Weir Tanks, Temporary above ground storage tanks to replace frac ponds, available up to 41,000 BBL in size, Frac manifolds and Glass Lined Steel tanks, up to 100,000 BBL.

During 2011 we secured an order to deploy a next-generation modular above-ground temporary water storage system in the Marcellus Shale of the Appalachian Basin. In addition, we entered into a definitive agreement with a related party to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale. The project included the removal of chemicals and impurities in a sufficient amount for reuse in new wells that were scheduled for fracture stimulation. We completed this project in December 2011. The project included the treatment of a gel frac flowback and multiple sources of flowback water blended together. The treatment also served as a proof of concept for our MAG Tank™ product line. Subsequently, we contracted with an engineering firm to finalize the design and modifications to our proprietary MAG Tank product line. The feedback received from our customer base is that a single tank size is not adequate, so we have worked with multiple consultants and engineering groups to design a flexible footprint for the MAG Tank allowing a larger variety of storage capacities.

On October 28, 2011, we secured a significant order from a related party to provide equipment rental and services which include thirty new frac storage tanks to an independent oil and gas company focused on Eagle Ford Shale drilling and development operations. The initial one year contract includes rental and management of multiple sized fluid tanks, including 500 BBL water storage tanks, manifolds and other services.

The Company recently purchased new equipment assets to be used to service a new long term contract to haul and dispose produced water for several major oil companies that control significant mineral leasehold acreage positions in the Marcellus and Utica Shale plays located in Pennsylvania, West Virginia and Ohio. New revenues from these GreenHunter Water recently acquired assets are scheduled to commence immediately and should exceed $3.2 million during calendar 2012. The equipment consists of five new (2012) Peterbilt 388 trucks, five (5) 130 BBL Vacuum Trailers and five (5) vacuum pumps and related equipment.

Frac-Cycle™

Frac-Cycle is the general name for our water treatment service. We use a technology agnostic approach to treat oilfield water. Due to the unique characteristics of water from different shale plays and unique flow-back within a single basin, GreenHunter Water, in consultation with operators, has determined that no one water reuse system is ideal for all areas. We have evaluated multiple technologies and selected those that provide cost-

effective solutions for the desired level of treatment for the operator’s needs. While most operators are targeting a clean brine output, Frac-Cycle’s flexible design allows the user to take in flow-back or produced water and recycle to either clean brine or fresh water. Recycled water can be used in subsequent frac jobs and in some cases an NPDES permit can be obtained to discharge fresh water into a stream.

We have entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale area. We are also evaluating alternatives to acquire or license the technology to treat water used in hydraulic fracturing.

RAMCAT™

RAMCAT™ (Remote Access Management Compliance Asset Tracking) by GreenHunter Water is a cutting-edge, well-head management system and compliance tool that bundles a unique combination of proprietary software, advanced hardware and industry-standard communications technologies to provide an extremely powerful, effective and user-friendly method for remote activity observation via a web-based portal for management of well-head fluids. RAMCAT includes online data monitoring which provides oil and natural gas producers near real-time dynamic information on fluid levels, tank temperature, recent transactions, date and time of on-load and off-load, truck and driver identification, H2S and critical condition alarms, battery voltage, and more. The RAMCAT system enables closed-loop accountability of all well-head produced water and offers best-in-class environmental and regulatory compliance.

RAMCAT revenues are comprised of hardware sales (realized at installation) and communications services (realized on a recurring basis over the term of the contract). In addition to margins associated with these revenues, we believe our “inside the fence” presence with an operator will provide a basis from which to offer other products and services. When coupled with our state-of-the-art fluids transportation fleet and Class II Underground Injection Control compliant salt water disposal facilities, RAMCAT ensures cradle-to-grave monitoring of oilfield fluid waste streams that exceeds U.S. EPA standards.

According to the Ohio Department of Natural Resources, new standards for transporting, monitoring and disposing of oilfield brine by-products in Ohio, will include:

1.	Requiring brine haulers to install electronic transponders to ensure “cradle to grave” monitoring of all shipments;

2.	Requiring the installation of a continuous pressure monitoring system, with results being electronically available for review; and

3.	Requiring the installation of an electronic data recording system for purposes of tracking all fluids brought by a brine transporter for injection.

Each of these safety features was addressed during 2011 by GreenHunter Water in the original design specification of our products and are provided as basic features of RAMCAT which are currently deployed and operational on existing properties located in Ohio.

Marketplace Opportunity

Unconventional hydrocarbon production continues to grow as a percentage of all domestic onshore production in the United States. In almost all cases, water will be an associated by-product of this production and will require handling and disposal. Currently, producers can either manage their own water disposal and facilities, or they can contract with third-party service providers. Based upon our industry research, we do not believe that there is any one, third party water disposal company that would account for meaningful marketshare in any of the basins we are currently targeting to provide our bundle of services. Furthermore, given the smaller independent nature of these third-party service providers, we believe that they may face more obstacles in meeting the ever-changing regulatory requirements. In addition, most producers view water disposal for what it is, a by-product of their primary business of producing hydrocarbons. As a result, we believe that if we can demonstrate a complete water management and disposal product offering in multiple basins, we could position GreenHunter to become a one-stop Total Water Management Solutions service provider to oil and natural gas producers operating across multiple basins.

Customers & Contracts

The amount of water that can be disposed of in any one facility is dependent upon both regulatory permits, as well as the ability of the underground geologic formation to accept or absorb the waste water. As a result, the amount of waste water that GreenHunter will be able to dispose of at any one time will be finite. We expect as a result, that we will enter into long-term disposal contracts with producers whereby we will assure them a certain amount of disposal capacity for their utilization. Our goal, when feasible, would be to enter into take-or-pay contracts whereby we provide a certain amount of disposal capacity that is paid for by the producer, whether they actually utilize that capacity or not. As a result, we believe that we could enter into long-term contracts that will generate a certain level of assured revenue. Our plan to incorporate multiple disposal wells in certain geographic areas allows us to diversify risk of a well closing down for a temporary outage or a complete well shut-in in the event that the well is no longer accepting water into the downhole formation in commercially viable volumes.

In addition, based upon limited current disposal capacity versus demand for our services, we anticipate that we could enter into contracts subject to us being able to increase our disposal capacity through additional acquisition, or disposal well drilling. In this scenario, we would have a comfort level as to the potential revenue and profit to be recognized prior to undertaking any capital expenditure, thereby reducing our growth risk.

As a customer base is secured with long-term disposal and fluids logistics contracts, we anticipate that we will be able to broaden our product offering to increase our net revenue per barrel of water hauled, treated or disposed through the various other services that we provide.

Our ability to generate revenues in this market is dependent on our ability to source capital for expansion, hire and train operating personnel and maintain our disposal wells, our fluids handling hauling and logistics fleet of equipment, our proprietary water recycling and cradle-to-grave tracking services and products so they are available when needed.

Obligations Under Material Contracts

Below is a brief summary of the payment obligations under material contracts to which we are a party, other than the debt and convertible debt obligations described above.

During 2007, we entered into an agreement which granted the entity from whom we purchased the Mesquite Lake plant the non-exclusive right to represent us in the location and development of renewable energy projects. On May 4, 2010, we received a release from all consulting fee obligations pertaining to the agreement to purchase the Mesquite Lake facility. We reduced selling, general, and administrative expenses by $686,000 for the year ended December 31, 2010 as a result of reversing liabilities previously accrued pursuant to the agreement. We are no longer obligated for the remaining $784,000 in fees that would be due under this agreement.

During the year ended December 31, 2010, we recorded $1.1 million in additional contingent fees to a third party for their assistance in obtaining the Mesquite Lake Power Purchase Agreement. The future obligation is contingent upon us finding acceptable financing for capital improvements and completing the required development of the plant for it to become operational.

Quantitative and Qualitative Disclosures About Market Risks

Our operations may expose us to market risks in the areas of commodity price risk, foreign currency exchange risk, and interest rate risk. We do not have formal policies in place at this stage of our business to address these risks, but we may develop strategies in the future to deal with the volatilities inherent in each of these areas. We have not entered into any derivative positions through March 31, 2012.

Commodity Price Risk

Our Mesquite Lake facility will consume woody biomass as fuel to generate electricity when it becomes operational. The woody biomass will be made up of any organic material not derived from fossil fuels, such as agriculture crop residue, orchard prunings and removals, stone fruit pits, nut shells, vineyard prunings, cull logs, eucalyptus logs, bark, lawn clippings, yard and garden clippings, leaves, silvicultural residue, tree and brush prunings, wood and wood chips and wood waste. We have performed a fuel availability study and believe there is ample woody biomass available at economically feasible prices in the geographic area surrounding Mesquite Lake. However, a number of factors including continued decline in economic activity, adverse weather conditions and competition from other consumers of woody biomass could result in reduced supply or higher prices for woody biomass which could increase our costs to produce electricity. In the future, we may decide to address these risks through the use of fixed price supply contracts as well as commodity derivatives.

Critical Accounting Policies and Other

The accompanying financial statements include the accounts of GreenHunter Energy, Inc., or GreenHunter, and our wholly-owned subsidiaries, GreenHunter Wind Energy, LLC, or Wind Energy, and GreenHunter Mesquite Lake, LLC, or Mesquite Lake. All significant intercompany transactions and balances have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Our estimates and assumptions are based on historical experience, industry conditions and various other factors which we believe are appropriate. The reported financial results and disclosures were determined using the significant accounting policies, practices and estimates described below. We believe the reported financial results are reliable and that the ultimate actual results will not differ significantly from those reported.

Property, Plant and Equipment

Property plant and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following useful lives:

Automobiles	5 years
Computer and office equipment	5 to 7 years
Plant equipment	7 to 30 years
Land improvements	15 years
Buildings	30 years

Deferred Financing Costs

Costs incurred in connection with issuing debt are capitalized and amortized as an adjustment to interest expense over the term of the debt instrument using the interest method.

Impairments

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-term assets or whether the remaining balance of long-term assets should be evaluated for possible impairment. We compare the estimate of the related undiscounted cash flows over the remaining useful lives of the applicable assets to the assets’ carrying values in measuring their recoverability. When the future cash flows are not sufficient to recover an asset's carrying value, an impairment charge is recorded for the difference between the asset's fair value and its carrying value.

During 2011 we recorded no impairments. During 2010 we recorded impairments of $161,000 related to certain wind projects that were cancelled.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with the provisions of the ASC standards which require companies to estimate the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. We estimate the fair value of each share-based award using the Black-Scholes option pricing model. Certain of our grants have performance-based vesting terms. We amortize the fair value of these awards over their estimated vesting terms which are based on both the probability and estimated timing of the achievement of these performance goals. See Note 11 to the audited financial statements for additional information on our stock-based compensation.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We measure and record income tax contingency accruals in accordance with ASC 740, Income Taxes.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit, expirations due to statutes, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the tax accrual.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets.

Income or Loss Per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period.

Diluted net income or loss per common share is calculated in the same manner, but also considers the impact to net income and common shares for the potential dilution from stock options, stock warrants and any other outstanding convertible securities.

We have issued potentially dilutive instruments in the form of our Series A Preferred Stock, Series B Preferred Stock, common stock warrants and common stock options granted to our employees. There were 22,778,356 and 21,263,168 potentially dilutive securities outstanding at December 31, 2011 and 2010, respectively. We did not include any of these instruments in our calculation of diluted loss per share during the period because to include them would be anti-dilutive due to our net loss during the periods.

Recently Issued Accounting Standards

None.

Contractual Obligations and Commercial Commitments

We have the following contractual obligations as of December 31, 2011.

	Payments due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Fixed-rate long-term debt(a)(b)	$2,340,725	$264,606	$682,541	$1,393,578	$—
Fixed-rate interest payments(a)(b)	531,267	109,301	284,241	137,725	—
Note due to related party	889,269	889,269	—	—	—
9% Series B Secured Redeemable Debentures(c)	5,759,047	5,759,047	—	—	—

Total Contractual Obligations	$9,520,308	$7,022,223	$966,782	$1,531,303	$—

(a)	Assumes 5.7% interest over the remaining life of the note with principal payments amortized on a 25 year schedule beginning January 20, 2009 and the remainder of the balance of the loan ballooning November 30, 2017.
(b)	Assumes 4.25% and 5% interest over their 5 and 3 year term.
(c)	Assumes 9% interest over 1 year term due to its classification.

The table above excludes approximately $95,000 due under an acquisition agreement that is contingent on the achievement of certain items specified in the related agreement.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, unconsolidated variable interest entities, or financing partnerships.

There is no impact to our net sales or revenues from the impact of inflation or changing prices.

BUSINESS

Our Business

GreenHunter was incorporated in the State of Delaware on June 7, 2005 and was intended to be the first publicly traded renewable energy company based in the United States that provided investors a portfolio of diversified assets in the alternative energy sector. Our original business plan was to acquire businesses, develop projects and operate assets in the renewable energy sectors of biomass, biodiesel, wind, solar, geothermal and clean water. We intended to become a leading provider of clean energy products offering residential, business and industrial customers the opportunity to purchase and utilize clean energy generated from renewable sources. Headquartered in Grapevine, Texas, we were formed with the aim of changing the way power and renewable energy fuels are produced and ultimately distributed.

We have recently implemented a new business strategy of focusing on the water resource management business as it relates to the oil and gas industry, which we describe in further detail below. It is our intention to develop water solutions needed for shale or “unconventional” oil and gas exploration, which will likely include salt water disposal wells, water purification facilities, trucking transportation, environmental clean-up and rental equipment. In addition, oil and natural gas wells also generate produced water which is water from underground formations that is brought to the surface during the normal course of oil or gas production operations. Since this water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. We have indentified water reuse and water management in the oil and natural gas industry as a significant growth opportunity and are currently exploring various alternatives to develop this segment of our future operations through existing relationships, joint ventures, targeted acquisitions and development of water management technologies. As part of this new strategic initiative, we have recently entered into definitive agreements to acquire or lease acreage in the Marcellus, Eagle Ford and Bakken Shale areas located in Appalachia, South Texas and Eastern Montana, respectively. We have the intention of developing commercial water service facilities on such properties. In addition, we have deployed a modular above-ground temporary water storage system in the Marcellus Shale and have entered, installed and operated an onsite semi-portable water treatment facility in this region. In response to requests from current and prospective customers, we are evaluating alternatives to design and engineer, fabricate or acquire a proprietary next-generation modular above-ground water storage system and license new technologies to treat water and other fluids associated with the production of oil and natural gas for reuse.

Hydraulic Fracturing

Recent improvements in drilling and completion technologies have unlocked large reserves of hydrocarbons in multiple unconventional resources plays in North America. These new drilling methods often involve a procedure called hydraulic fracturing or hydrofracking. This process involves the injection of large amounts of water, sand and chemicals under high pressures into rock formations to stimulate production. Unconventional wells can require more than four million gallons of water to complete a hydrofracking procedure. Some portion of the water used in production process will return to the surface as a by-product or waste stream; this water is commonly referred to by operators in the oil and gas industry as frac-flowback. In addition to frac-flowback, oil and natural gas wells also generate produced salt water, or brine, which is water from underground formations that is brought to the surface during the normal course of oil or gas production. Because the water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and the hydrocarbons. The physical and chemical properties of produced water vary considerably depending on the geographic location of the field, the geologic formation, and the type of hydrocarbon product being produced.

Produced water properties and volume also vary through the lifetime of a reservoir. Produced water is the largest volume by-product or waste stream associated with oil and gas exploration and production. Although the details on generation and management of produced water are not well understood on a national scale, the U.S. Department of Energy’s National Energy Technology Laboratory (NETL) estimates that the total volume of produced water generated by U.S. onshore and offshore oil and gas production activities in 2007 was nearly 21 billion barrels, or 882 billion gallons.

While produced water (also known as oil field brine, or brine, due to its high salinity content) can be reused if certain water quality conditions are met, approximately 95 percent of U.S. onshore produced water generated by the oil and gas industry is disposed of by using high-pressure pumps to inject the water into underground geologic formations or is discharged under National Pollutant Discharge Elimination System (NPDES) permits. The remaining 5 percent is managed through beneficial reuse or disposed through other methods including evaporation, percolation pits, and publicly owned treatment works.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing are expected to result in increased costs and additional operating restrictions for oil and gas explorers and producers. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Sponsors of two companion bills, which are currently pending in the House Energy and Commerce Committee and the Senate Committee on Environment and Public Works Committee have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, this legislation, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens for oil and natural gas operators. Several states are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. The adoption of any future federal or state laws or implementing regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process would make it more difficult and more expensive to complete new wells in the unconventional shale resource formations and increase costs of compliance and doing business for oil and natural gas operators.

Our management, which has significant background in the oil and gas industry, has identified water reuse and water management opportunities in the energy industry as a significant growth opportunity and is exploring various ways to reposition us to serve this growing segment through joint ventures, targeted acquisitions and development of water management technologies including underground injection for disposal, evaporation, pre-treatment of water for underground injection for increasing oil recovery, offsite commercial disposal, onsite remediation and beneficial reuse.

GreenHunter Water, LLC, or GreenHunter Water, our wholly owned subsidiary, is focused on water resource management specifically as it pertains to the unconventional oil and natural gas shale resource plays with current business operations in the Appalachian and South Texas basins. GreenHunter Water is committed to providing a full range of solutions to address producers’ current needs and is built upon an identified need in the oilfield, to deliver a Total Water Management Solution™ to our customer base through long term agreements. Our Total Water Management Solutions™ are custom developed to meet producers’ water resource planning needs. These solutions include owning and operating saltwater disposal facilities, fluids handling and hauling, frac tank rentals, mobile water treatment technologies and remote asset tracking to provide as value added services to our customers.

Disposal Wells

Typically, shale wells produce significant amounts of water that, in most cases, require disposal. The Underground Injection Control Program (UIC Program) of the United States Environmental Protection Agency (EPA) is responsible for regulating the construction, operation, permitting, and closure of injection wells that place fluids underground for storage and disposal. The UIC Program designates five separate injection well classes based on similarity in the fluids injected, activities, construction, injection depth, design, and operating techniques. This categorization ensures that wells with common design and operating techniques are required to meet appropriate performance criteria for protecting underground sources of drinking water (USDWs). GreenHunter

Water owns, operates and is developing Class II wells for the injection of brine and other fluids that are associated with oil and gas production. GreenHunter Water is developing or considering the acquisition of salt water disposal facilities located in Ohio, West Virginia, South Texas, Montana, North Dakota and Oklahoma to service the Marcellus, Utica, Eagle Ford, Bakken, Mississippian and Anadarko Woodford Shale plays, respectively.

We recently entered into a definitive agreement to acquire approximately five surface acres, including an existing well, located in West Virginia where we are developing a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal operations. The acquisition will close in two phases, where the first closing occurred on December 15, 2011 and the second closing will occur once the well commences commercial operations.Total consideration is approximately $375,000, which will consist of approximately $188,000 in cash plus an additional approximately $94,000 in unregistered shares of our common stock and approximately $94,000 in unregistered shares of our Series C Preferred Stock. The well was recently worked over and new down hole equipment has been installed. The surface facilities are currently under construction. The facility is scheduled to become operational during the third quarter of 2012. The facilities will include six truck unloading stations, a pump house with redundant pumps for fail-over operations and in excess of 4,000 BBL of above ground storage capacity. The initial test on the well indicates that the well should handle a minimum of 3,000 BBL / day of fluid injection. Management is budgeting capital expenditures of approximately $500,000 over the near term to bring the facility into full operating condition.

We entered into a lease agreement in January 2012, in Roosevelt County, Montana to develop a commercial disposal facility and establish our presence in the Williston Basin. The lease includes approximately six acres of land with highway frontage to be used for a lay down yard and a brine injection well.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The assets acquired also included a fleet of nine (9) water hauling vacuum trucks, and 37 frac tanks (500 barrel capacity each). Total current salt water disposal capacity is 9,000 barrels per day (BBL/D), of which 6,000 BBL/D is from two wells located in Ohio and approximately 3,000 BBL/D is from one well located in Kentucky.

Due to the strong demand for salt water related services in the Marcellus and the evolving Utica Shale plays, utilization rates at the Ohio facility have been at or near 100% capacity for the last several months. Nearly all of the daily capacity in Ohio has been reserved under multiple disposal capacity contracts with major oil and gas companies and large independent exploration and production companies active in the region. These capacity contracts also typically contain rights for us to provide fluid transportation trucking on a first-call basis. Management is presently exploring various options to increase usage at the Kentucky facility by leveraging a combination of truck hauling and barge logistics. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee for each company.

The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company’s restricted common stock with a fair market value of $3.3 million, 22,000 shares of our Series C Preferred Stock with a stated value of $100 per share, or $2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we amended the stated liquidation value of our Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity located in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC.

In April 2012 we received approval from the Railroad Commission of Texas to inject non-hazardous oil and gas waste into an Underground Injection Control (UIC) permitted SWD well to be located near Helena in Karnes

County, Texas. The disposal well is scheduled to be drilled during the second quarter of 2012 with commercial operations targeted for the third quarter of 2012. The Class II Helena SWD well is permitted to accept up to 10,000 BBL/D of oilfield production brine and frac flowback fluid and will inject into the Middle Wilcox disposal formation at an interval depth from 6,840 to 7,650 feet. The well will be located on a six acre parcel that is held under a 10 year extendable property lease. Management is budgeting capital expenditures of approximately $2 million over the near term to bring the facility into full operating condition.

Fluids Handling and Hauling

Produced water and frac-flowback is hauled from its origin at the oilfield tank battery or drilling pad to the disposal location via truck transport. Truck operators are required to possess commercial driver licenses (CDL) and the trucks are registered with the U.S. Department of Transportation (DOT) and respective State agencies in which the trucks will operate. Depending on the state and contents of the load, trucks are labeled with placards that read “Residual Waste” or “Brine” and may be required to display a DOT-407 placard if the contents are flammable or combustible as may occur when condensate “drip” gas is withdrawn from the tank battery alongside the water. Trucks typically used for hauling waste brine range in capacity from 80 barrel “bobcats” to 130 barrel “tankers” equipped with vacuum pumps and producers of the waste product are charged for hauling at pre-determined hourly rates which vary depending on size and often include an accounting of the return “dead-head” trip.

In addition to hauling fluids by truck, we are exploring various alternative means of water transport that include temporary and permanent aboveground or below-ground pipeline systems, and the use of rail and barge transport. The primary objectives are reducing road traffic while maintaining adherence to current and expected future environmental regulations, improving safety for the neighboring communities, our employees and the employees of our customers, and ultimately reducing our customers' total cost of water management while generating improved returns on our deployed capital.

GreenHunter Water has identified water hauling capacity as a constrained resource in our target areas of operation and we are actively pursuing contracts for traditional hauling and advanced logistics services as part of our Total Water Management Solutions portfolio offering.

In March 2012 we entered into a five year lease for an existing truck and barge transloading and water storage facility located in Washington County, Ohio. The existing facility and infrastructure is ideally positioned on the Ohio River in the heart of the Marcellus and evolving Utica Shale resource plays and will serve as a strategic operating base for GreenHunter’s Appalachia water management businesses. Originally constructed in 1966 by Mobil Oil, the approximate 10 acre facility contains 70,000 barrels (BBL) of functional bulk liquids storage tank capacity, a barge transloading station, a covered loading station with multiple truck servicing bays and office space. The two 20,000 BBL tanks and one 30,000 BBL tank were originally used for gasoline storage until they were decommissioned in 1990 and will now serve as temporary fluids storage of fresh water and production water. The barge terminal assets located on the Ohio River will enable GreenHunter Water to significantly increase the Company's current logistics.

Equipment and Tank Rentals and MAG Tank™

GreenHunter Water has a large variety of equipment and tanks for rental. Products available in the Eagle Ford and Marcellus Shale areas include the following: 500 BBL Frac Tanks, 425 BBL Weir Tanks, Temporary above ground storage tanks to replace frac ponds, available up to 41,000 BBL in size, Frac manifolds and Glass Lined Steel tanks, up to 100,000 BBL.

On August 31, 2011, we secured an order to deploy a next-generation above ground temporary water storage system in the Marcellus Shale of the Appalachian Basin. In addition we entered into a definitive agreement with a related party to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale. The process includes the removal of chemicals and impurities in a sufficient amount for reuse in new wells scheduled for fracture stimulation.

We completed this project in December 2011. The project included the treatment of a gel frac flowback and multiple sources of flowback water blended together. The treatment also served as a proof of concept for our MAG Tank™ product line. Subsequently, we contracted with an engineering firm to finalize the design and modifications to our proprietary MAG Tank™ product line. The feedback received from our customer base is that a single tank size is not adequate, so we have worked with multiple consultants and engineering groups to design a flexible footprint for the MAG Tank™ allowing a larger variety of storage capacities.

The Company recently purchased new equipment assets to be used to service a new long term contract to haul and dispose produced water for several major oil companies that control significant mineral leasehold acreage positions in the Marcellus and Utica Shale plays located in Pennsylvania, West Virginia and Ohio. New revenues from these GreenHunter Water recently acquired assets are scheduled to commence immediately and should exceed $3.2 million during calendar 2012. The equipment consists of five new (2012) Peterbilt 388 trucks, five (5) 130 BBL Vacuum Trailers and five (5) vacuum pumps and related equipment.

Frac-Cycle™

Frac-Cycle is the general name for our water treatment service. We use a technology agnostic approach to treat oilfield water. Due to the unique characteristics of water from different shale plays and unique flow-back within a single basin, GreenHunter Water, in consultation with operators, has determined that no one water reuse system is ideal for all areas. We have evaluated multiple technologies and selected those that provide cost-effective solutions for the desired level of treatment for the operator’s needs. While most operators are targeting a clean brine output, Frac-Cycle’s flexible design allows the user to take in flow-back or produced water and recycle to either clean brine or fresh water. Recycled water can be used in subsequent frac jobs and in some cases an NPDES permit can be obtained to discharge fresh water into a stream.

We have entered into a definitive agreement to install and operate an onsite semi-portable water treatment facility in the Marcellus Shale area. We are also evaluating alternatives to acquire or license the technology to treat water used in hydraulic fracturing.

RAMCAT™

RAMCAT (Remote Access Management Compliance Asset Tracking) by GreenHunter Water is a cutting-edge, well-head management system and compliance tool that bundles a unique combination of proprietary software, advanced hardware and industry-standard communications technologies to provide an extremely powerful, effective and user-friendly method for remote activity observation via a web-based portal for management of well-head fluids. RAMCAT includes online data monitoring which provides oil and natural gas producers near real-time dynamic information on fluid levels, tank temperature, recent transactions, date and time of on-load and off-load, truck and driver identification, H2S and critical condition alarms, battery voltage, and more. The RAMCAT system enables closed-loop accountability of all well-head produced water and offers best-in-class environmental and regulatory compliance.

RAMCAT revenues are comprised of hardware sales (realized at installation) and communications services (realized on a recurring basis over the term of the contract). In addition to margins associated with these revenues, we believe our “inside the fence” presence with an operator will provide a basis from which to offer other products and services. When coupled with our state-of-the-art fluids transportation fleet and Class II Underground Injection Control compliant salt water disposal facilities, RAMCAT ensures cradle-to-grave monitoring of oilfield fluid waste streams that exceeds U.S. EPA standards.

According to the Ohio Department of Natural Resources, new standards for transporting, monitoring and disposing of oilfield brine by-products in Ohio, will include:

1.	Requiring brine haulers to install electronic transponders to ensure “cradle to grave” monitoring of all shipments;

2.	Requiring the installation of a continuous pressure monitoring system, with results being electronically available for review; and

3.	Requiring the installation of an electronic data recording system for purposes of tracking all fluids brought by a brine transporter for injection.

Each of these safety features was addressed during 2011 by GreenHunter Water in the original design specification of our products and are provided as basic features of RAMCAT which are currently deployed and operational on existing properties located in Ohio.

Marketplace Opportunity

Unconventional hydrocarbon production continues to grow as a percentage of all domestic onshore production in the United States. In almost all cases, water disposal will be an associated by-product of this production. Currently, producers can either manage their own water disposal and facilities, or they can contract with third party service providers. Based upon our industry research, we do not believe that there is any one, third party water disposal company that would account for meaningful marketshare in any of the basins we are currently targeting to provide our services. Furthermore, given the smaller independent nature of these third-party service providers, we believe that they may face more obstacles in meeting ever-changing regulatory requirements. In addition, most producers view water disposal for what it is, a by-product of their primary business of producing hydro-carbons. As a result, we believe that if we can demonstrate a complete water management/disposal product offering in multiple basins, we could position GreenHunter to become a true service provider to larger producers operating across multiple basins as a one-stop solution.

Governmental Regulation

Our business is subject to extensive and evolving federal, state or provincial and local environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the U.S. EPA and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies in the United States. Many of these agencies regularly examine our operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations. In recent years, the oil and gas industry that we serve has perceived an increase in both the amount of government regulation and the number of enforcement actions being brought by regulatory entities against operations in related industries. We expect this heightened governmental focus on regulation and enforcement to continue.

The primary United States federal statutes affecting our business are summarized below:

The Safe Drinking Water Act (SDWA) is the primary statute that governs injection wells. Although as early as the 1930s a few States had regulations concerning discharges to ground water, the regulations were primarily concerned with communication with surface water or subsurface oil reservoirs. By the mid 1960s, State agencies were actively involved with ground water pollution issues. Federal authority for ground water and injection wells began in 1972. Although ground water was not specifically addressed by the Clean Water Act of 1972, Congress required that, in order to qualify for participation in the National Pollutant Discharge Elimination System (NPDES) permitting program, States must have adequate authority to issue permits that control the “disposal of pollutants into wells.”

In 1974, with the enactment of the Safe Drinking Water Act (SDWA), the Federal government took an active role in underground injection control. During deliberations for SDWA in 1974, Congress recognized the existence of a wide variety of injection wells, and struggled to provide a statutory definition that might include all possible injection types and practices. Congress included the “deeper than wide” specification in order to distinguish injection wells from pits, ponds, and lagoons, which were the subject of a different Federal initiative.

Thus, injection through a well is defined as the subsurface emplacement of fluids through a bored, drilled, or driven well or through a dug well where the depth of the dug well is greater than the largest surface dimension; or a dug hole whose depth is greater than the largest surface dimension; or an improved sinkhole; or a subsurface distribution system.

Since 1980, more than 150 Federal Register notices have been published regarding UIC, including additional regulations, amended regulations, explanations of procedures, and guidance. The UIC program was EPA’s major tool to protect ground water until the 1986 Amendments. In 1986, Congress created a larger Federal role in the protection of all ground water from sources other than underground injection. The definition of a UIC well was updated in December 1999, and the new definition makes it clear that many systems not typically thought of at first as a “well” actually meet the definition. The updated definition includes systems such as field tile systems, large capacity septic systems, mound systems and leach beds.

SDWA was amended in 1977, 1979, 1980 and again in 1986. Additionally, Congress reauthorized and amended SDWA in 1996. Many of the changes to the Act over time were focused on procedures to be followed by EPA and/or State UIC programs. Some very significant impacts were felt in the program, however, when Section 1425 was added in 1980. Section 1425 allows a State to obtain primacy from EPA for oil and gas related injection wells, without being required to adopt the complete set of applicable Federal UIC regulations. The State must be able to demonstrate that its existing regulatory program is protecting USDWs without the State regulations being as stringent as Federal rules.

The Occupational Safety and Health Act of 1970, as amended, establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various reporting and record keeping obligations as well as disclosure and procedural requirements. Various standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations. The Department of Transportation and OSHA, along with other federal agencies, have jurisdiction over certain aspects of hazardous materials and hazardous waste, including safety, movement and disposal. Various state and local agencies with jurisdiction over disposal of hazardous waste may seek to regulate movement of hazardous materials in areas not otherwise preempted by federal law.

The Comprehensive Environmental Response, Compensation and Liability Act, referred to as “CERCLA” or the Superfund law, and comparable state laws impose liability, potentially without regard to fault or legality of the activity at the time, on certain classes of persons that are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances that have been released at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the costs of some health studies. In addition, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.

The federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, referred to as “RCRA,” regulates the management and disposal of solid and hazardous waste. Some wastes associated with the exploration and production of oil and natural gas are exempted from the most stringent regulation in certain circumstances, such as drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas. However, these wastes and other wastes may be otherwise regulated by the EPA or state agencies. Moreover, in the ordinary course of our operations, industrial wastes such as paint wastes and waste solvents may be regulated as hazardous waste under RCRA or considered hazardous substances under CERCLA.

We currently own or lease, and have in the past owned or leased, and intend in the future to own or lease a number of properties that have been used as service yards in support of oil and natural gas exploration and production activities. Although we have utilized operating and disposal practices that we considered standard in the industry at the time, there is the possibility that repair and maintenance activities on rigs and equipment stored in these service yards, as well as fluids stored at these yards, may have resulted in the disposal or release of hydrocarbons or other wastes on or under these yards or other locations where these wastes have been taken for disposal. In addition, we own or lease properties that in the past were operated by third parties whose operations were not under our control. These properties and the hydrocarbons or wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes or property contamination.

In the course of our operations, some of our equipment may be exposed to naturally occurring radiation associated with oil and natural gas deposits, and this exposure may result in the generation of wastes containing naturally occurring radioactive materials, or “NORM.” NORM wastes exhibiting trace levels of naturally occurring radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage vessels, piping and work area affected by NORM may be subject to remediation or restoration requirements. Because many of the properties presently or previously owned, operated or occupied by us have been used for oil and natural gas production operations for many years, it is possible that we may incur costs or liabilities associated with elevated levels of NORM.

Environmental Law Compliance Costs

We are subject to various federal, state and local environmental laws and regulations that establish standards and requirements for protection of the environment. We cannot predict the future impact of such standards and requirements which are subject to change and can have retroactive effectiveness. We continue to monitor the status of these laws and regulations. Our management believes that the likelihood of new environmental regulations resulting in a material adverse impact to our financial position, liquidity, capital resources or future results of operations is unlikely.

Currently, we have not been fined, cited or notified of any environmental violations that would have a material adverse effect upon its financial position, liquidity or capital resources. However, our management does recognize that by the very nature of our business, material costs could be incurred in the near term to maintain compliance. The amount of such future expenditures is not determinable due to several factors, including the unknown magnitude of possible regulation or liabilities, the unknown timing and extent of the corrective actions which may be required, the determination of our liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.

Customers & Contracts

The amount of water that can be disposed of in any one facility is dependent upon both regulatory permits, as well as the ability of the underground, geologic formation to accept or absorb the waste water. As a result, the amount of waste water that GreenHunter will be able to dispose of at any one time will be finite. We expect as a result, that we will enter into long-term disposal contracts with producers whereby we will assure them as certain amount of disposal capacity for their utilization. Our goal would be to enter into take-or-pay contracts whereby we provide a certain amount of disposal capacity that is paid for by the producer, whether they actually utilize that capacity or not. As a result, we believe that we could enter into long-term contracts with a certain level of assured revenue.

In addition, based upon disposal capacity versus demand for our services, we anticipate that we could enter contracts subject to us being able to increase our disposal capacity through additional acquisition, or disposal well drilling. In this scenario, we would have a comfort level as to the potential revenue and profit to be recognized prior to undertaking any capital expenditure, thereby reducing its growth risk.

As a customer base is secured, with long-term disposal contracts, we anticipate that we will be able to broaden our product offering to increase our net revenue per barrel through the various other services that we provide.

Permits and Regulatory Compliance

We operate five water disposal facilities. Each of these facilities is permitted to inject non-hazardous oil and gas waste into an Underground Injection Control (UIC) Class II disposal wells. These deep wells have been drilled in certain acceptable geologic formations far below the base of fresh water to a point that is safely separated by other substantial geological confining layers according to environmental laws that are administered under the auspices of the federal government or states with delegated authority. We are actively seeking UIC Class II disposal permits for additional facilities that we intend to develop and operate.

We recently announced our intention to utilize barges for the transport of oilfield brine in order to reduce the number of truck hours on county, state and federal roads. We intend to own or lease and operate barge trans loading or transfer stations in the Appalachia region along the Ohio River and its tributaries, among other rivers. Our plan is to consolidate brine water at these stations and transport the product along navigable water ways in vessels (such as double-hulled barges) that are specifically built for this purpose. Under U.S. law, vessel operators must report domestic waterborne commercial movements to the U.S. Coast Guard. Vessel types include dry cargo ships & tankers, barges (loaded & empty), towboats (with or without barges), tug, crew & supply boats to offshore locations and new vessels from shipyards to point of delivery. Vessels idle are also reported. We are currently in talks with the U.S. Coast Guard and various state agencies to determine and obtain the requisite permits for such activities and we have engaged a consultant to help us expedite our permit application process for these activities.

Because the major component of our business is the collection and disposal of oilfield residual brine in an environmentally sound manner, a significant amount of our capital expenditures are related, either directly or indirectly, to environmental protection measures, including compliance with federal, state and local provisions that regulate the placement of oilfield residual brine into the environment. There are costs associated with siting, design, operations, monitoring, site maintenance, corrective actions, financial assurance, and facility closure and post-closure obligations. In connection with our acquisition, development or expansion of a Class II injection facility or transfer station, we must often spend considerable time, effort and money to obtain or maintain required permits and approvals. There cannot be any assurances that we will be able to obtain or maintain required governmental approvals. Once obtained, operating permits are subject to renewal, modification, suspension or revocation by the issuing agency. Compliance with current and any future regulatory requirements could require us to make significant capital and operating expenditures. However, most of these expenditures are made in the normal course of business and do not place us at any competitive disadvantage.

We currently depend on a few customers for a significant portion of our revenue. Chevron Appalachia, LLC, is our largest current customer and our sales from it accounts for approximately 15% of our current revenues from our disposal business. This amount would increase to approximately 30% if they used our trucking services, which occurs from time-to-time. We recently extended our contract termination date with Chevron Appalachia, LLC, to May 11, 2013. However, we believe that the potential customer base is large enough that we can easily replace the revenue obtained from Chevron Appalachia, LLC, if necessary.

We are not currently dependent on any principal supplier or suppliers of equipment or services.

Intellectual Property

GreenHunter Water, LLC claims common law rights in a variety of marks, including but not limited to, FRAC-CYCLE™, RAMCAT™, TOTAL WATER MANAGEMENT SOLUTIONS™ and MAG TANK™. GreenHunter Water has filed or intends to file applications to register these trademarks with the United States Patent and Trademark Office. As of the date of this filing, GreenHunter Water, LLC has trademark applications pending with the United States Patent and Trademark Office for FRAC-CYCLE (Application Serial No. 85/415,819), RAMCAT (Application Serial No. 85/406067) and TOTAL WATER MANAGEMENT SOLUTIONS (Application Serial No. 85/406,057).

Over the last two years, we have spent immaterial amounts on research and development. For 2012, we estimate that our research and development costs will increase to approximately $400,000 to $500,000 to complete the development of our MAG TANK™ system.

Other Assets and Business Opportunities

Other than the above-discussed assets for our new water resource management initiative, our assets primarily consist of a biomass power plant located in unincorporated Imperial County, California, which we refer to as the biomass facility, and leases of real property for possible future development of wind energy projects located in Montana, Texas, Wyoming and California. The biomass facility was originally built in 1989 and has not operated since 1994. We have recently obtained all of the necessary permits for operation of the biomass facility and are currently in the process of exploring various possible financing alternatives to fund the refurbishment of the biomass facility, which we refer to as the project. Once operational, the biomass facility is expected to process approximately 623 tons per day of wood and agricultural waste that will produce approximately 5,000 Btu per pound on average. We have entered into a power purchase agreement with the Imperial Irrigation District, which we refer to as the district, to provide up to a maximum of 27 Mega Watts of electricity for a 20 year period.

We own one office building comprising 10,100 usable square feet of space located in Grapevine, TX for use as our corporate headquarters.

On July 8, 2010, Hunter Disposal acquired a lease covering 98 acres, more or less, in the county of Noble, state of Ohio. The lease term is for three years and for so long thereafter as the property is operated for the purpose of injecting salt water.

On June 11, 2010, Hunter Disposal acquired a lease covering 43.365 acres, more or less, in the county of Noble, state of Ohio. The lease term is for three years and for so long thereafter as the property is operated for the purpose of injecting salt water.

Our common stock is traded on the NYSE Amex under the symbol “GRH.”

Executive Offices and Additional Information

Our executive offices are located at 1048 Texan Trail, Grapevine, Texas 76051, and our telephone number is (972) 410-1044. Our website is www.greenhunterenergy.com. Additional information that may be obtained through our website does not constitute part of this prospectus. Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are located at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov.

Employees

We had a total of 33 full time employees as of March 31, 2012.

Legal Proceedings

We operate in a highly regulated industry. We are subject to the regulatory authority of the SEC, the EPA and numerous other federal and state governmental agencies. From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are not aware of any claims or actions pending or threatened against us, the ultimate disposition of which we believe would have a material adverse effect on us.

ABB, Inc., Plaintiff v. GreenHunter Energy, Inc., Defendant, In the Superior Court of California, County of Imperial, Case No. ECU07002.

ABB, Inc. was a subcontractor to Crown Engineering for certain construction work performed at our Mesquite Lake plant in Imperial County, California. GreenHunter Energy, Inc. only had a construction contract directly with Crown Engineering and not with any of its subcontractors. On or about January 18, 2010, GreenHunter entered into a settlement agreement with Crown Engineering settling any disputes between the parties regarding the work done at our Mesquite Lake plant. Green Hunter performed all of its obligations under the settlement agreement. Plaintiff is attempting to enforce payment of its claim, approximately $327,555 by asserting it is a third party beneficiary under the Company’s settlement agreement with Crown Engineering.

GreenHunter will challenge the complaint by way of a demurrer, challenging the plaintiff’s right to claim it is an intended beneficiary of the settlement agreement. We believe the plaintiff’s claims are wholly without merit and accordingly have not recorded a liability for this matter.

DIRECTORS

The names, ages, offices held, period of time served as a director and the principal occupation of each of our directors are as follows:

Name	Age	Offices Held	Director Since
Jonathan D. Hoopes	45	Director, President and COO	October 2009
Roy E. Easley	53	Director	February 2012
Ronald H. Walker(1)(2)(3)	74	Director	November 2007
Ronald D. Ormand(1)(2)(3)	53	Director	June 2009
Gary C. Evans	54	Chairman and CEO	December 2006

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating/Corporate Governance Committee

Class I Directors

Jonathan D. Hoopes—Director, President and COO

Mr. Hoopes has served as a Director, President and Chief Operating Officer of the Company since October 1, 2009. Mr. Hoopes is a fifteen-year veteran of Wall Street who has spent most of his professional career in the investment banking and financial services industry with a focus on the traditional and renewable energy sectors as well as the information technology sector. He has served in various capital markets, investment banking, and equity research roles at Goldman Sachs, Deutsche Bank, and UBS in New York, Hong Kong and London. Mr. Hoopes served as Managing Director at Think Equity, LLC where he led two teams of research analysts in the alternative energy and technology sectors. Mr. Hoopes also provided cross-border strategic consulting and M&A advisory services to corporate clients and private equity investors with energy technology and services interests in China. He holds an MBA in International Finance from the Wharton School and an MA in East Asian Studies from the University of Pennsylvania.

Ronald H. Walker—Director

Ronald H. Walker has been a director of the Company since November 1, 2007. Mr. Walker currently serves as the President of the Richard Nixon Foundation. Prior to his retirement in 2001, Mr. Walker was a senior partner with Korn/Ferry International, the world’s largest executive search firm, for over 20 years. At Korn/Ferry, Mr. Walker’s client base included the Fortune 100 companies. Mr. Walker’s extensive record of government services includes Special Assistant to the President of the United States from 1969 to 1972 where he was the founder and first director of the White House Advance Office. In this position, he was responsible for planning and coordinating all Presidential travel both domestic and international. Those visits included all 50 states and 25 countries. He personally directed the preparations for the President’s historic trips to the People’s Republic of China and Russia.

President Nixon appointed Mr. Walker the 8th Director of the National Park Service in December 1972 where he served until 1975. In this position, he was charged with the preservation and care of the country’s 300 National Park System areas encompassing 300 million acres of land. He administered a budget of $350 million and managed 15,000 employees who served the 230 million people that visit America’s parklands annually.

Mr. Walker previously served as a consultant to the White House Personnel Office. He has also served as a senior advisor to four Presidents and on Special Diplomatic assignments abroad. In addition, he has served as a senior advisor to nine Republican Conventions, highlighted by his Chairmanship and position of CEO of the 1984 Republican National Convention held in Dallas, Texas. At the request of President Ronald Reagan, he also chaired the 50th Presidential Inauguration.

Mr. Walker has served on numerous Boards, both public and private, including being a public sector member of the United States Olympic Committee (USOC), the National Collegiate Athletic Association (NCAA), Kennedy Center, Vice Chair of the President’s Council on Physical Fitness and Sports, past chairman of the Freedom’s Foundation at Valley Forge, the National Park Foundation, Grand Teton National Park Foundation, Ford’s Theatre, and Vice Chairman of the Bicentennial of the U.S. Constitution.

Mr. Walker is a distinguished graduate from the University of Arizona with a BA in Government and American History. He also served in the US Army reaching the rank of Captain.

Class II Director

Ronald D. Ormand

Mr. Ormand has been a Director of the Company since June 5, 2009. Mr. Ormand has over twenty five years of investment and commercial banking experience in the energy industry. Currently, Mr. Ormand serves as Executive Vice President and Chief Financial Officer for Magnum Hunter Resources Corporation (NYSE Amex: MHR) and previously served as President of Perugia Advisors, Inc., a financial advisory and private investment firm focused on the energy industry. Mr. Ormand served as President, Chief Financial Officer and member of the Board of Directors of Tremisis Energy Acquisition II, Corp., or Tremisis II, a special purpose acquisition company focused on energy and environmental projects until the sale of a majority interest in Tremisis II to a Korean Investment group in March 2009. Mr. Ormand remains as a member of the Board of Directors of Tremisis II.

From 2005 to 2007, he served as Managing Director and Head of the North American Oil and Gas Investment Banking group at West LB AG. From 1988 until December 2004, Mr. Ormand was with CIBC World Markets and Oppenheimer & Co., and served as Managing Director and Head of CIBC World Markets’ U.S. Oil and Gas Investment Banking Group. Mr. Ormand received his B.A. in Economics in 1980 and his M.B.A. in Finance and Accounting in 1982 from the University of California Los Angeles, and studied Economics at Cambridge University, England in 1979.

Class III Director

Gary C. Evans—Chairman and Chief Executive Officer

Gary C. Evans is the Chairman and Chief Executive Officer and founder of GreenHunter Energy. Mr. Evans served as the Company’s President from inception until October 1, 2009. Mr. Evans has been Chairman and Chief Executive Officer of Magnum Hunter Resources Corporation (NYSE Amex: MHR) since May 2009.

During twenty years ending in April 2005, Mr. Evans served as Chairman, President and Chief Executive Officer of Magnum Hunter Resources, Inc. (a New York Stock Exchange listed company) and Chairman and Chief Executive Officer of all of the Magnum Hunter subsidiaries since their formation or acquisition dating back to 1985. Mr. Evans founded the predecessor company, Hunter Resources, Inc., that was merged into and formed Magnum Hunter Resources, Inc. until its merger with Cimarex Energy, Inc. (NYSE: XEC) during June 2005 in a $2.2 billion transaction. Magnum Hunter Resources, Inc. was in the business of exploration and production of crude oil and natural gas. From 1978 to 1985, Mr. Evans was employed in the banking profession and was associated with the Mercantile Bank of Canada, where he held various positions including Vice President and Manager of the Energy Division of the Southwestern United States, and BancTexas, N.A. f/k/a/ National Bank of Commerce.

Mr. Evans currently serves as a Director of Novavax, Inc., a NASDAQ listed pharmaceutical company. Mr. Evans serves as an Individual Trustee of TEL Offshore Trust, a publicly listed oil and gas trust. Mr. Evans also serves on the Board of Advisors of the Maguire Energy Institute at Southern Methodist University. Mr. Evans was recognized by Ernst and Young as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector and was subsequently inducted into the World Hall of Fame for Ernst & Young Entrepreneurs.

Roy E. Easley—Director

Mr. Easley has been a Director of the Company since February 14, 2012. Mr. Easley has over 32 years of business development and executive management experience in the oil and natural gas exploration and production industry. Mr. Easley is Managing Partner of Easley Exploration Partners, LLC in Dallas which was formed to develop exploration projects in Texas. Previously, Mr. Easley served in various roles with Hunt Oil Company including Senior Vice President of Hunt’s U.S. Exploration, U.S. Exploration and Production and Gulf Coast/Gulf of Mexico operations. Prior to Hunt, Mr. Easley was Director of Business Development for Chieftain International where he was responsible for acquisitions as well as assisting the Chief Operating Officer in management of the Company’s Gulf of Mexico business activities.

Mr. Easley was also associated with Tana Oil and Gas Corporation and he began his career with Exxon Company USA after graduating from the University of Texas at Austin with a Bachelor of Science Degree in Geological Sciences. Mr. Easley is a member of IPAA and recently served as Vice President and Director of the Dallas Petroleum Club.

Director Compensation

The following compensation was paid to our independent members of the board of directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Roy E. Easley*	—	—	—	—
Ronald D. Ormand**	—	50,000	—	50,000
Ronald H. Walker**	—	50,000	—	50,000

*	Mr. Easley was not elected to the Board until February 14, 2012.
**	The Board of Directors has waived any cash compensation payments for acting as a Board member until the Company’s performance has improved. However, Board members are receiving restricted stock payments in lieu of their annual retainer payment. Mr. Ormand and Mr. Walker received 49,648 shares of restricted common stock granted under the Company’s 2010 Long-Term Incentive Compensation Plan. The number of shares each director received was based on the market price of the stock on each date the retainer was earned.

For fiscal 2012, our directors (other than members of our management) will be entitled to receive an annual retainer of $50,000, payable quarterly, plus $1,000 per meeting of our board of directors, $500 per meeting of a committee of the board attended or $250 if such board member attends a board or committee meeting by telephone. These directors will also be reimbursed for all out-of-pocket expenses incurred in their capacities as members of the board. We will also grant new independent directors 100,000 stock options at an exercise price equal to the then market value vesting over a three year period. We currently maintain directors and officers liability insurance coverage with an aggregate policy limit of $5,000,000.

MANAGEMENT

Name	Age	Offices Held
Gary C. Evans	54	Chief Executive Officer
Jonathan D. Hoopes	45	President and Chief Operating Officer
Morgan F. Johnston	51	Senior Vice President, General Counsel and Secretary
David S. Krueger	61	Vice President and Chief Financial Officer

For the biographical information of Mr. Evans and Mr. Hoopes, please see the section entitled “Directors” beginning on page 64 of this prospectus.

Morgan F. Johnston—Senior Vice President, General Counsel, and Secretary

Morgan F. Johnston has served as Senior Vice President, General Counsel and Secretary of the Company since March 1, 2007. From June 2005 until March 1, 2007, Mr. Johnston was a sole practitioner representing clients in corporate and securities law. He previously served as the Senior Vice President, General Counsel and Secretary of Magnum Hunter Resources, Inc. (MHR), a NYSE listed company, from January 1, 2003 to June of 2005. He served as MHR’s Vice President and General Counsel since April 1997 and also served as MHR’s Secretary since May 1996. Magnum Hunter Resources, Inc. was in the business of exploration and production of crude oil and natural gas.

Mr. Johnston was in private practice as a sole practitioner from May 1996 to April 1997, specializing in corporate and securities law. From February 1994 to May 1996, Mr. Johnston served as General Counsel for Millennia, Inc. and Digital Communications Technology Corporation, two AMEX listed companies. He also previously served as securities counsel for Motel 6 L.P., an NYSE listed company. Mr. Johnston graduated cum laude from Texas Tech Law School in May 1986 and was also a member of the Texas Tech Law Review. He is licensed to practice law in the State of Texas.

David S. Krueger—Vice President and Chief Financial Officer

David S. Krueger has served as Vice President and Chief Financial Officer of GreenHunter since May 2006. From June 2005 to May 2006, Mr. Krueger was Vice President and Chief Financial Officer for Sulphur River Exploration, Inc. in Dallas, Texas. Sulphur River Exploration, Inc. is an independent oil and gas exploration, production, and operating company.

Mr. Krueger served as Vice President and Chief Accounting Officer of Magnum Hunter Resources, Inc. from January 1997 to June 2005. Magnum Hunter Resources, Inc. was in the business of exploration and production of crude oil and natural gas. Mr. Krueger acted as Vice President-Finance of Cimarron Gas Holding Co., a gas processing and natural gas liquids marketing company in Tulsa, Oklahoma, from April 1992 until January 1997. Mr. Krueger served as Vice President/Controller of American Central Gas Companies, Inc., a gas gathering, processing and marketing company from May 1988 until April 1992. From 1974 to 1986, Mr. Krueger served in various managerial capacities for Southland Energy Corporation. Mr. Krueger, a certified public accountant, graduated from the University of Arkansas with a B.S. degree in Business Administration and earned his M.B.A. from the University of Tulsa.

The following table sets forth all compensation for the fiscal years ended 2011 and 2010 awarded to, earned by or paid to executive officers of the Company.

Executive Compensation

Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Deferred Comp ($)**	Stock Awards ($)	Option Awards ($)***	All Other Comp ($)*	Total ($)
Gary C. Evans	2011	—	212,000		584,247		796,247
—Chairman and CEO	2010	145,361	54,639	—	—	9,000	209,000
Jonathan D. Hoopes	2011	254,807			233,699		488,506
—President and COO	2010	173,076	76,924	—	—	—	250,000
David S. Krueger	2011	65,384	140,674		58,425	2,942	267,425
—VP and CFO	2010	138,462	64,308	—	—	6,230	209,000
Morgan F. Johnston	2011	203,846			87,637	9,173	300,656
—Sr. VP, General Counsel and Secretary	2010	138,462	64,307	—	—	6,231	209,000

*	This column represents the employees’ car allowance for the applicable year.
**	This column represents the unwritten agreement between the applicable officer and the Company’s board of directors regarding their compensation. For those officers in this table who have a number in the deferred compensation category, each has agreed to defer the indicated amounts until the company was in a better financial position to make these payments.
***	Mr. Evans received a stock option grant for 1,000,000 shares, vesting over a three year period at an exercise price of $0.90 on April 6, 2011. Mr. Hoopes received a stock option grant for 400,000 shares, vesting over a three-year period at an exercise price of $0.90 on April 6, 2011. Mr. Krueger received a stock option grant for 100,000 shares, vesting over a three year period at an exercise price of $0.90 on April 6, 2011. Mr. Johnston received a stock option grant for 150,000 shares, vesting over a three year period at an exercise price of $0.90 on April 6, 2011. All shares option grants were made pursuant to the Company’s 2010 Long-Term Incentive Compensation Plan. Each such option grant has a life of ten years and vest in equal installments over three years.

No officers received any short-term or cash bonuses for 2010 or 2011.

Mr. Hoopes’ Employment Agreement

We have an employment agreement with Mr. Hoopes that we entered into on October 1, 2009. The employment agreement had a two-year term, but automatically renews for subsequent six-month terms until terminated. In addition to vacation and other benefits commensurate with other employees of the Company, the employment agreement provides for a $250,000 annual base salary, and provides for the awarding of an annual cash bonus, in the sole discretion of the Board, targeted at 100% of Mr. Hoopes’ annual base salary. Mr. Hoopes was also provided a moving allowance in 2009 of $50,000 and was awarded 100,000 restricted shares of the Company’s common stock and was awarded a grant of an option to purchase up to 500,000 shares of the Company’s common stock. The employment agreement also provides for certain cash payments and the continuation of certain benefits upon an involuntary termination or change of control event, which is further described below.

Potential Payments Upon Termination or Change-of-Control

The following table provides change of control payments due to the executive officers named in the Summary Compensation Table. These cash payments would be due to the executive officers in the event of a change of control.

Executive Officer	Amount of Payment Upon an Involuntary Termination(1)		Amount of Payment Upon A Change of Control(2)
Jonathan D. Hoopes	$250,000	(3)	$500,000	(4)

Pursuant to Mr. Hoopes employment agreement, if Mr. Hoopes is terminated without cause or upon a change of control even, he is entitled to twelve months’ paid COBRA benefits.

(1)	An “Involuntary Termination” means any termination of Mr. Hoopes’ employment with the Company which was not for just cause, result of his death or disability, or the expiration of the agreement, and which was not a resignation for “Good Reason.” For purposes of Mr. Hoopes’ employment agreement, “Good Reason” shall mean any one or more of the following:

•	A diminution of Mr. Hoopes’ annual base salary;

•

A material diminution of Mr. Hoopes’ authority, duties, or responsibilities, including a material change in the reporting structure of the Company such that Mr. Hoopes reports to someone other than the Chairman, Chief Executive Officer and the Board of Directors;

•

A material change in the geographic location at which Mr. Hoopes must perform services which for purposes of the employment agreement includes only the Company requiring Mr. Hoopes to involuntarily relocate to a geographic location other than the Dallas/Ft. Worth, Texas metroplex area; or

•	A material breach by the Company of any provision of Mr. Hoopes’ employment agreement.

(2)	A change of control is defined as any of the following transactions occurring:

•

The stockholders approval of a merger or consolidation of the Company with another corporation in greater than 50% change in the total voting power of the Company or the surviving company immediately following such transaction;

•	The stockholders’ approval of a plan of liquidation of the Company;

•	The stockholders’ approval of an agreement for the sale by the Company of all or substantially all of the Company’s assets;

•

The acquisition by any person of securities representing 50% or more of the total voting power of the Company which person does not already own 50% or more of the total voting power of the Company as of the effective date; or

•	Certain changes in the majority composition of the Board not initiated by the Board.

(3)	Payments made pursuant to an involuntary termination would be paid in a lump sum.
(4)	Payments made pursuant to a change of control would be paid in a lump sum and would only be paid out in the event Mr. Hoopes was no longer employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

The following non-incentive stock options were outstanding to the below named executives at December 31, 2011:

Name	Number of Securities underlying unexercised options exercisable	Number of Securities underlying unexercised options unexercisable	Exercise Price ($/sh)		Expiration Date
Gary C. Evans,	666,666	333,334	1.96		August 26, 2019
CEO	352,000	—	18.91		February 13, 2018
		1,000,000	0.90		April 6, 2021
Jonathan D. Hoopes,		400,000	0.90		April 6, 2021
President and COO	100,000	400,000	1.41		December 11, 2019
David S. Krueger,		100,000	0.90		April 6, 2021
Vice President and CFO	200,000	100,000	1.96		August 26, 2019
	110,000	—	18.91		February 13, 2018
	550,000	—	5.00	*	May 5, 2017
Morgan F. Johnston,		150,000	0.90		April 6, 2021
Sr. Vice President, General	200,000	100,000	1.96		August 26, 2019
Counsel and Secretary	110,000	—	18.91		February 13, 2018
	500,000	—	5.00	*	May 5, 2017

*	There was no public market for our common shares on the date of grant of the option. Accordingly, the amounts set out in this column are based upon the fair market value per common share as estimated by us as at the date of grant of the option, which was $5.00.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NYSE Amex under the symbol “GRH.” The following table sets forth, for the calendar quarters indicated, the high and low sale price per share of our common stock as reported on the on the NYSE Amex.

	High	Low
Year Ended December 31, 2010
First quarter	$1.69	$1.10
Second quarter	$1.47	$0.90
Third quarter	$0.97	$0.50
Fourth quarter	$1.47	$0.65

Year Ended December 31, 2011
First quarter	$1.28	$0.78
Second quarter	$1.13	$0.61
Third quarter	$1.70	$0.71
Fourth quarter	$1.25	$0.62

Year Ended December 31, 2012
First quarter	$3.66	$0.81
Second quarter (through June 14, 2012)	$2.85	$1.40

As of June 14, 2012, there were 571 record holders of our common stock.

The last reported sale price of our common stock on the NYSE Amex on June 14, 2012 was $2.08 per share.

DESCRIPTION OF SERIES C PREFERRED STOCK IN THE OFFERING

The terms of the Series C Preferred Stock offered pursuant to this offering are contained in a certificate of designation that amends our certificate of incorporation, as amended. The following description is a summary of the material provisions of the Series C Preferred Stock and the certificate of designation. It does not purport to be complete. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of shares of Series C Preferred Stock. As used in this section, the terms “GreenHunter,” “us,” “we” or “our” refer to GreenHunter Energy, Inc. and not any of its subsidiaries.

General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, prior to this offering, our board of directors established the terms of the Series C Preferred Stock, which are described below.

When issued, the Series C Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series C Preferred Stock will have no preemptive rights with respect to any of our stock or any securities convertible into (other than as described below under the heading “—Conversion Rights”) or carrying rights or options to purchase any such stock. The Series C Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem or retire the Series C Preferred Stock, but we may redeem the Series C Preferred Stock as described below under “Redemption.” Unless redeemed or repurchased by us, the Series C Preferred Stock will have a perpetual term with no maturity.

Under the terms and subject to the conditions contained in the underwriting agreement with our underwriters (see below under the caption “Underwriting”), we have agreed to issue and sell to the public through our underwriters, and the underwriters have agreed to offer and sell, 600,000 shares of Series C Preferred Stock, on a best efforts basis. However, one of the conditions to our obligation to sell any of the shares of Series C Preferred Stock through the underwriters is that, upon the closing of the offering, the shares would qualify for listing on the NYSE Amex. In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares.

Subject to issuance, we anticipate that our shares of Series C Preferred Stock will be approved for listing on the NYSE Amex under the symbol “GRH.PR.C” assuming that we sell a sufficient number of shares of Series C Preferred Stock and we otherwise to satisfy the listing requirements.

The Series C Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See “Book-Entry Procedures” below.

The transfer agent, registrar and dividend disbursing agent for the Series C Preferred Stock will be Securities Transfer Corporation.

Ranking

The Series C Preferred Stock will rank: (i) senior to our common stock and any other equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “junior shares;” (ii) equal to any shares of equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank on par with such

Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, referred to as “parity shares;” (iii) junior to our existing Series A Preferred Stock and Series B Preferred Stock, which has been fully issued; (iv) junior to all other equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series C Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such creation would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock), referred to, together with the Series A Preferred Stock and Series B Preferred Stock, as “senior shares;” and (v) junior to all our existing and future indebtedness.

Dividends

Holders of the Series C Preferred Stock will be entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% per annum of the $25 per share liquidation preference, equivalent to $2.50 per annum per share. We are current in our payments of cash dividends to our currently issued and outstanding shares of Series C Preferred Stock.

With respect to shares of Series C Preferred Stock issued in                     2012, we anticipate setting the record date for a                     2012 partial dividend period on                     , 2012, with such dividend payment for such partial dividend period to be made on                      2012. With respect to subsequent monthly dividend periods, we anticipate setting the record date for each such subsequent monthly dividend period on or about the fifteenth of every month with dividends for such monthly dividend period to be paid at the end of such month to such holders of record. Holders of Series C Preferred Stock will only be entitled to dividend payments for each monthly dividend period pursuant to which they are the holder of record as of the applicable record date. Accordingly, any shares of Series C Preferred Stock initially issued after the record date for a monthly dividend period (which is expected to be on or about the fifteenth of each monthly dividend period except for the partial                     2012 dividend period) will not be entitled to dividends for such monthly dividend period. Dividends will generally be payable monthly in arrears on the last day of each calendar month; provided, that if such day falls on a national holiday or a weekend, such dividends will be due and payable on the next business day following such weekend or national holiday. Dividends payable on the shares of Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Except as discussed above with respect to the                     2012 partial dividend period, we will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the 10th day preceding the applicable payment date, or such other date we establish no less than ten days and no more than 30 days preceding the payment date.

We will not declare or pay or set aside for payment any dividend on the shares of Series C Preferred Stock if the terms of any of our agreements or senior shares, including agreements relating to our indebtedness and the certificate of designation relating to our Series A Preferred Stock and Series B Preferred Stock, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. The terms of our Series A Preferred Stock and Series B Preferred Stock prohibit the payment of cash dividends on our equity securities ranking junior to the Series A Preferred Stock and Series B Preferred Stock, which will include the Series C Preferred Stock, unless all accrued dividends on the Series A Preferred Stock and Series B Preferred Stock have been paid in full in cash or in kind, but the terms of our Series B Preferred Stock do not require us to declare a dividend on such shares. In addition, future debt, contractual covenants or arrangements we enter into may restrict or prevent future dividend payments. See the risk factor entitled “We could be prevented from paying dividends on the Series C Preferred Stock” on page 21 of this prospectus for additional information.

Notwithstanding the foregoing, however, dividends on the shares of Series C Preferred Stock will accrue regardless of whether: (i) the terms of our senior shares or our agreements, including our existing or future indebtedness, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series C Preferred Stock will not bear interest, and holders of the shares of Series C Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series C Preferred Stock will be credited to the previously accrued dividends on the shares of Series C Preferred Stock. We will credit any dividends paid on the shares of Series C Preferred Stock first to the earliest accrued and unpaid dividend due. As described more fully above, the payment of dividends with respect to the Series C Preferred Stock is subordinate to any dividends to which holders of our Series A Preferred Stock and Series B Preferred Stock are entitled.

We may not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other junior shares, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series C Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series C Preferred Stock and all parity shares, the amount which we have declared will be allocated pro rata to the shares of Series C Preferred Stock and to each parity share so that the amount declared for each share of Series C Preferred Stock and for each parity share is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

If we have committed a dividend default by failing to pay the accrued cash dividends on the outstanding Series C Preferred Stock in full for any monthly dividend period within a quarterly period for a total of four consecutive or non-consecutive quarterly periods, then until we have paid all accrued dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series C Preferred Stock will be increased to 12% per annum, which we refer to as the Penalty Rate, commencing on the first day after the dividend payment date on which such dividend default occurs; (ii) if we do not pay dividends in cash, dividends on the Series C Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, the NYSE Amex or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange (each a “national exchange”), in the form of our fully-tradable registered common stock (based on the weighted average daily trading price for the ten business day period ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then listed on a national exchange, in the form of additional shares of Series C Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of our Series C Preferred Stock will have the voting rights described below, until we have paid all dividends on the shares of our Series C Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. See “Description of Series C Preferred Stock—Voting Rights.” Once we have paid all accumulated and unpaid dividends in full and have paid cash dividends at the Penalty Rate in full for each month for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay any monthly dividend for any future quarter.

We are required by the terms of the certificate of designation governing the Series C Preferred Stock to reserve a sufficient number of shares of our common stock or Series C Preferred Stock for the payment of dividends in additional shares of our common stock or Series C Preferred Stock.

Failure to Maintain National Market Listing of Series C Preferred Stock

Once the Exchange confirms that the Series C Preferred Stock is eligible for listing, if we fail to maintain the listing of the Series C Preferred Stock on a national exchange for at least 180 consecutive days, then: (i) the annual dividend rate on the Series C Preferred Stock will be increased to the Penalty Rate commencing on the 181st day, in a period of 181 consecutive days, that the Series C Preferred Stock is not listed on a national exchange, and (ii) holders of Series C Preferred Stock will have the voting rights described below. See “—Voting Rights.” When the Series C Preferred Stock is once again listed on a national exchange, the dividend rate will be restored to the Stated Rate and the foregoing provisions will not be applicable, unless the Series C Preferred Stock is again no longer listed on a national exchange.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series C Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, or $25 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Stock and the corresponding amounts payable on all senior shares and parity shares, then after payment of the liquidating distribution on all outstanding senior shares, the holders of the Series C Preferred Stock and all other such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The certificate of designation for the Series C Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series C Preferred Stock.

Redemption

General

We may not redeem the Series C Preferred Stock prior to                     , 2015, except following a “Change of Ownership or Control” as described below in this prospectus. On or after                     , 2015, we, at our option, upon not less than 30 nor more than 60 days’ written notice, may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series C Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Unless full cumulative dividends on all Series C Preferred Stock and all parity shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series C Preferred Stock or parity shares shall be redeemed unless all outstanding Series C Preferred Stock and parity shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series C Preferred Stock or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Stock and parity shares. Furthermore, unless full cumulative dividends on all outstanding Series C Preferred Stock and parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Stock or parity shares (except by conversion into or exchange for our junior shares and parity shares).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series C Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series C Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series C Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date, (ii) the number of shares of Series C Preferred Stock to be redeemed, (iii) the redemption price of $25.00 per share of Series C Preferred Stock, plus any accrued and unpaid dividends through the date of redemption, (iv) the place or places where any certificates issued for Series C Preferred Stock other than through the DTC book entry described below, are to be surrendered for payment of the redemption price, (v) that dividends on the Series C Preferred Stock will cease to accrue on such redemption date, and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series C Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series C Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series C Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series C Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price, and (iii) require such holders to surrender any certificates issued for Series C Preferred Stock other than through the DTC book entry described below at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series C Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series C Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series C Preferred Stock that holds a certificate other than through the DTC book entry described below must present and surrender each certificate representing his Series C Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series C Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

If we redeem any shares of Series C Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Special Redemption upon Change of Ownership or Control

Following a “Change of Ownership or Control” of us by a person, entity or group, we (or the acquiring entity) will have the option to redeem the Series C Preferred Stock, in whole but not in part, within 120 days after the date on which the Change of Ownership or Control has occurred for cash, at $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared), up to the redemption date.

However, if we (or the acquiring entity) have not notified the holders of the Series C Preferred Stock before such an event of our intent to redeem the Series C Preferred Stock, the holders of the Series C Preferred Stock have the right to convert their Series C Preferred Stock into shares of our common stock immediately before consummation of the Change of Ownership or Control transaction and to participate in such transaction along with the holders of our common stock. The Series C Preferred Stock is convertible at such time into an amount of common stock equal to the result of dividing the sum of the $25.00 per share liquidation preference plus the amount of any accrued but unpaid dividends up to but not including the date of the consummation of such transaction by the value of the consideration offered for each share of common stock; provided that such common stock consideration does not exceed $20.00, which $20.00 amount is subject to pro rata adjustments for any stock splits, subdivisions or combinations, which we refer to in our certificate of designations as the “Share Cap”.

A “Change of Ownership or Control” shall be deemed to have occurred on the date: (i) that a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the voting stock of our company; (ii) that we sell, transfer or otherwise dispose of all or substantially all of our assets; or (iii) of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the corporation issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Voting Rights

Except as indicated below, the holders of Series C Preferred Stock will have no voting rights.

If and whenever either (i) cash dividends on any outstanding Series C Preferred Stock have not been paid in full for any monthly dividend period for any four consecutive or non-consecutive quarterly periods, whether or not earned or declared, or (ii) the Series C Preferred Stock is not listed on a national exchange for a period of at least 180 consecutive days after it becomes eligible for listing, the number of directors then constituting our board of directors will increase by two, and the holders of Series C Preferred Stock, voting together as a class with the holders of any other parity shares upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of stockholders, or special meeting held in place thereof, or a special meeting of the holders of Series C Preferred Stock and such voting preferred shares called at the request of any holder of record of the Series C Preferred Stock or by a holder of such voting preferred shares and at each subsequent annual meeting of stockholders until all such dividends and all dividends for the current quarterly period on the Series C Preferred Stock and such other voting preferred shares have been paid or declared and paid or set aside for payment for two consecutive quarterly periods, or until the Series C Preferred Stock is again subject to a national market listing, as applicable. The term of office of all directors so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding Series C Preferred Stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to: (i) amend our certificate of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series C Preferred Stock or the voting preferred shares; (ii) enter into a statutory share exchange that affects the Series C Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of Series C Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series C Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series C Preferred Stock); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. The creation of a class of parity shares or an increase of the authorized number of Series C Preferred Stock shall require the approval of the majority of the outstanding Series C Preferred Stock. However, we may create additional classes of shares ranking junior to the Series C Preferred Stock as to dividends or upon liquidation (each, referred to as “junior shares”), increase the authorized number of junior shares and issue additional shares of Series C Preferred Stock, series of parity shares and junior shares without the consent of any holder of Series C Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series C Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

Except as provided above, the holders of Series C Preferred Stock are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our certificate of incorporation.

Conversion Rights

The shares of Series C Preferred Stock are not convertible into or exchangeable for any of our other property or securities except under certain circumstances upon a change of ownership or control transaction.

Upon the occurrence of a change of ownership or control, which we refer to as the Change of Control Date, each holder of shares of our Series C Preferred Stock shall have the right, unless prior to the Change of Control Date we have provided notice of our election to redeem the shares of Series C Preferred Stock , as described above under the section entitled “Special Redemption upon Change of Ownership or Control,” to convert some or all of the shares of Series C Preferred Stock held by such holder on the Change of Control Date into a number of shares of our common stock, which we refer to as the Change of Control Conversion Right. The number of shares of common stock obtained upon such conversion would be equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 per share liquidation preference plus (y) the amount of any accumulated and unpaid dividends to, but not including, the change of control date (unless the change of control date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (B) the consideration per share of common stock paid in the change of ownership or control, and (ii) $20.00, or the Share Cap.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend payable in shares of our common stock, subdivisions or combinations, which we refer to as Stock Splits, with respect to shares of our common stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split.

In the case of a change of ownership or control pursuant to which shares of common stock shall be converted into cash, securities or other property or assets (including any combination thereof), which we refer to as Alternative Form Consideration, a holder of shares of Series C Preferred Stock shall receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder of shares of Series C Preferred Stock would have owned or been entitled to receive upon the change of ownership or control had such holder of Series C Preferred Stock held a number of shares of our common stock equal to the consideration immediately prior to the effective time of the Change of Ownership or Control.

In the event that holders of shares of our common stock have the opportunity to elect the form of consideration to be received in the change of ownership or control, the consideration that the holders of shares of Series C Preferred Stock shall receive shall be in the form and proportion of the aggregate consideration elected by the holders of the shares of our common stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of shares of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the change of ownership or control.

No fractional shares of our common stock shall be issued upon the conversion of the Series C Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the price of shares of our common stock.

Within 15 days following the occurrence of a change of ownership or control, a notice of occurrence of the change of ownership or control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series C Preferred Stock at their addresses as they appear on our share transfer records and notice shall be provided to our transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the change of ownership or control; (ii) the date of the change of ownership or control; (iii) the last date on which the holders of shares of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the price per share of our common stock; (v) the Change of Control Conversion Date, which shall be a business day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, we have provided or will provide notice of our election to redeem all or any portion of the Series C Preferred Stock, the holder will not be able to convert shares of Series C Preferred Stock and such Series C Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Form Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of shares of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.

In order to exercise the Change of Control Conversion Right, a holder of shares of Series C Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the shares of Series C Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable terms of the Series C Preferred Stock. Notwithstanding the foregoing, if the Series C Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company, or the DTC.

Holders of shares of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C

Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series C Preferred Stock is held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable conversion consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, we have provided or provides notice of our election to redeem such shares of Series C Preferred Stock. If we elect to redeem such Series C Preferred Stock that would otherwise be converted into the applicable conversion consideration on a Change of Control Conversion Date, such Series C Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

In any event, we shall deliver the applicable conversion consideration no later than the third business day following the Change of Control Conversion Date.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will: (i) transmit by mail to all holders of Series C Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections (other than any exhibits that would have been required); and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series C Preferred Stock. We will mail the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Book-Entry Procedures

The Depository Trust Company & Clearing Corporation, which we refer to as DTC, will act as securities depositary for the Series C Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series C Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as “Direct Participants”, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE Amex, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as “Indirect Participants.” The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series C Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series C Preferred Stock on DTC’s records. You, as the actual owner of the Series C Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series C Preferred Stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series C Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series C Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series C Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Series C Preferred Stock is credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series C Preferred Stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series C Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation (including our certificate of designations) and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 90,000,000 shares of common stock, par value $0.001 per share.

Common Stock Outstanding. As of April 27, 2012 there were 28,079,427 shares of our common stock issued and outstanding. All shares of our common stock currently outstanding are fully paid and non-assessable.

Voting Rights. Each share of our common stock entitles its holder of record to one vote on all matters to be voted on by the stockholders. All matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class. Except as otherwise provided by law or in our amended and restated certificate of incorporation, and subject to voting rights granted to holders of outstanding preferred stock and the power of our board of directors to amend our bylaws, amendments to our amended and restated certificate of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors.

Preemptive Rights. Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion. There are no redemption or sinking fund provisions applicable to our common stock.

Rights upon Liquidation. Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share pro-rata in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock.

Listing. Our common shares are listed on the NYSE Amex under the symbol “GRH”.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 10,000,000 shares of preferred stock, par value $0.001 per share. Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders (unless such action is required, the certificate of designations for our existing preferred stock, by applicable law or listing rules of an applicable securities exchange or quotation system), to designate and issue our preferred stock in one or more series and to establish the designations, powers, preferences and relative participating, optional or other rights of such series, which may be greater than the rights of our common stock.

Preferred Stock Outstanding. We currently have three series of preferred stock outstanding: the 2007 Series A 8% Convertible Preferred Stock, which we refer to as the Series A Preferred Stock, the 2008 Series B Convertible Preferred Stock, which we refer to as the Series B Preferred Stock, and the 10% Series C Cumulative

preferred stock, which we refer to as Series C Preferred Stock. As of March 31, 2012, there were 5,978 shares of Series A Preferred Stock, 9,802 shares of Series B Preferred Stock and 105,191 shares of Series C Preferred Stock issued and outstanding. As discussed above, our board of directors generally has to designate and issue our preferred stock in one or more further series. The rights of the two series are substantially identical, except as described below.

Dividend Rights. A cumulative dividend is payable on the Series A Preferred Stock at the annual rate of 8.0% of the $1,000 stated value, or $80.00 per share. Such dividends are payable, at our option in cash or shares of common stock. Dividends payable in shares of common stock will be paid by calculating the cash dividend that is due on the dividend payment date, dividing such amount by the 10-day average price per share of common stock, and multiplying this amount by 115%. Dividends are paid quarterly in arrears, if and when declared by our Board of Directors, on March 31, June 30, September 30 and December 31 in each year or if such date is not a business day, then on the business day immediately following such dividend payment date. In the event that dividends on the Series A Preferred Stock have not been paid in full for two consecutive quarters, which is referred to as a dividend default, any accrued dividends shall be added to the stated value of the preferred stock and thereafter shall no longer be considered accrued dividends, which amount we refer to as the added stated value. In the event of a dividend default, the dividend rate on the Series A Preferred Stock shall increase to 10.0% per annum for only the added stated value. There is no fixed dividend payable on Series B Preferred Stock.

Conversion Rights. Shares of Series A Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $5.00 per common share, subject to certain anti-dilution protections. In accordance with these anti-dilution protections, the conversion price of our preferred stock will be subject to an adjustment to reduce dilution in the event that we effect a stock split, a recapitalization, or similar event. Shares of Series B Preferred Stock are convertible at any time, at the option of the holder, into shares of common stock at a conversion price of $7.50 per common share, subject to the same anti-dilution protections. We retain the option to convert both series of preferred stock at the conversion price then in effect, in whole or in part, at any time each of the following conditions are satisfied: (1) the last closing trade price per share of the common stock is greater than or equal to $20.00 for 31 consecutive trading days (as adjusted for splits, recapitalizations, and the like), and (2) the average daily trading volume for shares of our common stock over the same 31-trading day period equals or exceeds 65,000 shares.

Voting Rights. The Series A Preferred Stock and Series B Preferred Stock will vote together with the shares of common stock as a single class at any annual or special meeting of stockholders, and each holder of preferred stock is entitled to that number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder on the record date fixed for such meeting are convertible. In addition, the affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class shall be required in order to: (i) amend, repeal or change the provisions of our amended and restated certificate of incorporation in any way which would materially and adversely affect the rights or preferences of the Series A Preferred Stock or Series B Preferred Stock, or (ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock that has rights senior to or on parity with the Series A Preferred Stock or Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

Redemption Rights. At our sole option, on or after the fifth anniversary of each series’ issuance date, we may redeem the Series A Preferred Stock or Series B Preferred Stock by paying in cash the original purchase price for the redeemed shares plus any accrued and unpaid dividends thereon. Upon the liquidation, dissolution or winding-up of the Company, the holders of our preferred stock are entitled to an amount equal to the original purchase price plus any accrued but unpaid dividends. After the payment of this liquidation amount, the remaining assets of the Company will be distributed to the holders of common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws; Inapplicability of Section 203 of the Delaware General Corporation Law

Some provisions of our amended and restated certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interest. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. In addition, our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. If applicable, the statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder by acquiring such 15% ownership, subject to certain exceptions. We have opted out of Section 203 with an express provision in our original certificate of incorporation.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, Series A Preferred Stock, and Series B Preferred Stock is Securities Transfer Corporation.

DESCRIPTION OF INDEBTEDNESS

Recourse Indebtedness

Notes Payable

As of March 31, 2012, we had approximately $1.4 million in outstanding notes due on November 30, 2017, with an interest rate of 5.7% that we incurred in connection with our purchase of real estate that is used for our corporate headquarters. As of March 31, 2012, we also had approximately $47,000 in outstanding notes due July 1, 2012, with an interest rate of 6.5%.

Promissory Note to Mr. Gary C. Evans, our Chairman and Chief Executive Officer

On September 29, 2010 and December 30, 2010, we entered into promissory notes with Mr. Gary C. Evans, our Chairman and Chief Executive Officer, for $600,000 and $260,000, respectively, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10.0%. We have subsequently extended the maturity dates to December 31, 2012, and the interest rate was increased to 14%.

On June 21, 2011, principal in the amount of $500,000 from the 10.0% promissory note due to our Chairman and Chief Executive Office was converted into 250,000 units which were offered under our private placement of common stock and warrants, each comprised of two shares of our common stock and warrants to purchase two shares of our common stock that are immediately exercisable and expire on January 31, 2014, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share at a price of $2.00 per unit. The balance under these promissory notes was approximately $839,000 at March 31, 2012. The notes are convertible into common stock at the holder’s option based on the closing price of our common stock on the day prior to the election to convert.

Convertible Promissory Note Payable

On February 17, 2012, we entered into a 10% convertible promissory note for $2.2 million payable to Triad Hunter as partial consideration for the Hunter Disposal acquisition. Terms of payment under the note are interest only due quarterly from May 17, 2012 to February 17, 2013. Thereafter, beginning on May 17, 2013, and continuing quarterly until February 17, 2017, the payments due will include accrued interest and principle payments of $137,500 per quarter. The promissory note matures on February 17, 2017, and is convertible at any time by the holder into shares of our common stock at a conversion price of $2.50 per share. See Note 3 – Acquisitions, of our Financial Statements, for additional information.

Equipment Note Payable

As of March 31, 2012, we had approximately $3.2 million in outstanding notes due on various dates ranging from January 24, 2015 through February 28, 2017, with interest rates from 4.25% to 7.99%, which are collateralized by equipment purchased.

Non-Recourse Indebtedness

9.0% Series B Senior Secured Redeemable Debentures

The Series B Debentures are non-recourse to GreenHunter Energy, Inc. and are secured by our common stock in our wholly owned subsidiary, GreenHunter Mesquite Lake, LLC. The Series B Debentures have a term of five years from the date of issuance and currently may be redeemed into shares of our common stock at our option. As of March 31, 2012, we had $4.9 million of outstanding Series B Debentures. The offering of Series B Debentures concluded in April 2009. During the period from March 2011 through December 2011, we were unable to make interest payments on the Series B Debentures. The holders of the Series B Debentures have the ability to foreclose on the collateral.

During the three months ended March 31, 2012, the holders of $392,000 of our Series B Debentures elected to convert their principal and accrued interest into shares of our Series C Preferred Stock. Additionally, we have received irrevocable agreements from other holders of our Series B Debentures to convert an additional approximately $2.1 million of our Series B Debentures into shares of our Series C Preferred Stock in 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2011 held by (i) each of our directors and named executive officers; (ii) all directors and executive officers as a group; and (iii) any person (or group) who is known to GreenHunter to be the beneficial owner of more than 5% of any class of its common stock.

Unless otherwise specified, the address of each of the persons set forth is in care of GreenHunter Energy, Inc., 1048 Texan Trail, Grapevine, Texas 76051.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (9)
Common Stock	Gary C. Evans	15,867,709	(2)	60.0
Common Stock	Ray E. Easley	35,500		*
Common Stock	Ronald D. Ormand	238,486	(3)	*
Common Stock	Ronald H. Walker	254,777	(4)	*
Common Stock	Jonathan D. Hoopes	160,150	(5)	*
Common Stock	Morgan F. Johnston	713,994	(6)	2.7
Common Stock	David S. Krueger	764,427	(7)	2.8
Common Stock	Investment Hunter, LLC	14,160,000		56.0
Common Stock	West Coast Opportunity Fund, LLC	2,543,587	(8)	9.9
Common Stock	All officers and directors as a group (7 persons named above)	18,025,043		69.0%

*	Less than 1%.
(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.
(2)	Includes 14,160,000 shares held directly by Investment Hunter, LLC, 250,000 common stock purchase warrants at an exercise price of $1.50, 250,000 common stock purchase warrants at an exercise price of $2.50, 352,000 common stock purchase options at an exercise price of $18.91 per share and 333,333 common stock purchase options at an exercise price of $1.96. Also includes 11,800 shares held by Mr. Evans as custodian for his children. Gary C. Evans is the manager of Investment Hunter, LLC and his children are the beneficial owners.
(3)	Consists of 66,666 common stock purchase options at an exercise price of $0.97 per share.
(4)	Consists of 100,000 common stock purchase options at an exercise price of $10.00 per share and 66,666 common stock purchase options at an exercise price of $1.96 per share.
(5)	Includes 100,000 common stock purchase options at an exercise price of $1.41 per share.
(6)	Includes 500,000 common stock purchase options at an exercise price of $5.00 per share, 110,000 common stock purchase options at an exercise price of $18.91 per share, 100,000 common stock purchase options at an exercise price of $1.96 per share.
(7)	Includes 550,000 common stock purchase options at an exercise price of $5.00 per share, 110,000 common stock purchase options at an exercise price of $18.91 per share, 100,000 common stock purchase options at an exercise price of $1.96 per share.
(8)	Consists of 5,978 shares of Series A Preferred Stock convertible into 1,195,600 shares of common stock and 9,802 shares of Series B Preferred Stock convertible into 1,306,933 shares of common stock and 3,423,500 shares of common stock exercisable pursuant to common stock purchase warrants. By agreement, West Coast Opportunity Fund, LLC cannot convert or exercise any securities that cause it to own 10% or more of the common stock of the Company. Paul J. Orfalea, Lance W. Helfert and R. Atticus Lowe have shared voting and investment control over the securities held by West Coast Opportunity Fund, LLC. The address for West Coast Opportunity Fund, LLC is 2151 Alessandro Drive, Suite 1000, Ventura, California 93001.
(9)	A total of 25,435,874 shares of GreenHunter Energy’s Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner below, any options exercisable or securities convertible into common within 60 days have been included in the denominator.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As provided by our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. A “related party transaction” is defined to include any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest. Related persons would include our directors, executive officers (and immediate family members of our directors and executive officers), and persons controlling over five percent of our outstanding common stock. In determining whether to approve a related party transaction, the audit committee will generally evaluate the transaction in terms of the following:

•	the nature of the relationships among the parties;

•	the materiality of the transaction to the company;

•	the availability of other sources for comparable products or services;

•	the terms available to unrelated third parties or to employees generally;

•	the related person’s interest in the transaction; and

•	the benefit of the transaction to the related person and to the company.

Additionally, in cases of transactions in which a director or executive officer may have an interest, our board of directors also will evaluate the effect of the transaction on such individual’s willingness or ability to properly perform his or her duties at the Company.

The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

Transactions with Management and Others

On September 29, 2010 and December 30, 2010, we entered into a promissory note with Mr. Gary C. Evans, our Chairman and Chief Executive Officer, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10.0%. The maturity dates were subsequently extended to December 31, 2012, and the interest rate was increased to 14%. On June 21, 2011, principal in the amount of $500,000 from the 10% promissory note was converted into 250,000 units which were offered under our private placement of common stock and warrants, each comprised of two shares of common stock and warrants to purchase two shares of our common stock that are immediately exercisable and expire on January 31, 2014, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share at a price of $2.00 per unit. The balance under these promissory notes was approximately $839,000 at March 31, 2012. The notes are convertible into shares of our common stock at the holder’s option based on the closing price of our common stock on the day prior to the election to convert.

During the three months ended March 31, 2012 and the year ended December 31, 2011, we obtained accounting services (unrelated to those provided by our independent registered accounting firm) for a fee and provided office space and services for a fee to Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is a director, officer and major stockholder and of which one of our other directors, Ronald D. Ormand, is a director and officer. Also during these periods, we earned storage revenue for providing water storage tanks for lease to Triad Hunter, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation.

On October 13, 2011, we entered into an agreement to sell one of our office buildings in Grapevine, Texas, for $1.7 million to Magnum Hunter Resources Corporation. We recognized a gain of approximately $458,000 on the sale of the building. A portion of the proceeds was used to reduce our note payable due November 30, 2017, by $1.4 million on the closing date.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee for each party. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company's restricted common stock with a fair value of $3.3 million, 22,000 shares of our Series C Preferred Stock with a stated value of $100 per share, or $2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we amended the stated liquidation value of our Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity located in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders” and “Non-U.S. holders” (each as defined below) with respect to the purchase, ownership, and disposition of Series C Preferred Stock offered by this prospectus. This discussion only applies to purchasers who purchase and hold the Series C Preferred Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series C Preferred Stock in light of its particular circumstances.

This discussion is based upon provisions of the Code, Treasury regulations, rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of Series C Preferred Stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or holder of Series C Preferred Stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series C Preferred Stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, former U.S. citizens, or former long-term U.S. residents). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series C Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series C Preferred Stock, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series C Preferred Stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR SERIES C PREFERRED STOCK. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES C PREFERRED STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SERIES C PREFERRED STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR SERIES C PREFERRED STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. holders:

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences to “U.S. holders” (as defined below) of the purchase, ownership and disposition of our Series C Preferred Stock. You are a “U.S. holder” if you are a beneficial owner of Series C Preferred stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General. In general, if distributions are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series C Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Consequences—U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions.”

Dividends received by individual holders of Series C Preferred Stock will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series C Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series C Preferred Stock becomes ex-dividend. Also, if a dividend received by an individual stockholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock. In addition, under the Patient Protection and 2010 Reconciliation Act (the “2010 Reconciliation Act”), dividends recognized after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. Individual stockholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporations generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. If a corporate stockholder receives a dividend on the Series C Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the stockholder in certain instances must reduce its basis in the Series C Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of Series C Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Code Section 1059 to any dividends it receives.

Distributions of Additional Shares of Common Stock or Series C Preferred Stock. As discussed under “Description of Series C Preferred Stock—Dividends—Failure to Make Dividend Payments,” the certificate of designation governing the Series C Preferred Stock requires us to pay dividends on Series C Preferred Stock “in-kind” in shares of our common stock or additional shares of Series C Preferred Stock in certain circumstances. Such dividend distributions of shares of common stock or additional shares of Series C Preferred Stock will be treated as taxable distributions in the same manner as cash distributions. The amount of the distribution and basis of the shares of common stock or Series C Preferred Stock received will be equal to the fair market value of such shares on the distribution date.

Constructive Distributions on Series C Preferred Stock. A distribution by a corporation of its stock deemed made with respect to its preferred stock is treated as a distribution of property to which Section 301 of the Code applies. If a corporation issues preferred stock that may be redeemed at a price higher than its issue price, the excess (a “redemption premium”) is treated under certain circumstances as a constructive distribution (or series of constructive distributions) of additional preferred stock.

The constructive distribution of property equal to the redemption premium would accrue without regard to the holder’s method of accounting for U.S. federal income tax purposes at a constant yield determined under principles similar to the determination of original issue discount (“OID”) under Treasury regulations under Sections 1271 through 1275 of the Code (the “OID Rules”). The constructive distributions of property would be treated for U.S. federal income tax purposes as actual distributions of Series C Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under the heading “Material U.S. Federal Income Tax Consequences—U.S. holder: Distributions in General.” The application of principles similar to those applicable to debt instruments with OID to a redemption premium for the Series C Preferred Stock is uncertain.

The Company has the right to call the Series C Preferred Stock for redemption on or after                     , 2015, or upon a Change of Ownership or Control (collectively, the “call option”). The stated redemption price of the Series C Preferred Stock upon the Company’s exercise of the call option is equal to the liquidation preference of the Series C Preferred Stock (i.e., $25, plus accrued and unpaid dividends) and is payable in cash. If the Company does not exercise the call option, a U.S. holder of Series C Preferred Stock may, upon a Change of Ownership or Control, require the Company to convert the holder’s Series C Preferred Stock into shares of the Company’s common stock immediately before the Change of Ownership or Control (the “conversion option”). The aggregate value of the common stock to be received upon conversion of the Series C Preferred Stock generally would be equal to the liquidation preference of the Series C Preferred Stock (i.e. $25, plus accrued and unpaid dividends).

If the redemption price of the Series C Preferred Stock exceeds the issue price of the Series C Preferred Stock upon the exercise of the call option or conversion option, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. holders of additional Series C Preferred Stock. The redemption price for the Series C Preferred Stock should be the liquidation preference of the Series C Preferred Stock. Assuming that the issue price of the Series C Preferred Stock is determined under principles similar to the OID Rules, the issue price for the Series C Preferred Stock should be the initial offering price to the public (excluding bond houses and brokers) at which a substantial amount of the Series C Preferred Stock is sold.

A redemption premium for the Series C Preferred Stock should not result in constructive distributions to U.S. holders of the Series C Preferred Stock if the redemption premium is less than a de minimis amount as determined under principles similar to the OID Rules. A redemption premium for the Series C Preferred Stock should be considered de minimis if such premium is less than ..0025 of the Series C Preferred Stock’s liquidation value of $25.00 at maturity, multiplied by the number of complete years to maturity. Because the determination under the OID Rules of a maturity date for the Series C Preferred Stock is unclear, the remainder of this discussion assumes that the Series C Preferred Stock is issued with a redemption premium greater than a de minimis amount.

Company’s Call Option. The Company’s call option should not require constructive distributions of the redemption premium, if based on all of the facts and circumstances as of the issue date, the redemption pursuant to the Company’s call option is not more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of OID under the OID rules. The fact that a redemption right is not described in the preceding sentence does not mean that an issuer’s right to redeem is more likely than not to occur and the issuer’s right to redeem must still be tested under all the facts and circumstances to determine if it is more likely than not to occur. The Company believes that its right to redeem the Series C Preferred Stock should not be treated as more likely than not to occur under the foregoing test. Accordingly, no U.S. holder of Series C Preferred Stock should be required to recognize constructive distributions of the redemption premium because of the Company’s call option.

Holder’s Conversion Option. If upon a Change of Ownership or Control the Company does not exercise its call option and a U.S. holder elects to convert some or all of the holder’s Series C Preferred Stock into common stock of the Company, the holder should not recognize gain or loss upon the conversion excepts as noted below. The U.S. holder’s conversion of Series C Preferred Stock into common stock of the Company may result in a distribution taxed in the same manner as a cash distribution described under the heading “Material U.S. Federal Income Tax Consequences—U.S. holder: Distributions in General” if either: (i) the holder’s right is pursuant to a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings and profits of the Company, or (ii) there are dividends in arrears on the Series C Preferred Stock at the time of the recapitalization, and as a result, increases the holder’s interest in the assets or earnings and profits of the Company. In the latter case, the amount of the constructive distribution is limited to the lesser of (i) the amount by which the value of the common stock received exceeds the issue price of Series C Preferred Stock, which in this case would be the redemption premium; or (ii) the amount of dividends in arrears on the Series C Preferred Stock. The Company believes that any conversion of Series C Preferred Stock into common stock should not be treated as pursuant to a plan to periodically increase the holders’ interest in the assets or earnings and profits of the Company because a holder’s right to convert requires a Change in Ownership or Control, neither of which is certain to occur or within the control of the holders of Series C Preferred Stock. Accordingly, the amount of any deemed distribution upon conversion should be the lesser of: (i) the redemption premium for Series C Preferred Stock or (ii) the amount of dividends in arrears. Assuming the Company makes monthly payments of dividends on the Series C Preferred Stock, any constructive distribution attributable to conversion of the Series C Preferred Stock into common stock of the Company should be limited in amount.

Disposition of Series C Preferred Stock, Including Redemptions. Upon any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series C Preferred Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, under the 2010 Reconciliation Act, gains recognized after December 31, 2012, by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Series C Preferred Stock will generally be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. holder generally will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. holder’s holding period for such Series C Preferred Stock exceeds one year), equal to the difference between the amount realized by the U.S. holder and the U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except to the extent that any cash or the Company’s common stock or Series C Preferred Stock received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General.” A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, unless the redemption:

•	is “not essentially equivalent to a dividend” with respect to a U.S. holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to a U.S. holder under Section 302(b)(2) of the Code;

•	results in a “complete redemption” of a U.S. holder’s stock interest in the Company under Section 302(b)(3) of the Code; or

•	is a redemption of stock held by a non-corporate shareholder, which results in a partial liquidation of the Company under Section 302(b)(4) of the Code.

In determining whether any of these tests has been met, a U.S. holder must take into account not only shares of Series C Preferred Stock and our common stock that the U.S. holder actually owns, but also shares that the U.S. holder constructively owns within the meaning of Section 318 of the Code.

A redemption payment will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in a U.S. holder’s aggregate stock interest in the Company, which will depend on the U.S. holder’s particular facts and circumstances at such time. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General” apply.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A redemption will result in a “complete redemption” if either all of the shares of our stock actually and constructively owned by a U.S. holder is exchanged in the redemption or all of the shares of our stock actually owned by the U.S. holder is exchanged in the redemption and the U.S. holder is eligible to waive, and the U.S. holder effectively waives, the attribution of shares of our stock constructively owned by the U.S. holder in accordance with the procedures described in Section 302(c)(2) of Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series C Preferred Stock generally will not qualify for this exception because the voting rights are limited as provided in the “Description of Series C Preferred Stock—Voting Rights.”

For purposes of the “redemption from non-corporate shareholders in a partial liquidation” test, a distribution will be treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (determined at the corporate level rather than the shareholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan was adopted or within the succeeding taxable year. For these purposes, a distribution is generally not essentially equivalent to a dividend if the distribution results in a corporate contraction. The determination of what constitutes a corporate contraction is factual in nature, and had been interpreted under case law to include the termination of a business or line of business.

Each U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or a payment in exchange for the Series C Preferred Stock. If the redemption payment is treated as a dividend, the rules discussed above in “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions in General” apply.

Under proposed Treasury regulations, if any amount received by a U.S. holder in redemption of Series C Preferred Stock is treated as a distribution with respect to such holder’s Series C Preferred Stock, but not as a dividend, such amount will be allocated to all shares of Series C Preferred Stock held by such holder immediately before the redemption on a pro-rata basis. The amount applied to each share will reduce such holder’s adjusted tax basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If such holder has different bases in shares of Series C Preferred Stock, then the amount allocated could reduce a portion of the basis in certain shares while reducing all of the basis, and giving rise to taxable gain, in other shares. Thus, such holder could have gain even if such holder’s aggregate adjusted tax basis in all shares of Series C Preferred Stock held exceed the aggregate amount of such distribution.

The proposed Treasury regulations permit the transfer of basis in the redeemed shares of the Series C Preferred Stock to the holder’s remaining, unredeemed Series C Preferred stock (if any), but not to any other class of stock held, directly or indirectly, by the holder. Any unrecovered basis in the Series C Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations are ultimately finalized.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series C Preferred Stock and to certain payments of proceeds on the sale or other disposition of Series C Preferred Stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Series C Preferred Stock and certain payments of proceeds on the sale or other disposition of our Series C Preferred Stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Sunset Provisions of Certain Tax Rates. Several of the tax considerations described in this prospectus are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending through December 31, 2012 certain federal income tax rates which had been set to expire (i.e., “sunset”) on December 31, 2010. The amended sunset generally provides that for taxable years beginning after December 31, 2012, certain federal income tax rates will revert back to prior federal income tax rates. The impact of the sunset is not discussed in this prospectus. Consequently, U.S. holders are urged to consult their own tax advisors regarding the effect of the sunset based on their individual tax situations.

Non-U.S. holders:

Subject to the qualifications set forth above under the caption “Material U.S. Federal Income Tax Consequences,” the following discussion summarizes the material U.S. federal income tax consequences to certain “Non-U.S. holders” (as defined below) of the purchase, ownership and disposition of Series C Preferred Stock. For purposes of this discussion, you are a “Non-U.S. holder” if you are a beneficial owner of Series C Preferred Stock and you are not a “U.S. holder.”

Distributions on the Series C Preferred Stock. In general, if distributions (whether in cash or our common stock or Series C Preferred Stock including constructive distributions as discussed under the heading “Material U.S. Federal Income Tax Consequences—U.S. holders: Distributions of Additional Shares of Common Stock or Series C Preferred Stock”) are made with respect to our Series C Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the Series C Preferred Stock and, to the extent such portion exceeds the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the Series C Preferred Stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions.” In addition, if we are a U.S. real property holding corporation, i.e. a “USRPHC,” which we believe that we are currently, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10%

or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions”), with a credit generally allowed against the Non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. holder of our Series C Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. holder of our Series C Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our Series C Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. holder of our Series C Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Series C Preferred Stock, Including Redemptions. Any gain realized by a Non-U.S. holder on the disposition of our Series C Preferred Stock will generally not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States);

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. holder owned directly or pursuant to attribution rules at any time during the five-year period ending on the date of disposition more than 5% of our Series C Preferred Stock. This assumes that our Series C Preferred Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code. We believe we are currently a USRPHC and that our Series C Preferred Stock will be regularly traded on an established securities market.

A Non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. holder were a United States person as defined under the Code.

If a Non-U.S. holder is subject to U.S. federal income tax on any sale, exchange, redemption (except as discussed below), or other disposition of the Series C Preferred Stock, such a Non-U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. holder and the Non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. holder’s holding period for the Series C Preferred Stock is longer than one year. A Non-U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

If a Non-U.S. holder is subject to U.S. federal income tax on any disposition of the Series C Preferred Stock, a redemption of shares of the Series C Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. holder generally will recognize long-term capital gain or loss, if the Non-U.S. holder’s holding period for such Series C Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. holder’s adjusted tax basis in the Series C Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends on the Series C Preferred Stock, which generally will be subject to the rules discussed above in “Material U.S. Federal Income Tax Consequences—Non-U.S. holders: Distributions on the Series C Preferred Stock.” A payment made in redemption of Series C Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Series C Preferred Stock, in the same circumstances discussed above under “Material U.S. Federal Income Tax Consequences—U.S. holders: Disposition of Series C Preferred Stock, Including Redemptions.” Each Non-U.S. holder of Series C Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of Series C Preferred Stock will be treated as a dividend or as payment in exchange for the Series C Preferred Stock.

Information reporting and backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. holder the amount of dividends paid to such Non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. holder will not be subject to backup withholding on dividends paid to such Non-U.S. holder as long as such Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person as defined under the Code), or such Non-U.S. holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our Series C Preferred Stock unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Accounts. Beginning with payments made after December 31, 2012, recently enacted legislation will generally impose a 30% withholding tax on dividends on Series C Preferred Stock and the gross proceeds of a disposition of Series C Preferred Stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the application of this legislation to them. While legislation applied to payments made after December 31, 2012, recently issued guidance by the Internal Revenue Service indicates that under future Treasury regulations, the FATCA withholding tax of 30% will not apply to dividends paid on shares of our common stock until after December 31, 2013, and to gross proceeds from the disposition of shares of our common stock until after December 31, 2014.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus, between us and MLV & Co. LLC, or MLV and Northland Capital Markets, or Northland, together acting as our underwriters, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, 600,000 shares of our Series C Preferred Stock, on a best-efforts basis.

The underwriting agreement provides that the obligation of the underwriters to offer and sell the shares of Series C Preferred Stock, on a best-efforts basis, is subject to certain conditions precedent, including but not limited to delivery of legal opinions. The underwriters are under no obligation to purchase any shares of Series C Preferred Stock for their own accounts. As a “best-efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority.

The underwriters propose to offer the shares of Series C Preferred Stock to investors at the public offering price set forth on the cover of this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. This offering will terminate if it is not consummated by                     , 2012, unless we consent, in our sole discretion, to extend such period. In connection with the offer and sale of the Series C Preferred Stock by the underwriters, we will pay the underwriters a collective amount equal to 6.5% of the gross proceeds received by us in connection with the sale of the shares of Series C Preferred Stock, which will be deemed underwriting commissions.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share	Total
Public offering price
Underwriting commission paid by us
Proceeds, before expenses, to us

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions referred to above and payment of the underwriters’ expenses referred to below, will be approximately $200,000.

We have also agreed to pay the underwriters’ reasonable out-of-pocket expenses (including fees and expense of the underwriters’ counsel) incurred by the underwriters in connection with this offering up to $120,000.

Subject to issuance, we anticipate that the outstanding shares of Series C Preferred Stock will be listed on the NYSE Amex under the symbol “GRH.PR.C.” In order to list, the NYSE Amex requires that at least 100,000 shares of Series C Preferred Stock be outstanding and the shares must be held in the aggregate by at least 100 round lot stockholders holding an aggregate of at least $2,000,000 in shares. Our common stock is already listed on the NYSE Amex under the symbol “GRH.”

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may provide from time to time in the future certain financial advisory, investment banking and other services for us in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Offering Price Determination

Prior to this offering, there has been no public market for our Series C Preferred Stock. The initial public offering price will be negotiated between the underwriters and us. In determining the initial public offering price of our Series C Preferred Stock, we and the underwriters will consider the following:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Stamp Taxes

If you purchase shares of Series C Preferred Stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Foreign Regulatory Restrictions on Purchase of the Series C Preferred Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Series C Preferred Stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Series C Preferred Stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Series C Preferred Stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

This prospectus may be made available on web sites maintained by the underwriters and the underwriters may distribute prospectuses electronically.

LEGAL MATTERS

The legality of the securities offered hereby and certain tax matters will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Certain other legal matters with respect to the securities offered hereby will be passed upon for us by Morgan F. Johnston, our Senior Vice President, General Counsel and Secretary. The underwriters are being represented in connection with this offering by K&L Gates LLP, Irvine, California.

We have agreed to pay Fullbright & Jaworski L.L.P. $158,000 for an antecedent debt owed by us, including a $100,000 promissory note, at the closing of the sale of the Series C Preferred Stock.

EXPERTS

The consolidated financial statements of GreenHunter Energy, Inc. as of and for the years ended December 31, 2011 and 2010, and the financial statements of Hunter Disposal, LLC as of and for each of the years ended December 31, 2011 and 2010, both of which are included elsewhere in this prospectus, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its reports, which are included herein in reliance upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.greenhunterenergy.com. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Copies of certain information field by use with the SEC are also available on our website at www.greenhunterenergy.com. In addition, you may read our SEC filings at the offices of the NYSE Amex, which is located at 20 Broad Street, New York, New York 10005.

GreenHunter Energy, Inc.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-1
Audited Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-2
Consolidated Statements of Operations for the years ended December 31, 2011 and 2010 and the period from July 1, 2010 (re-entering Development Stage) through December 31, 2011	F-3
Consolidated Statements of changes in Stockholders’ Equity for the years ended December 31, 2011 and 2010	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 and the period from July 1, 2010 (re-entering Development Stage) through December 31, 2011	F-5
Notes to Consolidated Financial Statements	F-6
Unaudited Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets	F-32
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2012 and 2011	F-33
Unaudited Condensed Consolidated Statement of Changes In Stockholders’ Equity for the Period From January 1, 2012 to March 31, 2012	F-35
Notes To Unaudited Consolidated Financial Statements	F-36
Financial Statements of Acquired Business	F-48
Report of Independent Registered Public Accounting Firm	F-48
Balance Sheets at December 31, 2011 and 2010	F-49
Statements of Operations for the years ended December 31, 2011 and 2010	F-50
Statement of Changes in Member’s Equity for the years ended December 31, 2011 and 2010	F-51
Statements of Cash Flows for the years ended December 31, 2011 and 2010	F-52
Notes to Financial Statements	F-53
Pro Forma Financial Statements	F-57
Notes to Pro Forma Financial Statements	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GreenHunter Energy, Inc.

We have audited the accompanying consolidated balance sheets of GreenHunter Energy, Inc. and subsidiaries (a development stage company) (collectively, the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended and for the period from July 1, 2010 through December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GreenHunter Energy, Inc. and subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years then ended, and for the period from July 1, 2010 through December 31, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ Hein & Associates LLP

Dallas, Texas

March 30, 2012

GREENHUNTER ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Development Stage Company)

	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$84,823	$181,471
Accounts receivable	63,049	—
Related party accounts receivable	204,762	4,783
Prepaid expenses and other current assets	218,357	270,093

Total current assets	570,991	456,347
FIXED ASSETS:
Land and improvements	3,243,687	3,243,687
Buildings	1,674,827	3,100,621
Plant, equipment, and other fixed assets	3,702,455	2,626,140
Accumulated depreciation	(570,552)	(566,525)
Construction in progress	12,842,251	12,846,608

Net fixed assets	20,892,668	21,250,531
OTHER ASSETS:
Deferred financing costs, net of amortization of $253,705 and $193,335, Respectively	254,285	264,998
Other noncurrent assets	1,448,136	1,446,136

Total assets	$23,166,080	$23,418,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$264,606	$176,603
Note payable to related party	889,269	766,957
Redeemable debentures, net of discount of $19,923 and $0, respectively	5,281,884	—
Accounts payable and accrued liabilities	7,578,628	5,596,535
Dividends payable	168,461	172,056
Deferred revenue—related party	65,925	—
Convertible securities	23,857	1,001,622

Total current liabilities	14,272,630	7,713,773
NON-CURRENT LIABILITIES:
Notes payable, less current portion	2,076,119	2,886,947
Redeemable debentures, net of discount of $0 and $29,558, respectively	—	5,272,249

Total liabilities	16,348,749	15,872,969
COMMITMENTS AND CONTINGENCIES (Notes 1 and 12)
STOCKHOLDERS’ EQUITY:
Series A 8% convertible preferred stock, $.001 par value, $1,327 and $1,220 stated value, respectively, 5,978 and 6,750 issued and outstanding, and liquidation preference of $8,102,516 and $8,404,290, at December 31, 2011 and 2010, respectively	7,934,055	8,232,234
Series B convertible preferred stock, $.001 par value, $1,000 stated value, 9,802 and 10,575 issued and outstanding and liquidation preference of $9,802,000 and $10,575,000 at December 31, 2011 and 2010, respectively	9,802,000	10,575,000
Common stock, $.001 par value, 90,000,000 authorized shares, 26,177,989 and 22,576,504 issued and outstanding at December 31, 2011 and 2010, respectively	26,178	22,577
Additional paid-in capital	94,677,525	88,968,451
Accumulated deficit prior to re-entering development stage	(126,670,716)	(126,670,716)
Accumulated earnings during development stage	21,483,185	26,979,695
Treasury stock, at cost, 13,985 and 22,412 shares, respectively	(208,983)	(336,285)
Unearned common stock in KSOP, at cost, 15,200 shares	(225,913)	(225,913)

Total stockholders’ equity	6,817,331	7,545,043

Total liabilities and stockholders’ equity	$23,166,080	$23,418,012

See accompanying notes to consolidated financial statements

GREENHUNTER ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Development Stage Company)

	For the Year Ended December 31,		From Re-entering Development Stage July 1, 2010 through December 31, 2011
	2011	2010
REVENUES:
Storage rental revenue—related party	$937,907	$—	$937,907
Other revenue—related party	167,433		167,433

Total revenues	1,105,340	—	1,105,340

COSTS AND EXPENSES:
Cost of storage services	1,065,154	—	1,065,154
Project costs	3,316	(10,630)	(11,379)
Depreciation expense	189,656	189,758	284,909
Selling, general and administrative	4,158,096	5,080,768	7,454,564
Loss on asset impairments	—	160,824	—

Total costs and expenses	5,416,222	5,420,720	8,793,248

OPERATING LOSS	(4,310,882)	(5,420,720)	(7,687,908)
OTHER INCOME (EXPENSE):
Interest and other income	461,213	2,994,283	1,319,718
Interest, accretion and other expense	(781,791)	(56,506)	(505,620)
Unrealized loss on convertible securities	(185,944)	(1,001,622)	(1,187,566)

Total other income (expense)	(506,522)	1,936,155	(373,468)

Loss from continuing operations	(4,817,404)	(3,484,565)	(8,061,376)
Gain on disposal of discontinued operations	—	33,055,388	33,055,388
Loss from discontinued operations, net of taxes	—	(8,933,227)	(2,495,802)

Net Income (Loss)	(4,817,404)	20,637,596	22,498,210
Preferred stock dividends	(679,106)	(655,841)	(1,015,025)

Net income (loss) to common stockholders	$(5,496,510)	$19,981,755	$21,483,185

Weighted average shares outstanding, basic and diluted	24,669,783	22,428,950	23,939,664

Net loss per share from continuing operations, basic & diluted	$(0.22)	$(0.18)	$(0.38)

Net earnings per share from discontinued operations, basic & diluted	$—	$1.08	$1.28

Net income (loss) per share, basic & diluted	$(0.22)	$0.89	$0.90

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2010 TO DECEMBER 31, 2011

(Development Stage Company)

	Series A Preferred Stock	Series B Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit Prior to Re-entering Development Stage	Retained Earnings During Development Stage July 1, 2010 - December 31, 2011	Treasury Stock	Unearned Shares in KSOP	Total Stockholders’ Equity (Deficit)
BALANCE, January 1, 2010	$7,592,389	$10,575,000	$22,139	$87,273,376	$(119,672,776)	$—	$(336,285)	$(225,913)	$(14,772,070)

Transfer accumulated preferred dividends to stated value	312,119	—	—	—	—	—	—	—	312,119
Share based compensation	—	—	—	700,551	—	—	—	—	700,551
Issued 100,000 warrants	—	—	—	69,111	—	—	—	—	69,111
Dividends on preferred stock	—	—	—	—	(319,922)	—	—	—	(319,922)
Net loss	—	—	—	—	(6,678,018)	—	—	—	(6,678,018)

BALANCE, July 1, 2010	$7,904,508	$10,575,000	$22,139	$88,043,038	$(126,670,716)	$—	$(336,285)	$(225,913)	$(20,688,229)
Transfer accumulated preferred dividends to stated value	327,726	—	—	—	—	—	—	—	327,726
Share based compensation	—	—	438	925,413	—	—	—	—	925,851
Dividends on preferred stock	—	—	—	—	—	(335,919)	—	—	(335,919)
Net income	—	—	—	—	—	27,315,614	—	—	27,315,614

BALANCE, DECEMBER 31, 2010	$8,232,234	$10,575,000	$22,577	$88,968,451	$(126,670,716)	$26,979,695	$(336,285)	$(225,913)	$7,545,043
Transfer accumulated preferred dividends to stated value	682,700	—	—	—	—	—	—	—	682,700
Share based compensation	—	—	3	818,269	—	—	—	—	818,272
Issued shares of common stock and warrants for cash	—	—	1,045	1,037,055	—	—	—	—	1,038,100
Issued shares of common stock for 401K matching contribution	—	—	229	455,878	—	—	—	—	456,107
Dividends on preferred stock	—	—	—	—	—	(679,106)	—	—	(679,106)
Issued shares of common stock and warrants upon conversion of shares of Series A Preferred Stock	(980,879)	—	772	1,607,870	—	—	—	—	627,763
Issued shares of common stock and warrants upon conversion of shares of Series B Preferred Stock	—	(773,000)	773	1,308,173	—	—	—	—	535,946
Issued shares of common stock and warrants upon conversion of $500,000 in principal of the promissory note payable with a related party	—	—	500	499,500	—	—	—	—	500,000
Issued treasury shares for payment of services	—	—	—	(117,392)	—	—	127,302	—	9,910
Issued shares of common stock for payment of executive salary	—	—	147	99,853	—	—	—	—	100,000
Issued shares of common stock per asset purchase agreement	—	—	132	(132)	—	—	—	—	—
Net loss	—	—	—	—	—	(4,817,404)	—	—	(4,817,404)

BALANCE, DECEMBER 31, 2011	$7,934,055	$9,802,000	$26,178	$94,677,525	$(126,670,716)	$21,483,185	$(208,983)	$(225,913)	$6,817,331

See accompanying notes to consolidated financial statements

GREENHUNTER ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Development Stage Company)

	For the Year Ended December 31,		From Re-entering Development Stage July 1, 2010 through December 31, 2011
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,817,404)	$20,637,596	$22,498,210
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	189,656	1,769,740	284,909
Noncash stock compensation	818,269	1,626,402	1,744,120
Issue warrants on letter of guarantee	—	69,111	—
Amortization of deferred financing costs	91,666	1,777,818	643,207
Non-cash asset impairment	—	160,824	—
Gain on sale or disposal of assets	(454,677)	(33,055,388)	(33,510,065)
Accretion of discount	9,635	367,846	177,315
Unrealized loss from change in fair value of convertible securities	185,944	1,001,622	1,187,566
Changes in certain assets and liabilities:
Accounts receivable	(114,059)	29,547	(113,151)
Related party accounts receivable	(204,762)	—	(204,762)
Prepaid expenses and other current assets	51,736	610,853	19,745
Accounts payable and accrued liabilities	2,674,985	(976,699)	5,740,866

Net cash used in operating activities	(1,569,011)	(5,980,728)	(1,532,040)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	—	2,018,765	48
Capital expenditures	(1,096,004)	(2,104,573)	(2,895,152)
Proceeds from sale of assets	1,698,969	9,775	1,698,969
Change in other assets	(2,000)	(1,146,136)	48,000

Net cash provided by (used in) investing activities	600,965	(1,222,169)	(1,148,135)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants	1,038,100	—	1,038,100
Borrowings on notes payable	1,637,905	1,020,840	2,602,897
Payment of notes payable	(1,723,654)	(275,051)	(1,846,855)
Payment of deferred financing costs	(80,953)	(275,802)	(356,755)

Net cash provided by financing activities	871,398	469,987	1,437,387

CHANGE IN CASH	(96,648)	(6,732,910)	(1,242,788)
CASH, beginning of period	181,471	6,914,381	1,327,611

CASH, end of period	$84,823	$181,471	$84,823

Cash paid for interest	$271,651	$1,550,048	$1,092,323

NONCASH TRANSACTIONS:
Issued treasury shares for payment of services	$9,910	$—	$—

Accrued dividends converted to additional stated value of Series A Preferred Stock	$682,700	$639,845	$1,010,426

Shares of common stock and warrants issued upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock	$1,753,879	$—	$—

Shares of common stock and warrants issued upon conversion of principal on promissory note with a related party	$500,000	$—	$—

Accrued capital costs	$19,040	$—	$19,040

Issued shares of common stock for 401K matching contribution	$206,470	$249,637	$—

See accompanying notes to consolidated financial statement

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Development Stage Company)

NOTE 1. ORGANIZATION, NATURE OF OPERATIONS, AND LIQUIDITY

GreenHunter Energy, Inc. (“GreenHunter”) was incorporated in the State of Delaware on June 7, 2005 under the name BTHC IV, Inc. We were formed for the purpose of reincorporating BTHC IV, LLC, a Texas limited liability company, in the State of Delaware. BTHC IV, LLC was reincorporated in Delaware by means of a merger into our company on April 11, 2006.

On December 6, 2006, GreenHunter Wind Energy LLC (“Wind Energy”), completed a “reverse acquisition” with GreenHunter. In exchange for all of the membership interest of Wind Energy, we issued 14,560,000 shares of Common Stock to the sole shareholder of Wind Energy, or 97.1% of all of the issued and outstanding stock of the company. Simultaneous with the closing of the transaction with Wind Energy, we changed our name to GreenHunter Energy, Inc. and increased the number of authorized shares of common stock to 100,000,000, consisting of 90,000,000 shares of common stock, having a par value of $.001 per share and 10,000,000 shares of preferred stock, having a par value of $.001 per share.

Current Plan of Operations and Ability to Operate as a Going Concern

As of December 31, 2011, we had a working capital deficit of $13.7 million which includes $4.4 million related to earlier construction activities at our Mesquite Lake Biomass Plant.

We have continued to experience losses from ongoing operations. These factors raise doubt about our ability to continue as a going concern. We have begun to generate revenue from our water management activities. We have received a number of capital advances from our Chairman and Chief Executive Officer in exchange for promissory notes that have been consolidated and extended to December 31, 2012. On August 15, 2011, the letter of guarantee from the Chairman and Chief Executive Officer of the company was increased for up to $2.0 million of credit support if needed to fund future operations. The total amount loaned against this letter of guarantee is approximately $889,000 resulting in a remaining guarantee of $1.1 million as of December 31, 2011.

Execution of our business plan for the next twelve months requires the ability to generate cash to satisfy planned operating requirements. We expect to receive $500,000 in proceeds from the sale of our Ocotillo wind energy project after certain conditions are met which is estimated to be sometime during 2012. Along with the revenue generated from our water management activities, which includes the Hunter Disposal acquisition discussed below, and letter of guarantee and credit support, we anticipate having sufficient cash reserves to meet all of our anticipated operating obligations for the next twelve months. Planned capital expenditures are wholly dependent on the Company’s ability to secure additional capital. As a result, we are in the process of seeking additional capital through a number of different alternatives, and particularly with respect to procuring working capital sufficient for the development of our water management projects in order that we have a business segment that can generate positive cash flow to sustain operations. We continue to pursue numerous opportunities in the water resource management business as it specifically relates to the oil and gas industry.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by the audit committee or an independent special committee for each party. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company’s restricted common stock with a fair market value of $3.3 million, 22,000 shares of our 10% cumulative preferred stock with a stated value of $2.2 million, and a $2.2 million convertible promissory note due to the seller. In connection with the sale, Triad Hunter, LLC entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC. Hunter Disposal, LLC had positive cashflow (unaudited) from operations which exceeded the Company’s deficit in cash flow from operations during 2011. Hunter Disposal entered into a significant service contract with a major oil & gas company during the second half of 2011 which further expands our water management activities for 2012. See Note 16, Subsequent Events, for more information.

There can be no assurance that we will be successful in generating sufficient cash flows to fund our planned development activities related to our water management business, or that the operations of our water management business will generate sufficient cash flows to fund our ongoing operations subsequent to its development. If we are unsuccessful in raising sufficient capital to fund the development of our water management business, or if our water management business fails to generate sufficient cash flows to fund our ongoing operating cash flow needs subsequent to its development, we will be required to seek alternative financing, sell our assets, or any combination thereof. Further, considering our financial condition, we may be forced to accept financing or sell assets at terms less favorable than would otherwise be available.

Additionally, holders of $292,000 of our Series B Debentures elected to convert their principal and accrued interest into shares of our 10% Series C cumulative preferred stock. See Note 16, Subsequent Events, for more information.

Development Stage Company

The Company has not earned significant revenue from planned principal operations since the second quarter of 2010. Accordingly, effective July 1, 2010, the Company's activities have been accounted for as those of a “Development Stage Enterprise” as set forth by FASB ASC 915. Among the disclosures required are that the Company’s financial statements be identified as those of a development stage company, and the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company's inception of development stage.

Nature of Operations

Our business plan is to acquire businesses, develop projects, and operate assets involved in the clean water business as it relates to the oil and gas industry in the unconventional oil and natural gas resource plays. We had previously structured our business to become a leading provider of clean energy products offering industrial, business, and residential customers the opportunity to purchase and utilize clean energy generated from renewable sources. We have refocused our efforts in 2011 on clean water management systems and services. Management has identified a significant unmet need and market opportunity in the area of clean water management as it relates to unconventional oil and natural gas resource plays in the energy industry.

We currently have ongoing business initiatives at GreenHunter in the clean water business through GreenHunter Water, LLC.

During 2007 we acquired Channel Refining Corporation (“CRC”), which we subsequently renamed GreenHunter BioFuels, Inc. (“BioFuels”). We completed the construction of a 105 million gallon per year intended nameplate capacity biodiesel refinery during 2008 and began production at this facility during August of the same year. The biodiesel refinery built on this site also includes terminal operations, product bulk storage, as well as the ability to process contaminated methanol (a chemical used in biodiesel production). We generated revenues during 2008 and 2009 from biodiesel sales, methanol processing and terminal storage at this site. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The trustee of the trust is Jack C. Myers, Esq. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy. See Note 5 – Discontinued Operations for more information.

On May 14, 2007, we acquired an inactive 18.5 megawatt (“MW”) (nameplate capacity) biomass plant located in Southern California. The plant is owned by our wholly-owned subsidiary, GreenHunter Mesquite Lake, Inc. (“Mesquite Lake”), which was formed for the purpose of operating and owning assets which convert waste material to electricity. We began refurbishing this bio-mass plant during July 2008 but ceased work during the fourth quarter of 2008 when we were informed that certain required permits at the facility were not in place. On August 19, 2009 we entered into a power purchase agreement with a major public utility based in Southern California.

Our Wind Energy segment remains in the development stage. We continue to hold existing rights to potential wind energy farm locations in California to operate and gather data produced from wind measurement equipment located on these sites.

The accompanying financial statements include the accounts of GreenHunter Energy, Inc. and our wholly-owned subsidiaries, GreenHunter Mesquite Lake, LLC (“Mesquite Lake”), GreenHunter Wind Energy, LLC (“Wind”), GreenHunter Water, LLC, Ritchie Hunter, LLC, and Hunter Hauling, LLC. All significant intercompany transactions and balances have been eliminated.

NOTE 2. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The accompanying financial statements include the accounts of GreenHunter Energy, Inc. and our wholly-owned subsidiaries GreenHunter Water, LLC, GreenHunter Wind Energy, LLC and GreenHunter Mesquite Lake, LLC. We disposed of our interests in GreenHunter Biofuels Inc. on November 26, 2010, resulting in a gain of $33.1 million. See Note 5 – Discontinued Operations for more information. All significant intercompany transactions and balances have been eliminated.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available at the date of the financial statements. Therefore, actual results could differ materially from those estimates. Significant estimates include the allocation of purchase price to assets and liabilities acquired, of fair value of stock compensation, valuation of convertible securities liability, and the assessment of assets for impairment.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include securities with maturities of 90 days or less at the date of purchase. At times, we have cash deposits in excess of federally insured limits.

Accounts Receivable

Accounts receivable consists of storage and other revenue from our water storage tanks. We review accounts receivable periodically and reduce the carrying amount with a valuation allowance that reflects our best estimate of the amount that may not be collectible. No allowance was deemed necessary as of December 31, 2011 or 2010.

Prepaid expenses and other current assets

Prepaid expenses and other current assets at December 31, 2011 and 2010 included the following (in thousands):

	December 31,
	2011	2010
Deposits	$65	$88
Prepaid Expenses	153	182

Total	$218	$270

Property, Plant and Equipment

Property plant and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following useful lives:

Automobiles	5 years
Computer and office equipment	5 to 7 years
Plant equipment	7 to 30 years
Land improvements	15 years
Buildings	30 years

Depreciation expense of $190,000 was recorded for the years ending December 31, 2011 and 2010. During planning of construction of our Mesquite Lake plant, we capitalized $626,000 in interest expense during the twelve months ended December 31, 2010. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization is removed from the accounts, and any gains or losses are reflected in current operations.

Construction in progress totaling $12.8 million within Plant and other Equipment on our balance sheet were assets not being depreciated at December 31, 2011, as they were not in use. They will be placed in use and subject to depreciation once construction is completed on the Mesquite Lake biomass plant. Items in Construction in Progress are not subject to depreciation while they are under construction.

Deferred Financing Costs

Costs incurred in connection with issuing debt are capitalized and amortized as an adjustment to interest expense over the term of the debt instrument using the interest method. Approximately $173,000 of our deferred financing costs are related to the Series B debentures, which are in default and are classified as current liabilities. If these obligations are repaid before the original maturity date of February 28, 2014, the related deferred financing costs will be written off at that time.

Other Non-Current Assets

Other non-current assets at December 31, 2011 and 2010 included the following (in thousands):

	2011	2010
Power Purchase Agreement	$1,396	$1,396
Deposits and other non-current assets	52	50

Total	$1,448	$1,446

Impairments

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-term assets or whether the remaining balance of long-term assets should be evaluated for possible impairment. We compare the estimate of the related undiscounted cash flows over the remaining useful lives of the applicable assets to the assets’ carrying values in measuring their recoverability. When the future cash flows are not sufficient to recover an asset’s carrying value, an impairment charge is recorded for the difference between the asset’s fair value and its carrying value. We recorded no impairments during 2011, and during 2010 we recorded impairments of $161,000 related to deposits on wind projects that were cancelled.

Asset Retirement Obligations

The Company accounts for asset retirement obligations based on the guidance of ASC 410 which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. ASC 410 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. We have not recorded any asset retirement obligations because we will conduct power generation predominately from waste materials, and plan to continue to do so in the future. We never intend to cease operations or retire all of our assets, and we cannot estimate costs that we do not intend to incur.

Repairs and Maintenance

We charge the cost of repairs and maintenance, including the cost of replacing minor items not constituting substantial betterment, to selling, general and administrative expenses as these costs are incurred.

Revenue recognition

We record revenues when the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Transportation, shipping and handling costs incurred on shipments to customers are included in selling, general and administrative costs. Excise and other taxes collected from customers and remitted to governmental authorities are not included in revenue.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with the provisions of the ASC standards which require companies to estimate the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. We estimate the fair value of each share-based award using the Black-Scholes option pricing model for service and performance based awards and the lattice model for market-based awards. Certain of our grants have performance-based vesting terms. We amortize the fair value of these awards over their estimated vesting terms which are based on both the probability and estimated timing of the achievement of these performance goals. See Note 11 for additional information on our stock-based compensation.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We measure and record income tax contingency accruals in accordance with ASC 740, Income Taxes.

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit, expirations due to statutes, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the tax accrual.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets.

Fair Value of Financial Instruments

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2—Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

Level 3—Significant inputs to the valuation model are unobservable

The following table shows assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010 and the input categories associated with those assets and liabilities.

Fair value measurements on a recurring basis December 31, 2011
	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$23,857

Total liabilities at fair value	$—	$—	$23,857

Fair value measurements on a recurring basis December 31, 2010
	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$1,001,622

Total liabilities at fair value	$—	$—	$1,001,622

The significant assumptions used in calculating the fair values of the convertible securities were a present value factor of 99.84%, a probability of occurrence of a dilutive event of 0.1%, and a volatility of 80.0%

The following schedule shows the changes in fair value measurements during the year ended December 31, 2011:

Fair market value as of December 31, 2010	$(1,001,622)
Unrealized loss from change in fair market value	(185,944)
Fair market value of derivatives settled upon conversion of Preferred Stock to common shares	1,163,709

Fair market value as of December 31, 2011	$(23,857)

The carrying value of cash and cash equivalents, receivables, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. Based on borrowing rates which management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the Company and other market factors, the carrying value of the Company's debt obligations approximate their fair value.

The Company had current derivative liabilities resulting from the antidilutive features on its common stock warrants, Series A Convertible Preferred Stock, and Series B Convertible Preferred Stock. The estimated fair value of the convertible securities liability is revalued at each balance sheet date, with changes in value recorded as other income or expense in the consolidated statements of operations. As discussed in Note 9, Stockholders’ Equity, on June 21, 2011, pursuant to the agreement with the holder of our Series A and Series B Preferred Stock outstanding, the holder converted 772 shares of Series A Preferred and 773 shares of Series B Preferred with combined stated value of $1.8 million into 772,500 units under a private placement of common stock and warrants. The fair value of the antidilutive provision for those shares on June 21, 2011, of $1.2 million was reclassed to additional paid in capital upon the conversion of the preferred shares.

Income or Loss Per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is calculated in the same manner, but also considers the impact to net income or loss and common shares outstanding for the potential dilution from stock options, unvested and unissued stock awards, warrants, and convertible debentures and preferred stock.

We have issued potentially dilutive instruments in the form of our 8% Series A Preferred Stock, Series B Preferred Stock, Series B Convertible Debentures, common stock warrants and common stock options granted to our employees. There were 22,778,356 and 21,263,168 dilutive securities outstanding at December 31, 2011 and 2010, respectively. We did not include any of these instruments in our calculation of diluted loss per share during the period because to include them would be anti-dilutive due to our net loss from continuing operations during the periods.

Shares of our common stock underlying the following securities were not included in dilutive weighted average shares outstanding for the years ended December 31, 2011 and 2010, as their effects would have been anti-dilutive.

	December 31,
	2011	2010
Stock options	8,826,500	7,076,500
Warrants	3,549,047	5,443,911
Convertible debentures	6,486,917	5,686,310
Convertible notes payable to related party	1,022,148	—
Preferred Stock	2,893,744	3,056,447

Total	22,778,356	21,263,168

During April 2011, the compensation committee approved the grant of shares of the Company’s common stock to be valued at $1.0 million or 1,111,111 shares of common stock based on the per share price of $0.90, the closing price on April 5, 2011, to the Company’s Chairman and Chief Executive Officer, pending shareholder approval. These shares are not included in shares outstanding, weighted average shares outstanding, and potentially dilutive securities, since the grant has not yet been approved by shareholders.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amended guidance changes several aspects of the fair value measurement guidance in ASC 820, Fair Value Measurement, further clarifying how to measure and disclose fair value. This guidance amends the application of the “highest and best use” concept to be used only in the measurement of fair value of nonfinancial assets, clarifies that the measurement of the fair value of equity-classified financial instruments should be performed from the perspective of a market participant who holds the instrument as an asset, clarifies that an entity that manages a group of financial assets and liabilities on the basis of its net risk exposure can measure those financial instruments on the basis of its net exposure to those risks, and clarifies when premiums and discounts should be taken into account when measuring fair value. The fair value disclosure requirements also were amended. The amendment is effective for the Company at the beginning of January 2012, with early adoption prohibited. The adoption of this amendment is not expected to materially affect the Company’s financial statements.

In January 2010, the FASB issued ASC 2010-06, Improving Disclosures about Fair Value Measurements (ASC 820-10). These new disclosures require entities to separately disclose amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In addition, in the reconciliation for fair value measurements for Level 3, entities should present separate information about purchases, sales, issuances, and settlements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Our adoption of the disclosures, excluding the Level 3 activity disclosures, did not have a material impact on our notes to the condensed consolidated financial statements. See Note 3—Fair Value of Financial Instruments for additional information. We are still evaluating the impact of the Level 3 disclosure requirements on our notes to the consolidated financial statements.

NOTE 5. DISCONTINUED OPERATIONS

During June 2010, the assets of GreenHunter BioFuels, Inc. were placed into receivership. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. These debentures were secured by GreenHunter Energy's ownership interest in GreenHunter BioFuels common stock and were otherwise non-recourse to GreenHunter Energy. The divestiture of our interests in GreenHunter BioFuels resulted in a gain of $33.1 million.

The following table provides summarized income statement information related to BioFuels discontinued operations for the year ended December 31, 2010:

2010
Sales and other revenues from discontinued operations	$319,170
Operating expenses from discontinued operations	(4,449,138)
Other income from discontinued operations	(4,903,259)

Net loss from discontinued operations	$(9,033,227)

We completed the sale of the Telogia plant during February 2009 for total proceeds of approximately $4.5 million cash received. We recorded a gain of approximately $443,000 on the disposal net of post closing adjustments.

The following table provides summarized income statement information related to Telogia's discontinued operations for the year ended December 31, 2010:

2010
Other income from discontinued operations	$100,000

Net income from discontinued operations	$100,000

NOTE 6. ACQUISITIONS AND DIVESTITURES

BioFuels Project

On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy. See Note 5—Discontinued Operations for additional information.

Ocotillo Wind Project

On July 30, 2009 we sold our interest in the Ocotillo Wind Project for $250,000 plus future consideration of $750,000 with an additional $25,000 per MW of the nameplate capacity of the WTG's installed less the amount previously paid. The $250,000 was subject to and contingent upon the receipt of regulatory approval, which was granted in October 2009. We received an additional $250,000 in contingent consideration during September of 2010. We expect to receive $500,000 in proceeds from the sale of our Ocotillo wind energy project after certain conditions are met which is estimated to be sometime during 2012.

NOTE 7. NOTES PAYABLE

Notes Payable at December 31, 2011 and 2010 consisted of the following:

	2011	2010
Note payable collateralized by building due November 31, 2017, 5.7%	$1,447,888	$2,982,051
Notes payable for insurance premiums due between March 2, 2012 and June 30, 2012, rates from 6.5% to 9.0%	77,072	81,499
Notes payable collateralized by water hauling trucks due February 28, 2017 and December 9, 2014, 4.25% and 5%	815,765	—
Note payable to related party due December 31, 2012, 14%	889,269	766,957
9% Series B Senior Secured Redeemable Debentures due on various dates ranging from September 30, 2013 to February 28, 2014, net of discount of $19,923 and $29,558 at December 31, 2011 and 2010, respectively	5,281,884	5,272,249

	8,511,878	9,102,756
Less: current portion	(6,435,759)	(943,560)

Total Long-Term Debt	$2,076,119	$8,159,196

The following table presents the approximate annual maturities of debt as of December 31, 2011:

2012	$6,435,759
2013	220,440
2014	231,027
2015	231,075
Thereafter	1,393,577

$8,511,878

Notes Payable

The Company has a note payable for the building that serves as the location of the Company’s corporate headquarters. The note has an interest rate of 5.7%, monthly payments of $11,000, and matures during November 2017.

During 2011 and 2010, we financed a portion of our annual insurance premiums in the amount of $184,000 and $161,000, respectively with various notes bearing fixed rates of 6.5% and 9.0%. The notes have maturity dates of March 2, 2012 and June 30, 2012.

During 2011, we entered into various notes payable for the purchase of water hauling trucks in the amount of $816,000, bearing fixed interest rates of 4.25% and 5.0%. The notes have maturity dates of February 2017 and December 9, 2014.

10% Series A Senior Secured Redeemable Debentures

We have issued approximately $21 million of our 10% Series A Senior Redeemable Debentures (“Series A Debentures”) these debentures, resulting in net proceeds of approximately $18.9 million since inception of this series. These debentures are non-recourse to GreenHunter Energy, and are secured by our GreenHunter BioFuels, Inc. common stock. This offering was cancelled during April of 2008, and all proceeds were received by June 30, 2008.

The Series A Debentures were offered in a private placement and have not been registered. The debentures have a term of five years from the date of issue and may be exchangeable at our option into freely tradable shares of our common stock. We have the right to call for redemption at any time. If redeemed, we would be required to pay a redemption price, in cash and/or common stock, equal to the following percentage of the principal amount depending on the year after issuance: 105% during the first year, 104% during the second year, 103% during the third year, and 102% during the fourth year and continuing through maturity.

During April 2009 through September 2010, we were unable to make the interest payments on these debentures. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. These debentures were secured by GreenHunter Energy’s ownership interest in GreenHunter BioFuels common stock and are otherwise non-recourse to GreenHunter Energy.

Non-Recourse BioFuels Facilities

During March 2009, we determined we were not in compliance with certain covenants of our non-recourse construction loan and non-recourse working capital line of credit at BioFuels. Accordingly, we classified the entire amounts due under both of these agreements as current liabilities associated with assets held in receivership at September 30, 2010. On December 16, 2009, the Credit Agreement for the non-recourse construction and working capital loans was amended. Pursuant to the terms and conditions of the amendment, the lender agreed to waive any claims of “Events of Default” until March 31, 2010. The agreement was further amended on March 30, 2010 to extend until April 30, 2010. Since we did not close on a sale or other transaction to repay the note by April 30, 2010, on June 3, 2010, BioFuels received a written notice from the lender that BioFuels has been placed into receivership. This credit agreement documented BioFuels’ existing project financing term loan and working capital line of credit with the Lender. On November 26, 2010, the Company transferred all of its common stock in BioFuels to an irrevocable trust for the benefit of the holders of the Series A Debentures and their respective successors, assigns, heirs and devisees in full and final satisfaction of any obligation the Company might have to the holders of the Series A Debentures, based on the terms of the debenture agreements. The loan facilities were secured by BioFuels' existing biodiesel refinery and associated assets located in Houston, Texas and are non-recourse to the parent company.

9% Series B Senior Secured Redeemable Debentures

During July 2008, we announced the offering of a 9% Series B Senior Secured Redeemable Debentures (“Series B Debentures”). These debentures have a term of five years and may be exchangeable into shares of our common stock after one year, at our option. These debentures are non-recourse to GreenHunter Energy, and are secured by our GreenHunter Mesquite Lake, Inc. common stock. Since inception of this series, we have issued approximately $5.3 million of these debentures, resulting in net proceeds of approximately $4.9 million. This offering was cancelled during April of 2009.

The Company has not paid interest on the Series B debentures for the period March 2011 through December 31, 2011. Therefore, we were in default on our Series B Debentures at December 31, 2011. Upon an event of default, the debentures become due and payable upon demand, so we have classified the debentures as a current liability as of December 31, 2011. These debentures are secured by GreenHunter Energy’s equity interest in GreenHunter Mesquite Lake, LLC and are otherwise non-recourse to GreenHunter Energy.

Note Payable to Related Party

On September 29, 2010 and December 30, 2010, the Company entered into a promissory note with our Chairman and Chief Executive Officer for $600,000 and $260,000, respectively, due on October 31, 2010 and January 1, 2011, respectively, at an interest rate of 10%. The promissory notes were extended to April 30, 2011. The promissory note was offset against related party receivable balance of $93,000 at December 31, 2010.

During the year ended December 31, 2011, the Company has borrowed an additional $687,000 under the promissory notes. On May 6, 2011, the maturity date was extended to December 31, 2011 and accrued interest of $42,000 was added to the principle balance. The maturity date was subsequently extended to December 31, 2012 and the interest rate was increased to 14%. During the year ended December 31, 2011, related party receivable balances of approximately $70,000 were offset against the promissory note.

On June 21, 2011, principal in the amount of $500,000 from the 10% Promissory Note was converted to 250,000 units which were offered under our private placement of common stock and warrants. See Note 9, Stockholders Equity, for more information.

The balance under these promissory notes was $889,000 at December 31, 2011, and $767,000 at December 31, 2010. The notes are convertible into common stock at the holder’s option based on the closing price of the company's common stock on the day prior to the election to convert.

NOTE 8. INCOME TAXES

At December 31, 2011, we had available for U.S. federal income tax reporting purposes, a net operating loss (NOL) carry-forward for regular tax purposes of approximately $57 million which expires in varying amounts during the tax years 2027 through 2031. No provision for federal income tax benefit is reflected on the statement of operations for the year ended December 31, 2011 because we are uncertain as to our ability to utilize our NOL in the future.

The NOL above includes $2.5 million of deductions for excess stock-based compensation. Excess stock-based compensation deductions represent stock-based compensation that have generated tax deductions that have not yet resulted in a cash tax benefit because the Company has NOL carry-forwards. The Company plans to recognize the federal NOL tax assets associated with excess stock-based compensation tax deductions only when all other components of the federal NOL tax assets have been fully utilized. If and when the excess stock-based compensation related NOL tax assets are realized, the benefit will be credited directly to equity.

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2011 and 2010, to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income:

	2011	2010
	(in thousands)
Statutory tax expense (benefit)	$(1,638)	$(1,185)
Change in valuation allowance	1,409	823
Effect of permanent differences and other
Interest expense disallowed for tax	166	21
Effect of other permanent differences	63	341

Total Tax Expense	$—	$—

The components of our deferred income taxes were as follows for the years ended December 31, 2011 and 2010:

	2011	2010
	(in thousands)
Deferred tax assets:
Net operating loss carryover	$18,855	$17,706
Capital loss carryover	77	77
Charitable contributions carryover	4	4
Share based compensation	5,795	5,516
Property and equipment	508	527

Total net deferred tax assets	25,239	23,830
Less valuation allowances	(25,239)	(23,830)

Net deferred tax assets	$—	$—

In June 2006, the FASB issued ASC 740 Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. We adopted ASC 740 on January 1, 2007. Under ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

Upon the adoption of ASC 740, we had no liabilities for unrecognized tax benefits, and, as such, the adoption had no impact on our financial statements, and we have recorded no additional interest or penalties. The adoption of ASC 740 did not impact our effective tax rates.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended December 31, 2011 and 2010, we did not recognize any interest or penalties in our consolidated condensed statement of operations, nor did we have any interest or penalties accrued in our consolidated condensed balance sheet at December 31, 2011 and 2010 relating to unrecognized tax benefits.

The tax years 2008-2011 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject. The tax years 2007-2011 remain open for the Texas Margin tax.

NOTE 9. STOCKHOLDERS’ EQUITY

The following table reflects changes in our outstanding common stock, preferred stock and warrants during the periods reflected in our financial statements:

	Preferred Stock	Common Stock	Treasury Stock	KSOP	Warrants
January 1, 2010	17,325	22,576,504	22,412	15,200	6,251,745
Issued 100,000 warrants upon receipt of letter of guaranty	—	—	—	—	100,000
Warrants expired	—	—	—	—	(907,834)

December 31, 2010	17,325	22,576,504	22,412	15,200	5,443,911
Issue common stock and warrants for cash	—	1,045,000	—	—	1,045,000
Issue common stock and warrants upon conversion of $500,000 in principal on promissory notes	—	500,000	—	—	500,000
Issue common stock and warrants upon conversion of 1,545 shares of preferred stock	(1,545)	1,545,000	—	—	1,545,000
Common shares granted to non-employee Board Members	—	28,090	—	—	—
Common shares granted as 401k matching contribution	—	229,410	—	—	—
Unissued unvested restricted shares	—	(25,000)	—	—	—
Issue common stock for payment of executive salary	—	147,059	—	—	—
Issue common stock for asset purchase	—	131,926	—	—	—
Issue common shares out of treasury for payment of services	—	—	(8,427)	—	—
Warrants expired during the period	—	—	—	—	(4,984,864)

December 31, 2011	15,780	26,177,989	13,985	15,200	3,549,047

Preferred Stock

Series A Preferred

On March 9, 2007, we authorized and established a series of preferred stock that was designated as “2007 Series A 8% Convertible Preferred Stock” (“Series A Preferred”). This series was constituted as 12,500 shares with a stated value per share initially set equal to $1,000. On March 12, 2007, we executed a securities purchase agreement with institutional investors whereby we agreed to issue to such institutional investors the following securities of the company for an aggregate consideration of $15 million: $12.5 million in principal amount of our Series A Preferred, 500,000 shares of our common stock at $5.00 per share and 1.5 million common stock purchase warrants at an exercise price of $7.50 per warrant (of which 1,250,000 warrants were allocable to the holders of the Series A Preferred).

We allocated $4.62 to each share of common stock and $0.76 to each common stock warrant in establishing the fair value of these securities. Gross proceeds of $15 million ($14.95 million net of expenses) were received by us thereafter through May 15, 2007 from the issuance of the preferred and common stock and the common stock warrants to these institutional investors. The warrants are described further below.

The Series A Preferred provides for a cumulative dividend that may be payable at our option in cash or shares of common stock at 115% of the cash dividend payable and using the 10-day average price per share of common stock. A holder of the Series A Preferred has the right to convert these shares at any time into shares of common stock at a conversion price of $5.00 per common share. We may force conversion at any time subject to the following conditions: (i) the closing price of our common stock exceeds $20.00 for thirty-one trading days, and (ii) the average trading volume of the shares over the same 31-day period equals or exceeds 65,000 shares. After five years, we may redeem the preferred stock for cash. Other provisions of the this series of preferred stock include a liquidation preference, anti-dilution provisions, voting rights equal to the common shareholders and other protective provisions.

We were not able to pay dividends on our Series A Preferred Stock for the quarters ending December 31, 2008 through December 31, 2011. In accordance with the terms of this preferred stock, accrued dividends of $2.0 million were added to the stated value of the preferred stock, resulting in a stated value per share of $1,327 at December 31, 2011. This additional $2.0 million in stated value will accrue dividends at a 10% rate.

In January of 2011 we entered into an agreement with the holder of our Series A Preferred Stock where by the holder waived their right under the Series A Certificate of Designations as it pertains to the adjustment of the conversion price caused by the Company's private placement to certain accredited investors for consideration of the ability to convert shares of the Series A Preferred having an aggregate stated value equal to 50% of the gross proceeds received by the Company from investors after the closing of the offering into shares of common stock of the Company at the same price which the Company sells the unit shares to investors.

On June 21, 2011, pursuant to the agreement with the holder of our Series A and Series B Preferred Stock outstanding, the holder converted 772 shares of Series A Preferred with a stated value of $981,000 into 386,000 units which were sold under our private placement of common stock and warrants. The fair value of the antidilutive provision for those shares on June 21, 2011, of $628,000 was reclassed to additional paid in capital upon the conversion of the preferred shares.

Series B Preferred

On August 21, 2008, we authorized and established a series of preferred stock that was designated as “2008 Series B Convertible Preferred Stock” (“Series B Preferred”). This series was constituted as 10,575 shares with a stated value per share equal to $1,000. We executed a securities purchase agreement with the buyer at this time whereby the buyer returned 1,410,000 their existing $7.50 common stock warrants and paid $10.6 million in cash (net of expenses) to GreenHunter, and we issued 10,575 shares of the Series B Preferred and 1,410,000 common stock warrants with an exercise price of $25.00. We cancelled the $7.50 common stock warrants which were returned to us in this transaction.

The Series B Preferred does not provide for any preferential dividends. A holder of the Series B Preferred has the right to convert these shares at any time into shares of common stock at a conversion price of $7.50 per common share. We may force conversion at any time subject to the following conditions: (i) the closing price of our common stock exceeds $20.00 for thirty-one trading days, and (ii) the average trading volume of the shares over the same 31-day period equals or exceeds 65,000 shares. After five years, we may redeem the preferred stock for cash. Other provisions of this series of preferred stock include a liquidation preference, anti-dilution provisions, voting rights equal to the common shareholders and other protective provisions.

We recorded a deemed preferred dividend of $13.9 million in relation to the Series B Preferred which reflects the excess of the fair value of the securities issued in the transaction over the carrying value of the warrants cancelled. We also recorded a deemed dividend of $666,000 related to the beneficial conversion feature of the stock at the time of the placement.

In January of 2011 we entered into an agreement with the holder of our Series B Preferred Stock where by the holder waived their right under the Series B Certificate of Designations as it pertains to the adjustment of the conversion price caused by the Company's private placement to certain accredited investors for consideration of the ability to convert shares of the Series B Preferred having an aggregate stated value equal to 50% of the gross proceeds received by the Company from investors after the closing of the offering into shares of common stock of the Company at the same price which the Company sells the unit shares to investors.

On June 21, 2011, pursuant to the agreement with the holder of our Series B Preferred Stock outstanding, the holder converted 773 shares of Series B Preferred with a stated value of $773,000 into 386,500 units which were sold under our private placement of common stock and warrants. The fair value of the antidilutive provision for those shares on June 21, 2011, of $536,000 was reclassed to additional paid in capital upon the conversion of the preferred shares.

Common Stock

We have 90,000,000 authorized shares of common stock. We may not pay any dividends on our common stock until all Series A cumulative preferred dividends have been satisfied.

On March 31, 2010, the Company granted 192,028 shares of common stock as matching contribution to the Company's 401K plan. Additionally, during the year ended December 31, 2010, we granted share awards to directors totaling 170,600 shares.

On January 28, 2011, the Company entered into a private placement of common equity securities with accredited investors. The equity securities sold consisted of units comprised of two shares of common stock and two common stock warrants, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share for $2.00 per unit. The sale of these units resulted in new proceeds of $1.0 million to the Company. The warrants are exercisable immediately and expire on January 31, 2014.

On April 6, 2011, the Company’s Board of Directors approved the 2010 fiscal year 401k matching contribution of $206,000 to be paid in shares of common stock of the company based on the closing price on that date.

On June 21, 2011, the Company issued 1,545,000 shares of common stock, 772,500 warrants with an exercise price of $1.50, and 772,500 warrants with an exercise price of $2.50 upon the conversion of shares of preferred stock with a stated value of $1.8 million. The fair value of the antidilutive provision on the converted preferred shares on June 21, 2011, of $1.2 million was reclassed to additional paid in capital upon the conversion of the preferred shares.

On June 21, 2011, the Company issued 500,000 shares of common stock, 250,000 common stock warrants with an exercise price of $1.50, and 250,000 common stock warrants with an exercise price of $2.50 upon the conversion of $500,000 in principal of our promissory notes with a related party.

On November 29, 2011, we issued 147,059 shares of common stock valued at $100,000 to pay executive salaries.

During December 2011, we issued 131,926 shares of common stock to pay the second payment pursuant to the Port Sutton acquisition.

Treasury Stock

During the year ended December 31, 2011, the Company issued 8,427 shares of the Company's common stock out of treasury, with a cost of $127,000, for payment of services.

Common Stock Warrants

The following is a summary of warrant activity for the two years ended December 31, 2011 and 2010.

	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding—Beginning of Year	5,443,911	$24.87	6,251,745	$23.98
Granted	3,090,000	$2.00	100,000	$1.34
Exercised	—	—	—	—
Cancelled	(4,984,864)	$1.50	(907,834)	$16.16
Outstanding—End of Year	3,549,047	$1.94	5,443,911	$24.87

Exercisable—End of Year	3,549,047	$1.94	5,443,911	$24.87

During the first quarter of 2010, we granted 100,000 warrants upon the receipt of the letter of guarantee and credit support from our Chairman and Chief Executive Officer. The exercise price of the warrants was set at $1.34 as of the issuance date of March 31, 2010, and will be proportionately increased or decreased upon subsequent combinations or subdivisions of common stock. These warrants are exercisable immediately upon issuance and have a five-year life. We determined the grant-date fair value of the warrants to be approximately $69,000, or $0.69 per share using the Black-Scholes method with the following inputs: Stock price on the date of grant of $1.30, exercise price of $1.34, term of 5 years, volatility of 63.13% based on the average volatility of the Company and five comparable companies, and discount rate of 1.60% based on expected life of 2.5 years. The grant-date fair value of $69,000 is included in selling, general, and administrative expense on our consolidated statement of operations for the year ended December 31, 2010. In the third quarter of 2010, the Chairman and Chief Executive Officer has rescinded his right to these warrants.

On January 28, 2011, the Company entered into a private placement of common equity securities with accredited investors. The equity securities sold consisted of units comprised of two shares of common stock and two common stock warrants, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share for $2.00 per unit. The sale of these units resulted in new proceeds of $1.0 million to the Company. The warrants are exercisable immediately and expire on January 31, 2014.

The Company’s private placement entered into on January 28, 2011, triggered the antidilutive provision on 5,443,911 common stock warrants outstanding at that time, which adjusted the exercise price for the warrants to $1.50, of which 4,984,864 have expired during 2011.

On June 21, 2011, the Company issued 1,545,000 shares of common stock, 772,500 warrants with an exercise price of $1.50, and 772,500 warrants with an exercise price of $2.50 upon the conversion of shares of preferred stock with a stated value of $1.8 million. The fair value of the antidilutive provision on the converted preferred shares on June 21, 2011, of $1.2 million was reclassed to additional paid in capital upon the conversion of the preferred shares.

On June 21, 2011, the Company issued 500,000 shares of common stock, 250,000 common stock warrants with an exercise price of $1.50, and 250,000 common stock warrants with an exercise price of $2.50 upon the conversion of $500,000 in principal of our promissory notes with a related party.

During the year ended December 31, 2011, 4,984,864 of our $1.50 common stock warrants have expired.

NOTE 10. CONVERTIBLE SECURITIES

Effective January 1, 2009, the Company adopted the provisions of Emerging Issues Task Force (EITF) 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, which was primarily codified into FASB ASC 815, Derivatives and Hedging (“ASC 815”). As a result of adopting ASC 815, warrants to purchase shares of the Company’s common stock, the Company’s Series A Convertible Preferred Stock, and the Company's Series B Convertible Preferred Stock previously treated as equity were reclassified as derivative liabilities. As such, effective January 1, 2009, the Company reclassified the fair value of these securities from equity to liability status as if these securities were recorded as a derivative liability since their dates of issuance due to the securities having anti-dilutive provisions.

As of December 31, 2011 and 2010, the fair value of the unrealized loss associated with the antidilution provisions on convertible securities was estimated to be $24,000 and $1.0 million, respectively, using a form of the income approach. The Company recorded a $186,000 and $1.0 million non-cash charge related to the change in fair value of unrealized loss on convertible securities for the years ended December 31, 2011 and 2010, respectively. These warrant liabilities are marked to fair value from January 1, 2009 resulting in the recognition of gain or loss in the Company’s consolidated statements of operations as gain or loss from change in fair value of warrant liabilities from that date.

Due to the nature of these derivative instruments, the instruments contain no credit-risk-related contingent features.

NOTE 11. STOCK-BASED COMPENSATION

We account for our stock-based compensation in accordance with ASC standards on Share-based Payments. The standards apply to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under the ASC standards, we are required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option.

Common Stock Options

The Company granted 2,050,000 shares of common stock options to members of management and employees of the Company at an exercise price of $0.90 with an estimated fair value of $0.58 per share. The options have a life of ten years and vest in equal amounts over a three year period beginning with the date of grant.

In September 2010, the Company adopted its 2010 Long-Term Incentive Compensation Plan (the “Incentive Plan”), which provides for equity incentives to be granted to employees, officers or directors of the Company, as well as key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less that the fair market value of the underlying shares on the date of grant, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. A maximum of 5,000,000 shares of Common Stock were authorized for issuance under the Incentive Plan.

We recorded share-based compensation expense of $818,000 and $1.6 million during the years ended December 31, 2011 and 2010, respectively. These expenses are included in our selling, general and administrative expenses.

As of December 31, 2011, there was $1.4 million of total unrecognized compensation cost related to unvested shares associated with stock options which will be recognized over a weighted-average period of 1.66 years. We recognize compensation expense for our stock options on a straight-line basis over their vesting term. We will issue new shares upon the exercise of the stock options.

We estimated the fair value of each stock based grant using the Black-Scholes option pricing method for service and performance based options, and the Lattice Model for market based awards. The weighted average values for options issued for the year ended December 31, 2011 was as follows:

2011
Number of options issued	$2,050,000
Weighted average stock price	$0.90
Weighted average exercise price	$0.90
Weighted average expected life of options(a)	5.00
Weighted average expected volatility(b)	79.82%
Weighted average risk-free interest rate	2.32%
Expected annual dividend per share	—
Weighted average fair value of each option	$0.58

(a)	As determined by the simplified method under Staff Accounting Bulletin 107. The options have a life often years.

(b)	The expected volatility of our common stock was estimated using an average of volatilities of publicly traded companies in similar energy businesses.

The following is a summary of stock option activity during the years ended December 31, 2011 and 2010.

	2011			2010
	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value*	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value*
Outstanding—Beginning of Year	7,076,500	$5.95	$—	7,399,832	$5.93	$—
Granted	2,050,000	0.90	—	—	—	—
Exercised	—	—	—	—	—	—
Cancelled	(300,000)	1.41	—	(323,332)	9.28	—
Outstanding—End of Year	8,826,500	5.41	—	7,076,500	5.95	—

Exercisable—End of Year	6,067,328	$7.35	$—	5,257,497	$7.65	$—

*	The Aggregate Intrinsic Value was calculated using the December 31, 2011 and 2010 stock price of $0.87 and $0.81.

The following is a summary of stock options outstanding at December 31, 2011 :

Exercise Price	Number of Options Outstanding	Number of Exercisable Options	Weighted Average Remaining Contractual Life (Years)
$0.90	2,050,000	—	9.27
$0.97	100,000	66,666	7.43
$1.41	200,000	100,000	7.95
$1.96	1,725,000	1,149,997	7.66
$5.00	3,247,000	3,247,000	5.38
$7.50	33,333	33,333	5.76
$10.00	243,333	243,333	5.90
$10.12	2,500	1,666	6.78
$12.00	6,500	6,500	5.99
$13.66	3,000	3,000	6.50
$17.76	40,000	40,000	6.12
$18.00	16,667	16,667	6.20
$18.91	1,099,167	1,099,166	6.13
$19.75	13,333	13,333	6.30
$20.64	25,000	25,000	6.44
$22.75	21,667	21,667	6.36

	8,826,500	6,067,328

Share Awards

During the year ended December 31, 2011, we granted 28,090 shares of common stock to the nonemployee members of the Board of Directors as payment for their fees for the first quarter of 2011 in lieu of receiving cash for their fees. These common shares vest immediately and were valued at weighted average of $0.89 per share, based on the quoted market value of the stock on the date of the grant. We recognized $391,000 of expense in our selling, general, and administrative expenses as of December 31, 2011, related to these shares. These shares were not issued as of December 31, 2011 but are included in weighted average basic shares outstanding as of December 31, 2011. At December 31, 2011, there were 198,690 shares owed to the nonemployee members of the Board of Directors that were not issued but are included in weighted average basic shares outstanding as of December 31, 2011.

During April 2011, the compensation committee approved the grant of shares of the Company's common stock to be valued at $1.0 million or 1,111,111 shares of common stock based on the per share price of $0.90, the closing price on April 5, 2011, to the Company's Chairman and Chief Executive Officer, pending shareholder approval. These shares are not included in shares outstanding, weighted average shares outstanding, and potentially dilutive securities, since the grant has not yet been approved by shareholders.

During the year ended December 31, 2010, we granted 170,600 shares of common stock to the nonemployee Board of Directors as payment for their fees for the years 2010 and 2009 in lieu of receiving cash for their fees. These common shares vest immediately. These shares were valued at weighted average of $1.05 per share, based on the quoted market value of the stock on the date of the grant, and $179,000 of expense was recognized in our selling, general, and administrative expenses as of December 31, 2010 related to these shares. These shares were not issued as of December 31, 2010 but are included in weighted average basic shares outstanding as of December 31, 2010.

The following is a summary of unvested share awards for the year ended December 31, 2011:

	2011		2010
	Number of Shares	Weighted Average Grant Date Fair Value per Share	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested—Beginning of Year	75,000	$1.87	100,000	$1.87
Granted	28,090	0.89	170,600	1.10
Cancelled	(25,000)	1.87	—	—
Exercised	—	—	—	—
Vested	(53,090)	1.35	(195,600)	1.22

Unvested—End of Period	25,000	$1.87	75,000	$1.87

NOTE 12. COMMITMENTS AND CONTINGENCIES

During 2007, we entered into an agreement which grants Chateau, the entity from whom we purchased the Mesquite Lake plant, the non-exclusive right to represent us in the location and development of renewable energy projects. In exchange for a quarterly fee of $98,000, Chateau was responsible for locating, analyzing and delineating the business viability, as well as providing an adequate development strategy for these projects. We paid the first quarterly payment of $98,000 during June 2007, and these payments were scheduled to continue each quarter until the final payment in March 31, 2012. During the fourth quarter of 2008, we suspended all payments to Chateau pending resolution of a dispute regarding the validity of certain air permits that were in place at Mesquite Lake at the date of our acquisition. On May 4, 2010, we received a release from all consulting fee obligations pertaining to the agreement to purchase the Mesquite Lake facility. We reduced selling, general, and administrative expenses by $686,000 for the year ended December 31, 2010 as a result of reversing liabilities previously accrued pursuant to the agreement. We are no longer obligated for the remaining $784,000 in fees which would have been previously due under this agreement.

In association with our purchase of the Port Sutton lease option, we agreed to issue restricted shares to the Seller worth $2 million, subject to a floor price of $14.25 and ceiling of $25. These shares were to be issued the sooner of 18 months from the October 2008 close date or upon the first biodiesel production or storage at the site. Accordingly, we were to issue 140,351 shares related to this acquisition. These shares are included in shares outstanding at December 31, 2011 and we anticipate to release these shares in April 2012.

We recently entered into a definitive agreement to acquire approximately 5 surface acres, including an existing well, located in West Virginia where we will develop a commercial water service facility. The acquisition will close in two phases where the first closing occurred on December 15, 2011 and the second closing will be upon the well commencing commercial operations. Upon the second closing we will be required to pay cash of approximately $94,000 plus an additional approximately $94,000 in unregistered shares of our common stock and approximately $94,000 in unregistered shares of our Series C Preferred Stock. No amounts have been accrued as this obligation is conditional upon the well commencing operations as a commercial disposal well.

Bioversel

Bioversel brought suit against the Company on September 24, 2008, alleging that the Company has repudiated its biodiesel tolling agreement, as amended with the plaintiff. The plaintiff alleged breach of contract, fraud, and conversion regarding defendant's ability to process feedstock into biodiesel under the contract. The Company filed a countersuit against Bioversel, Inc. for failure to make payments to defendant under the contract.

On October 11, 2011, the Court dismissed all claims against the Company under this lawsuit, with no right to appeal on the part of the Plaintiff.

Crown Engineering

Crown Engineering and Construction brought suit against GreenHunter Energy, Inc. on April 1, 2009 alleging that we breached our contract for services to refurbish our biomass plant in California. On January 18, 2010, a settlement was reached in the lawsuit with Crown Engineering for a cash payment of $1.8 million.

On October 29, 2010, pursuant to a bankruptcy court order, the bankruptcy trustee, on behalf of Crown Engineering and GreenHunter Energy entered into an executed mutual release of all claims each had against the other pending in any state court or other appropriate jurisdiction, including the release in full of the mechanics lien filed by Crown Engineering against the property and any indemnification obligations to the other. The difference between the settlement amount and the original claim was recognized as forgiveness of trade payable and other income for the year ended December 31, 2010.

As a result of the final settlement with Crown, approximately $1.6 million accrued in unsettled claims due to subcontractors were written off in October 2010 to forgiveness of trade payable.

Series A Debenture Holders, et al.

On or about June 29, 2007, GreenHunter issued a Private Placement Memorandum to potential investors for 10% Series A Secured Redeemable Debentures. The plaintiffs allege that the defendants fraudulently made representations to the plaintiffs that the debentures were collaterally backed by the biodiesel refinery, when in fact the only collateral for the Debentures was security in GreenHunter’s previously wholly owned subsidiary, GreenHunter BioFuels, Inc.

Plaintiffs refiled an arbitration case for this matter to be heard in Houston, Texas. The parties have since conducted a preliminary hearing. There will be no discovery conducted between the parties. This claim was settled during the year ended December 31, 2011, and GreenHunter’s insurance carrier has been covering the costs of the settlement.

NOTE 13. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2011, we earned storage revenue for providing water storage tanks and equipment for lease to Eagle Ford Hunter, Triad Hunter, LLC, and Hunter Disposal, LLC, all wholly owned subsidiaries of Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder. Storage and other revenue totaled $1.0 million for the year ended December 31, 2011 and $0 for the year ended December 31, 2010. Accounts receivable related to that revenue totaled $203,000 and $0 as of December 31, 2011 and 2010, respectively.

During the year ended December 31, 2011, we obtained accounting services for a fee and provided office space and services for a fee to Magnum Hunter Resources Corporation. Office related services revenues net of professional services expense totaled $162,000 for the year ended December 31, 2011, and $90,000 for the year ended December 31, 2010.

On October 13, 2011, the Company sold an office building for $1.7 million to Magnum Hunter Resources Corporation.

During 2010, we rented an airplane for business use at various times from Pilatus Hunter, LLC, an entity 100% owned by Mr. Evans. Airplane rental expenses totaled $12,000 for the year ended December 31, 2010.

During 2010, we granted 100,000 warrants upon the receipt of the letter of guarantee and credit support from our Chairman and Chief Executive Officer, which he subsequently rescinded, as discussed in Note 9.

On September 29, 2010, and December 30, 2010, the Chairman and Chief Executive Officer loaned the Company $600,000 and $260,000, respectively, in exchange for promissory notes due October 31, 2010, and January 1, 2011, respectively. The promissory notes were offset against a related party receivable balances of $70,000 and $93,000, for the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, the Company has borrowed an additional $100,000 under a promissory note due to the Company's Chairman and Chief Executive Officer. On May 6, 2011, the maturity date was extended to December 31, 2011. The Company also borrowed an additional $570,000 under a new promissory note at an interest rate of 14% from the Chairman and Chief Executive Officer. On June 21, 2011, principal in the amount of $500,000 from the 10% Promissory Note was converted to 250,000 units which were offered under our private placement of common stock and warrants. The balance under these promissory notes was $889,269 at December 31, 2011, and $766,957 at December 31, 2010. The notes are convertible into common stock at the holder's option based on the closing price of the company’s common stock on the day prior to the election to convert. See Note 8, Stockholders’ Equity, for more information.

During the years ended December 31, 2011 and 2010, we provided accounting services and use of office space to Magnum Hunter Resources Corporation. Revenue related to these activities were $162,000 and $212,000, respectively.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. See Note 16, Subsequent Events, for more information.

NOTE 14. QUARTERLY FINANCIAL DATA

The following tables set forth unaudited summary financial results on a quarterly basis for the two most recent years.

	Quarter Ended				Total Year
	March 31	June 30	September 30	December 31
2011
Operating loss	$(1,173,330)	$(1,037,348)	$(686,261)	$(1,413,943)	$(4,310,882)
Net income (loss) attributable to common shareholders	(1,473,997)	(1,654,672)	(1,026,338)	(1,341,503)	(5,496,510)
Basic and diluted earnings (loss) per common share	$(0.06)	$(0.07)	$(0.04)	$(0.05)	$(0.22)
Weighted average shares	22,861,204	23,981,809	25,886,392	25,949,002	24,669,783

2010
Operating loss	$(1,297,620)	$(729,806)	$(1,639,539)	$(1,753,755)	$(5,420,720)
Net income (loss) attributable to common shareholders	(2,700,582)	(4,297,358)	(2,749,306)	29,729,001	19,981,755
Basic and diluted earnings (loss) per common share	$(0.12)	$(0.19)	$(0.12)	$1.32	$0.89
Weighted average shares	22,101,861	22,373,261	22,500,492	22,533,363	22,428,950

NOTE 15. SEGMENT DATA

We currently have three reportable segments: Wind Energy, Water Management, and Biomass. Each of our segments is a strategic business that offers different products and services. They are managed separately because each business unit requires different technology, marketing strategies and personnel. All of our segments are still in development stages with no significant operations.

Our Water Management segment is currently in the development stage and has a number of projects under development. We recently entered into a definitive agreement to acquire approximately 5 surface acres, including an existing well, located in West Virginia where we will develop a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal. The acquisition will close in two phases where the first closing occurred on December 15, 2011 and the second closing will be upon the well commencing commercial operations. We will pay in total approximately $375,000, which will consist of approximately $188,000 in cash plus an additional approximately $94,000 in unregistered shares of our common stock based on volume weighted average price of our common stock over the 10 previous trading days prior to closing and approximately $94,000 in unregistered shares of our Series C Preferred Stock.

Planned uses for this location include a treatment facility for oilfield produced water, frac water and drilling mud, one or more salt water disposal wells and a heavy equipment and frac tank lay-down yard. The property to be acquired through this transaction is strategically located in the heart of the drilling activity within the Appalachian resource plays of the Marcellus Shale and new Utica Shale, as well as being strategically located nearby existing highways where water hauling trucks are very active.

Our Wind Energy segment is currently in the development stage. We currently have no wind projects that we are developing.

Our Biomass segment is also in the development stage. We have purchased an inactive 18.5 MW (nameplate capacity) biomass power plant located in California, Mesquite Lake, and an inactive 14 MW (nameplate capacity) biomass power plant located in Telogia, Florida which was sold during the first quarter of 2009. We began refurbishing the plant during the third quarter in 2008. During 2008, we found that the existing air permit for the plant was not sufficient to support our planned operations, and we put this project on hold during the fourth quarter of 2008 while we went through the re-permitting process. We executed a new power purchase agreement for this facility in October 2009 and we obtained the air permit in July 2010. We plan to resume construction on the facility, including an expansion of up to 10 Megawatts ("MW"), sometime during the second quarter of 2012, assuming additional sources of capital are obtained.

Our Biomass segment will produce energy from organic matter available at or near the plant sites.

The accounting policies for our segments are the same as those described in Note 3. There are no intersegment revenues or expenses.

Segment data for the two years ended December 31, 2011 and 2010 follows:

	For the Year Ended December 31, 2011
	Unallocated Corporate	Water Management	BioMass	Wind Energy	TOTAL
Total Revenues	$—	$1,105,340	$—	$—	$1,105,340
Total Operating Costs	—	1,065,154	—	3,316	1,068,470
Depreciation expense	189,656	—	—	—	189,656
Selling, general and administrative	3,768,743	91,079	296,986	1,288	4,158,096

Operating income (loss)	(3,958,399)	(50,893)	(296,986)	(4,604)	(4,310,882)
Other income and (expense)	(500,845)	(5,677)	—	—	(506,522)

Loss from continuing operations	$(4,459,244)	$(56,570)	$(296,986)	$(4,604)	$(4,817,404)

Total Assets	$2,778,853	$1,406,187	$18,981,516	$(476)	$23,166,080

Capital Expenditures	$—	$1,061,823	$34,181	$—	$1,096,004

	For the Year Ended December 31, 2010
	Unallocated Corporate	Water Management	BioMass	Wind Energy	TOTAL
Total Operating Costs	$—	$—	$—	$(10,630)	$(10,630)
Depreciation expense	189,758	—	—	—	189,758
Loss on asset impairments	—	—	—	160,824	160,824
Selling, general and administrative	4,466,507	—	597,325	16,936	5,080,768

Operating loss	(4,656,265)	—	(597,325)	(167,130)	(5,420,720)
Other income and (expense)	(619,374)	—	2,305,527	250,002	1,936,155

Income (loss) from continuing operations	$(5,275,639)	$—	$1,708,202	$82,872	$(3,484,565)

Total Assets	$4,411,739	$—	$18,984,743	$21,530	$23,418,012

Capital Expenditures	$634,293	$—	$1,470,280	$—	$2,104,573

NOTE 16. SUBSEQUENT EVENTS—UNAUDITED

On January 18, 2012, the Company filed an amended registration statement with the SEC to register 125,000 shares of 10% Series C Cumulative Preferred Stock. We are amending this registration statement to allow for the issue of 600,000 shares of 10% Series C Cumulative Preferred Stock.

On January 23, 2012, the Company entered into a loan to acquire a water-hauling truck. The amount financed was $178,000, the interest rate is 7.99%, and the loan matures on March 9, 2015.

During February 2012, the Company granted 2,025,750 shares of common stock options to executive officers, employees of the Company, and a new member of the Board of Directors of the Company with an average exercise price of $1.65.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by the audit committee or an independent special committee for each party. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company's restricted common stock with a fair value of $3.3 million,

22,000 shares of our 10% Series C cumulative preferred stock with a stated value of $2.2 million, and a $2.2 million convertible promissory note due to the seller. In connection with the sale, Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC. See Note 13, Related Party Transactions, for more information.

The following table summarizes the purchase price and the preliminary estimate of the fair values of the net assets of Hunter Disposal, LLC as of the date acquired as determined as of January 1, 2012:

Consideration paid:
Cash paid	$2,200,000
Common shares issued—1,846,722 shares at $1.70	3,305,632
Preferred shares issued—22,000 shares at $25 stated value	2,200,000
Convertible Promissory note	2,200,000

Total consideration	$9,905,632
Disposal wells	$5,513,420
Field equipment (excluding disposal wells)	2,466,500
Office and admin assets	3,500
Deposits	29,717
Asset retirement obligation	(26,929)
Cash (bank overdraft)	(355,517)
Accounts receivable	2,442,710
Accounts receivable from Magnum Hunter Resources	2,207,676
Accounts payable & accrued expenses	(2,375,445)

Total	$9,905,632

The following unaudited summary, prepared on a pro forma basis, presents the results of operations for the years ended December 31, 2011, and 2010, as if the acquisition of Hunter Disposal, LLC, along with transactions necessary to finance the acquisitions, had occurred as of the beginning of 2010. The pro forma information includes the effects of adjustments for interest expense and depreciation expense. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

	For the Year Ended December 31,
	2011	2010
Total operating revenue	$14,202,131	$1,692,342
Total operating costs and expenses	15,465,155	6,515,753

Operating loss	(1,263,024)	(4,823,411)
Interest expense and other	(527,343)	1,926,137

Net income (loss)	(1,790,367)	(2,897,274)
Gain on disposal of discontinued operations	—	33,055,388
Loss from discontinued operations, net of taxes	—	(8,933,227)
Dividends on preferred stock	(679,106)	(655,841)

Net income (loss) attributable to common stockholders	$(2,469,473)	$20,569,046

Net income (loss) per share, basic & diluted	$(0.09)	$0.85

On February 17, 2012, the Company entered into a promissory note in conjunction with the closing of the acquisition of Hunter Disposal, LLC. The amount financed was $2.2 million, and the note carries an interest rate of 5.5% The note has a term of 36 months.

On February 28, 2012, the Company sent a letter to all holders of our 9% Series B Debentures offering them the option to convert their outstanding debentures into shares of our 10% Series C Cumulative Preferred Stock with stated value equal to the face value of their debentures, along with any unpaid interest due to them. We have received notice to convert from holders of $292,000 of our Series B Debentures into 3,136 shares of our 10% Series C Cumulative Preferred Stock subsequent to December 31, 2011, through the date of this report.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,419,784	$84,823
Accounts receivable	1,604,414	63,049
Related party accounts receivable	507,703	204,762
Prepaid expenses and other current assets	288,992	218,357

Total current assets	4,820,893	570,991
FIXED ASSETS:
Land and improvements	3,257,379	3,243,687
Buildings	1,674,827	1,674,827
Plant, equipment, and other fixed assets	12,855,604	3,702,455
Accumulated depreciation	(762,535)	(570,552)
Construction in progress	12,842,251	12,842,251

Net fixed assets	29,867,526	20,892,668
OTHER ASSETS:
Deferred financing costs, net of amortization of $307,918 and $253,705, Respectively	233,382	254,285
Other noncurrent assets	1,459,072	1,448,136

Total assets	$36,380,873	$23,166,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$1,011,959	$264,606
Note payable to related party	839,269	889,269
Redeemable debentures, net of discount of $16,420 and $19,923, respectively	4,893,388	5,281,884
Accounts payable and accrued liabilities	10,901,150	7,578,628
Dividends payable	26,942	168,461
Deferred revenue—related party	65,925	65,925
Convertible securities	23,857	23,857

Total current liabilities	17,762,490	14,272,630
NON-CURRENT LIABILITIES:
Notes payable, less current portion	5,824,112	2,076,119
Asset retirement obligation	27,569	—

Total liabilities	23,614,171	16,348,749
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY:
Series A 8% convertible preferred stock, $.001 par value, $1,384 and $1,327 stated value, 5,978 issued and outstanding for both periods, and liquidation preference of $8,270,977 and $8,102,516, at March 31, 2012 and December 31, 2011, respectively	8,270,977	7,934,055
Series B convertible preferred stock, $.001 par value, $1,000 stated value, 9,802 issued and outstanding and liquidation preference of $9,802,000 at March 31, 2012 and December 31, 2011	9,802,000	9,802,000
Series C preferred stock, $.001 par value, $25 stated value, 105,191 and 0 issued and outstanding and liquidation preference of $2,629,775 and $0, at March 31, 2012 and December 31, 2011, respectively	2,629,775	—
Common stock, $.001 par value, 90,000,000 authorized shares, 28,089,912 and 26,177,989 issued and outstanding at March 31, 2012 and December 31, 2011, respectively	28,090	26,178
Additional paid-in capital	98,454,282	94,677,525
Accumulated deficit	(106,036,399)	(105,187,531)
Treasury stock, at cost, 10,485 and 13,985 shares, respectively	(156,110)	(208,983)
Unearned common stock in KSOP, at cost, 15,200 shares	(225,913)	(225,913)

Total stockholders’ equity	12,766,702	6,817,331

Total liabilities and stockholders’ equity	$36,380,873	$23,166,080

See accompanying notes to consolidated financial statements

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	For the Three Months Ended March 31,
	2012	2011
REVENUES:
Water disposal revenue	$739,356	$—
Transportation revenue	1,122,636	—
Storage rental revenue and other	406,523	—

Total revenues	2,268,515	—

COST OF SERVICES PROVIDED:
Cost of services provided	1,326,574	—
Depreciation expense	192,292	47,588
Selling, general and administrative	1,197,434	1,125,742

Total costs and expenses	2,716,300	1,173,330

OPERATING LOSS	(447,785)	(1,173,330)

OTHER INCOME (EXPENSE):
Interest and other income	2	4,851
Interest, accretion and other expense	(205,681)	(185,224)
Unrealized gain on convertible securities	—	51,762

Total other income (expense)	(205,679)	(128,611)

Net loss	(653,464)	(1,301,941)
Preferred stock dividends	(195,404)	(172,056)

Net loss to common stockholders	(848,868)	(1,473,997)

Weighted average shares outstanding, basic and diluted	27,059,348	22,861,204
Basic and diluted loss per share:
Net loss per share	$(0.03)	$(0.06)

See accompanying notes to consolidated financial statements

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	For the Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(653,464)	$(1,301,941)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	192,292	47,588
Noncash stock compensation	495,774	230,286
Amortization of deferred financing costs	22,917	22,917
Loss on sale of assets	—	1,967
Accretion of discount	3,504	2,628
Unrealized gain from change in fair value of convertible securities	—	(51,762)
Changes in operating assets and liabilities:
Accounts receivable	1,403,638	(34,513)
Accounts receivable—related party	(302,941)	—
Prepaid expenses	18,008	54,261
Accounts payable	286,209	(55,295)
Accrued liabilities	—	240,399
Deposits and other current assets	(75,002)	—

Net cash provided by (used in) operating activities	1,390,935	(843,465)

CASH FLOWS USED FOR INVESTING ACTIVITIES:
Capital expenditures	(420,082)	—
Cash paid in acquisitions, net of cash received of $1.3 million	(909,224)	—

Net cash used in investing activities	(1,329,306)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrants	—	745,000
Proceeds from exercise of warrants	30,000	—
Increase in notes payable	2,413,688	—
Payment of notes payable	(168,342)	(60,883)
Payment of deferred financing costs	(2,014)	—

Net cash provided by financing activities	2,273,332	684,117

CHANGE IN CASH	2,334,961	(159,348)

CASH, beginning of period	84,823	181,471

CASH, end of period	$2,419,784	$22,123

Cash paid for interest	$28,095	$123,682

NONCASH TRANSACTIONS:
Issued treasury shares for payment of share based compensation	$52,873	$—

Issued share of Series C Preferred Stock upon redemption of Series B Debentures	$429,910	$—

Transfer accumulated preferred dividends to stated value	$336,922	$—

Issued shares of common stock in acquisition	$3,305,633	$—

Issued shares of Series C Preferred Stock in acquisition	$2,200,000	$—

See accompanying notes to consolidated financial statements

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2012 TO MARCH 31, 2012

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Treasury Stock	Unearned Shares in KSOP	Total Stockholders’ Equity (Deficit)
BALANCE, JANUARY 1, 2012	$7,934,055	$9,802,000	$—	$26,178	$94,677,525	$(105,187,531)	$(208,983)	$(225,913)	$6,817,331
Transfer accumulated preferred dividends to stated value	336,922	—	—	—	—	—	—	—	336,922
Share based payments	—	—	—	45	442,856	—	52,873	—	495,774
Issued shares of common stock in Hunter Disposal acquisition	—	—	—	1,847	3,303,786	—	—	—	3,305,633
Issued shares of common stock upon exercise of warrants	—	—	—	20	29,980	—	—	—	30,000
Dividends on preferred stock	—	—	—	—	—	(195,404)	—	—	(195,404)
Issued shares of Series C Preferred Stock in Hunter Disposal acquisition	—	—	2,200,000	—	—	—	—	—	2,200,000
Issued shares of Series C Preferred Stock upon redemption of Series B Debentures	—	—	429,775	—	135	—	—	—	429,910
Net loss	—	—	—	—	—	(653,464)	—	—	(653,464)

BALANCE, MARCH 31, 2012	$8,270,977	$9,802,000	$2,629,775	$28,090	$98,454,282	$(106,036,399)	$(156,110)	$(225,913)	$12,766,702

See accompanying notes to consolidated financial statements

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

In this quarterly report on Form 10-Q, the words “GreenHunter Energy”, “company”, “we”, “our”, and “us” refer to GreenHunter Energy, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. The condensed consolidated balance sheet of GreenHunter Energy, Inc. and subsidiaries as of March 31, 2012, the condensed consolidated statements of operations for the three months ended March 31, 2012 and 2011, and the condensed consolidated statements of cash flows for the three months ended March 31, 2012 and 2011, are unaudited. The December 31, 2011 condensed consolidated balance sheet information is derived from audited financial statements. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position at March 31, 2012, and the results of operations for the three month periods ended March 31, 2012 and 2011, and cash flows for the three month periods ended March 31, 2012 and 2011.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. You should read these condensed consolidated financial statements in conjunction with the financial statements and notes thereto included in our December 31, 2011 Form 10-K. The results of operations for the three month periods ended March 31, 2012 are not necessarily indicative of the operating results that will occur for the full year.

The accompanying condensed consolidated financial statements include the accounts of the company and our subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain items have been reclassified to conform with the current presentation.

Nature of Operations

Our business plan is to acquire businesses, develop projects, and operate assets involved within the clean water business as it relates to the oil and gas industry in the unconventional oil and natural gas resource plays. We had previously structured our business to become a leading provider of clean energy products offering industrial, business, and residential customers the opportunity to purchase and utilize clean energy generated from renewable sources. We refocused our efforts during 2011 on clean water management systems and services. Management has identified a significant unmet need and market opportunity in the area of clean water management as it relates to unconventional oil and natural gas resource plays in the energy industry.

The Company has generated significant revenues from operations and therefore, is no longer in development stage.

The accompanying financial statements include the accounts of GreenHunter Energy, Inc. and our wholly-owned subsidiaries, Hunter Disposal, LLC, GreenHunter Water, LLC, GreenHunter Mesquite Lake, LLC (“Mesquite Lake”) and GreenHunter Wind Energy, LLC (“Wind”). All significant intercompany transactions and balances have been eliminated.

Income or Loss Per Share

Basic income or loss per common share is net income or loss applicable to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is calculated in the same manner, but also considers the impact to net income or loss and common shares outstanding for the potential dilution from stock options, warrants, convertible debentures, preferred stock, and convertible promissory notes.

Shares of common stock underlying the following items were not included in dilutive weighted average shares outstanding for the three month periods ended March 31, 2012 and 2011, as their effects would have been anti-dilutive.

	March 31,
	2012	2011
Stock options	10,852,250	7,076,500
Warrants	3,486,250	5,347,548
Convertible debentures	1,901,958	5,798,851
Convertible promissory notes	1,218,414	—
Preferred Stock	2,893,744	3,958,602

Total	20,352,616	22,181,501

NOTE 2. CURRENT PLAN OF OPERATIONS AND ABILITY TO OPERATE AS A GOING CONCERN

Our financial position has been adversely affected by our lack of working capital and the overall deterioration across all capital markets, particularly those for renewable energy companies. The lack of consistent and meaningful governmental support with tax incentives and other credit enhancements has had a serious detrimental effect on our previously planned business operations.

As of March 31, 2012, we had a working capital deficit of $12.9 million which includes $4.4 million related to earlier construction activities at our Mesquite Lake Biomass Plant and $4.9 million in redeemable debentures with recourse only against the equity interests of GreenHunter Mesquite Lake, LLC, which holds the Mesquite Lake Plant.

We have continued to experience losses from ongoing operations. These factors raised doubt about our ability to continue as a going concern. We have begun to generate revenue from our water management activities. We have received a number of capital advances from our Chairman and Chief Executive Officer in exchange for promissory notes that have been consolidated and extended to December 31, 2012. On August 15, 2011, the letter of guarantee from the Chairman and Chief Executive Officer of the company was increased for up to $2.0 million of credit support if needed to fund future operations. The total amount loaned against this letter of guarantee is approximately $839,000 resulting in a remaining guarantee of $1.2 million as of March 31, 2012.

Execution of our business plan for the next twelve months requires the ability to generate cash to satisfy planned operating requirements. We expect to receive a minimum of $500,000 in proceeds from the sale of our Ocotillo wind energy project after certain conditions are met which is estimated to be sometime during 2012. Along with the revenue generated from our water management activities, which includes the Hunter Disposal acquisition discussed below, and letter of guarantee and credit support, we anticipate having sufficient cash reserves to meet all of our anticipated operating obligations for the next twelve months. Planned capital expenditures are wholly dependent on the Company's ability to secure additional capital. As a result, we are in the process of seeking additional capital through a number of different alternatives, and particularly with respect to procuring working capital sufficient for the development of our water management projects in order that we can generate positive cash flow to sustain operations. We continue to pursue numerous opportunities in the water resource management business as it specifically relates to the oil and gas industry.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee of the Board of Directors for each company. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company's restricted common stock with a fair market value of $3.3 million, 22,000 shares of our 10% cumulative preferred stock with a stated value of $100 per share or

$2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we amended the stated liquidation value of our 10% Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of 10% Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC. In fiscal year 2011, Hunter Disposal, LLC had positive cashflow from operations which exceeded the Company's deficit in cash flow from operations during 2011. Hunter Disposal entered into a significant service contract with a major oil & gas company during the second half of 2011 which further expanded our water management activities for 2012.

During the three months ended March 31, 2012, holders of $392,000 of our Series B Debentures elected to convert their principal and accrued interest into shares of our 10% Series C cumulative preferred stock. Additionally, we have received irrevocable agreements from other existing holders of our Series B Debentures to convert approximately $1.3 million of our Series B Debentures into our 10% Series C Preferred Stock in 2012.

There can be no assurance that we will be successful in generating sufficient cash flows to fund our planned development activities related to our water management business, or that the operations of our water management business will generate sufficient cash flows to fund our ongoing operations subsequent to its development. If we are unsuccessful in raising sufficient capital to fund the development of our water management business, or if our water management business fails to generate sufficient cash flows to fund our ongoing operating cash flow needs subsequent to its development, we will be required to seek alternative financing, sell a significant portion of our assets, or any combination thereof. Further, considering our financial condition, we may be forced to accept financing or sell assets at terms less favorable than would otherwise be available.

NOTE 3. ACQUISITION

Hunter Disposal

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, LLC, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, an entity affiliated through common directors, officers and stockholders. Hunter Disposal fits in with our new focus of water management services and provides an entry point into the Appalachian region. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee of the Board of Directors for each company. The Company acquired three fully operational commercial salt water disposal (SWD) wells and associated facilities located in Washington County, Ohio and Lee County, Kentucky. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company’s restricted common stock with a fair value of $3.3 million, 22,000 shares of our 10% Series C cumulative preferred stock with a stated value of $100 per share, or $2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we amended the stated liquidation value of our 10% Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of 10% Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC.

The fair value of the net assets acquired, based on management’s assessment, approximated the $9.9 million in consideration paid.

The acquisition of Hunter Disposal was accounted for using the acquisition method of accounting, which requires the net assets acquired to be recorded at their fair values. The following table summarizes the purchase price and the preliminary estimate of the fair values of the net assets acquired at the date of acquisition as determined as of March 31, 2012:

Fair value of consideration transferred:
Cash paid	$2,200,000
1,846,722 shares of common stock issued on February 17, 2012 at $1.70 per share	3,305,632
88,000 shares of 10% Series C Preferred Stock at stated value of $25 per share	2,200,000
10% Convertible Promissory note	2,200,000

Total	$9,905,632

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$1,175,197
Disposal wells	6,263,078
Land and improvements	13,776
Field equipment (excluding disposal wells)	2,466,500
Office and admin assets	3,500
Deposits	10,936
Asset retirement obligation	(27,355)

Total	$9,905,632

Working capital acquired:
Cash	$1,290,775
Accounts receivable	2,945,003
Prepaid expense	13,641
Accounts payable & accrued expenses	(3,074,222)

Total working capital acquired	$1,175,197

Acquisition costs of approximately $42,000 are included in general and administrative expense for the three months ended March 31, 2012.

The consolidated statement of operations includes Hunter Disposal’s revenue of $1.9 million for the three months ended March 31, 2012 and Hunter Disposal’s operating income of $608,000 for the three months ended March 31, 2012.

The following unaudited and unreviewed summary, prepared on a pro forma basis, presents the results of operations for the three months ended March 31, 2012 and 2011, as if the acquisition of Hunter Disposal, LLC, along with transactions necessary to finance the acquisition, had occurred on January 1, 2011. The pro forma information includes the effects of adjustments for interest expense and depreciation expense. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

	For the Three Months Ended March 31,
	2012	2011
Total operating revenue	$4,627,602	$783,385
Total operating costs and expenses	4,791,448	1,766,809

Operating loss	(163,846)	(983,424)
Interest expense and other	(248,304)	(213,861)

Net income (loss)	(412,150)	(1,197,285)
Dividends on preferred stock	(222,904)	(227,056)

Net income (loss) attributable to common stock holders	$(635,054)	$(1,424,341)

Net income (loss) per share, basic & diluted	$(0.02)	$(0.06)

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•	Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets

•

Level 2—Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

•	Level 3—Significant inputs to the valuation model are unobservable

The following table shows assets and liabilities measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011 and the input categories associated with those assets and liabilities.

Fair value measurements on a recurring basis March 31, 2012
	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$23,857

Total liabilities at fair value	$—	$—	$23,857

Fair value measurements on a recurring basis December 31, 2011
	Level 1	Level 2	Level 3
Convertible securities	$—	$—	$23,857

Total liabilities at fair value	$—	$—	$23,857

The Company has current derivative liabilities resulting from the antidilutive features on its common stock warrants, Series A Convertible Preferred Stock, and Series B Convertible Preferred Stock. The estimated fair value of the convertible securities liability is revalued at each balance sheet date, with changes in value recorded as other income or expense in the consolidated statements of operations.

NOTE 5. NOTES PAYABLE

Notes Payable at March 31, 2012 and December 31, 2011, consisted of the following:

Long-Term Debt:	March 31, 2012	December 31, 2011
Note payable collateralized by building due November 31, 2017, 5.7%	$1,434,668	$1,447,888
Notes payable for insurance premiums due between March 2, 2012 and July 1, 2012, rates from 6.5% to 9.0%	46,834	77,072
Notes payable collateralized by equipment due from January 24, 2015 to February 28, 2017, from 4.25% to 7.99%	3,154,569	815,765
Note payable to related party due December 31, 2012, 14%	839,269	889,269
10% convertible promissory note due February 17, 2017	2,200,000	—
9% Series B Senior Secured Redeemable Debentures due on various dates ranging from September 30, 2013 to February 28, 2014, net of discount of $16,420 and $19,923 at March 31, 2012 and December 31, 2011, respectively	4,893,388	5,281,884

	12,568,728	8,511,878
Less: current portion	(6,744,616)	(6,435,759)

Total Long-Term Debt	$5,824,112	$2,076,119

Notes Payable

On January 23, 2012, we entered into a note payable with a bank for the purchase of a water hauling truck in the amount of $179,000, bearing a fixed interest rate of 7.99% with principle and interest payable monthly over the term of the loan. The note payable has a final maturity date of January 24, 2015.

On February 17, 2012, we entered into a note payable with a bank in the amount of $2.2 million, bearing a fixed interest rate of 5.5%, to finance a portion of the consideration paid in our acquisition of Hunter Disposal. The note is collateralized by the equipment acquired. See Note 3—Acquisitions, for additional information.

Convertible Promissory Note Payable

On February 17, 2012, the Company entered into a 10% convertible promissory note for $2.2 million payable to Triad Hunter as partial consideration in the Hunter Disposal acquisition. Terms of payment under the note are interest only due quarterly from May 17, 2012 to February 17, 2013. Thereafter, beginning May 17, 2013 and continuing quarterly until February 17, 2017, the payments due will include accrued interest and principle payments of $137,500 per quarter. The promissory note matures on February 17, 2017 and is convertible at any time by the holder into shares of common stock of the Company at a conversion price of $2.50 per share. See Note 3—Acquisitions, for additional information.

9% Series B Senior Secured Redeemable Debentures

The Company has not paid interest on the Series B debentures for the period March 2011 through March 2012. Therefore, we were technically in default on our Series B Debentures at March 31, 2012. Upon an event of default, the debentures become due and payable upon demand, so we have classified the debentures as a current liability as of March 31, 2012. These debentures are secured by GreenHunter Energy’s interest in GreenHunter Mesquite Lake, LLC, and are otherwise non-recourse to GreenHunter Energy.

During the three months ended March 31, 2012, holders of $392,000 of our Series B Debentures elected to convert their principal and accrued interest into shares of our 10% Series C cumulative preferred stock. Additionally, we have received irrevocable agreements from other holders of our Series B Debentures to convert approximately $1.3 million of our Series B Debentures into our 10% Series C Preferred Stock in 2012.

Maturities

The following table presents the approximate annual maturities of all of our debt as of March 31, 2012:

2012	$6,497,564
2013	1,422,975
2014	1,612,838
2015	918,442
Thereafter	2,116,909

$12,568,728

NOTE 6. STOCKHOLDERS’ EQUITY

On April 25, 2012, we amended the stated liquidation value of our 10% Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of 10% Series C Preferred Stock.

The following table reflects changes in shares of our outstanding common stock, preferred stock and warrants during the periods reflected in our financial statements from December 31, 2011 to March 31, 2012:

	Preferred Stock	Common Stock	Treasury Stock	KSOP	Warrants
December 31, 2011	15,780	26,177,989	13,985	15,200	3,549,047
Issued shares of Series C Preferred Stock in Hunter Disposal acquisition	88,000	—	—	—	—
Issued shares of Series C Preferred Stock upon redemption of Series B Debentures	17,191	—	—	—	—
Issued shares of common stock in Hunter Disposal acquisition	—	1,846,722	—	—	—
Issued shares for Share based payments	—	45,201	(3,500)	—	—
Issued shares of common stock upon exercise of warrants	—	20,000	—	—	(20,000)
Warrants expired during the period	—	—	—	—	(42,797)

March 31, 2012	120,971	28,089,912	10,485	15,200	3,486,250

Preferred Stock

We were not able to pay dividends on our Series A Preferred Stock for the quarters ending December 31, 2008 through March 31, 2012. In accordance with the terms of this preferred stock, accrued dividends of $2.3 million were added to the stated value of the preferred stock, resulting in a stated value per share of $1,384 at March 31, 2012. This additional $2.3 million in stated value will accrue dividends at a 10% rate.

On February 17, 2012, we issued 22,000 shares of our 10% Series C Cumulative Preferred Stock as partial consideration in our acquisition of Hunter Disposal. On April 25, 2012, we amended the stated liquidation value of our 10% Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our

Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of 10% Series C Preferred Stock. See Note 3—Acquisitions, for additional information. The Series C Cumulative Preferred Stock earns 10% dividends paid monthly and is not convertible into common shares of the company except for under certain circumstances in the event of a change of control.

During the three months ended March 31, 2012, the Company issued 17,191 shares of our Series C Preferred Stock upon conversion of $392,000 in principle along with accrued interest of $38,000 on our Series B Debentures.

Common Stock and Common Stock Warrants

We have 90,000,000 authorized shares of common stock. We cannot pay any dividends on our common stock until all Series A cumulative preferred dividends have been satisfied.

On February 17, 2012, the Company issued 1,846,722 shares of common stock with a fair market value of $3.3 million based on stock price of $1.70, as partial consideration in the acquisition of Hunter Disposal. See Note 3—Acquisitions, for additional information.

During the three months ended March 31, 2012, the Company issued 45,201 shares of common stock for payment of Board fees to nonemployee members of Board of Directors as payment of their fees for 2011 and first quarter of 2012.

During the three months ended March 31, 2012, the Company issued 20,000 shares of common stock upon exercise of 20,000 of our $1.50 warrants.

During the three months ended March 31, 2012, 42,797 of our $1.50 common stock warrants have expired.

Treasury Stock

During the three months ended March 31, 2012, the Company issued 3,500 shares of the Company's common stock out of treasury, with a cost of $53,000, for payment of shares owed for fully vested share grants under our share based compensation plan.

NOTE 7. SHARE-BASED COMPENSATION

We account for our stock-based compensation in accordance with ASC standards on Share-based Payments. The standards apply to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under the ASC standards, we are required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option.

In September 2010, the Company adopted its 2010 Long-Term Incentive Compensation Plan (the “Incentive Plan”), which provides for equity incentives to be granted to employees, officers or directors of the Company, as well as key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares on the date of grant, stock appreciation rights, restricted stock awards, stock bonus awards, other stock-based awards, or any combination of the foregoing. A maximum of 5,000,000 shares of Common Stock were authorized for issuance under the Incentive Plan.

Common Stock Options

During the three months ended March 31, 2012, the Company granted 2,025,750 shares of common stock options to members of management and employees of the Company at an average exercise price of $1.65 with an average estimated fair value of $0.98 per share. The options have a life of ten years and vest in equal amounts over a three year period beginning with the date of grant.

We recorded share-based compensation expense of $496,000 related to stock options for which the requisite service period elapsed during the three months ended March 31, 2012. These expenses are included in our selling, general and administrative expenses. No option exercises occurred during the three months ended March 31, 2012.

As of March 31, 2012, there was $3.0 million of total unrecognized compensation cost related to unvested shares associated with stock options which will be recognized over a weighted-average period of 2.69 years. We recognize compensation expense for our stock options on a straight-line basis over their vesting term. We are required to issue new shares of common stock upon the exercise of the stock options by such holder(s).

We estimated the fair value of each stock based grant using the Black-Scholes option pricing method for service and performance based options, and the Lattice Model for market based awards. The weighted average values for options issued for the month ended March 31, 2012 was as follows:

Number of options issued	$2,025,750
Weighted average stock price	$1.65
Weighted average exercise price	$1.65
Weighted average expected life of options(a)	5.00
Weighted average expected volatility(b)	72.51%
Weighted average risk-free interest rate	0.81%
Expected annual dividend per share	—
Weighted average fair value of each option	$0.98

(a)	Based on our expectation of when the options will be exercised. The options have a life of ten years.
(b)	The expected volatility of our common stock was estimated using an average of volatilities of publicly traded companies in similar energy businesses.

The following is a summary of stock option activity during the three months ended March 31, 2012.

	Number of Shares	Weighted average Exercise Price	Aggregate Intrinsic Value* ($000’s)
Outstanding—Beginning of Period	8,826,500	$5.41	$4,501
Granted	2,025,750	$1.65	1,674
Exercised	—	—	—
Cancelled	—	—	—

Outstanding—End of Period	10,852,250	$4.71	$6,175

Exercisable—End of Period	6,068,162	$7.35	$806

*	The Aggregate Intrinsic Value was calculated using the March 30, 2012 stock price of $2.48.

The following is a summary of stock options outstanding at March 31, 2012:

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Number of Exercisable Options
$0.90	2,050,000	9.02	—
$0.97	100,000	7.18	66,666
$1.41	200,000	7.70	100,000
$1.65	1,975,750	9.88	—
$1.79	50,000	9.89	—
$1.96	1,725,000	7.41	1,149,997
$5.00	3,247,000	5.13	3,247,000
$7.50	33,333	5.51	33,333
$10.00	243,333	5.65	243,333
$10.12	2,500	6.53	2,500
$12.00	6,500	5.74	6,500
$13.66	3,000	6.25	3,000
$17.76	40,000	5.87	40,000
$18.00	16,667	5.95	16,667
$18.91	1,099,167	5.88	1,099,166
$19.75	13,333	6.05	13,333
$20.64	25,000	6.19	25,000
$22.75	21,667	6.12	21,667

	10,852,250		6,068,162

Share Awards

During the three months ended March 31, 2012, we granted 12,683 shares of common stock to the nonemployee members of the Board of Directors as payment for their fees for the first quarter of 2011 in lieu of receiving cash for their fees. These common shares vest immediately and were valued at weighted average price of $2.48 per share, based on the quoted market value of the stock on the date of the grant. We recognized $31,000 of expense in our selling, general, and administrative expenses for the three months ended March 31, 2012, related to these shares. These shares were not issued as of March 31, 2012, but are included in weighted average basic shares outstanding as of March 31, 2012. At March 31, 2012, there were 83,960 shares owed to the non-employee members of the Board of Directors that were not issued, but are included in weighted average basic shares outstanding as of March 31, 2012.

On February 13, 2012, we granted 3,500 restricted shares to employees. These common shares vested immediately and were valued at a weighted average of $1.65 per share, based on the quoted market value of the stock on the date of the grant. We recognized $6,000 of expense in our selling, general, and administrative expenses for the three months ended March 31, 2012, related to these shares. These shares were issued out of treasury.

During April 2011, the compensation committee approved the grant of shares of the Company's common stock to be valued at $1.0 million or 1,111,111 shares of common stock based on the per share price of $0.90, the closing price on April 5, 2011, to the Company’s Chairman and Chief Executive Officer, pending shareholder approval. These shares are not included in shares outstanding, weighted average shares outstanding, and potentially dilutive securities, since the grant has not yet been approved by shareholders.

The following is a summary of unvested share awards for the month ended March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
	Number of Shares	Weighted Average Grant Date Fair Value per Share	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested—Beginning of Year	25,000	$1.87	75,000	$1.87
Granted	16,183	2.30	28,090	0.89
Cancelled	—	—	(25,000)	1.87
Exercised	—	—	—	—
Vested	(16,183)	2.30	(53,090)	1.35

Unvested—End of Period	25,000	$1.87	25,000	$1.87

NOTE 8. RELATED PARTY TRANSACTIONS

During three months ended March 31, 2012, we earned storage rental revenue for providing water storage tanks and equipment for lease to Eagle Ford Hunter and Triad Hunter, LLC, both wholly owned subsidiaries of Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder. Storage and other revenue totaled $424,000 and $0 for three months ended March 31, 2012 and 2011, respectively. Accounts receivable related to that revenue totaled $499,000 and $0 as of March 31, 2012 and 2011, respectively.

During the three months ended March 31, 2012, we obtained accounting services for a fee from Magnum Hunter Resources Corporation, an entity for which our Chairman and Chief Executive Officer is an officer and significant shareholder. Professional services expense totaled $25,000 and $25,000 for the three months ended March 31, 2012 and 2011, respectively.

The Company has promissory notes outstanding to the Chairman and Chief Executive Officer. The balance under these promissory notes was $839,000 at March 31, 2012, and $889,000 at December 31, 2011. The notes are convertible into common stock at the holder’s option based on the closing price of the company's common stock on the day prior to the election to convert. See Note 8, Stockholders' Equity, for more information.

On February 17, 2012, the Company, through its wholly owned subsidiary, GreenHunter Water, closed on the acquisition of 100% of the equity ownership interest of Hunter Disposal, LLC, a wholly-owned subsidiary of Magnum Hunter Resources Corporation. The terms and conditions of the equity purchase agreement between the parties were approved by an independent special committee of the Board of Directors for each party. The total consideration for this acquisition was approximately $9.9 million. The consideration paid consisted of $2.2 million in cash, 1,846,722 shares of the Company’s restricted common stock with a fair value of $3.3 million, 22,000 shares of our 10% Series C cumulative preferred stock with a stated value of $100 per share, or $2.2 million, and a $2.2 million convertible promissory note due to the seller. On April 25, 2012, we amended the stated liquidation value of our 10% Series C Preferred Stock from $100 per share to $25 per share. As a result, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of 10% Series C Preferred Stock. In connection with the sale, Triad Hunter, LLC, a wholly owned subsidiary of Magnum Hunter Resources Corporation, entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in the states of Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC.

NOTE 9. COMMITMENTS AND CONTINGENCIES

On March 29, 2012, GreenHunter Water, LLC, entered into a five year commercial lease agreement for an existing truck and barge transloading and water storage facility located in Washington County, Ohio. The facility is located on approximately 10 acres of land and contains 70,000 barrels (BBL) of functional bulk liquids storage tank capacity, a barge transloading station, a covered loading station with multiple truck servicing bays and office space. The lease commitment is for five years with monthly payments of $8,000 for the first year, $10,000 for the second year and $12,000 for years three through five of the lease. Additionally, we are required to pay additional $0.04 per barrel for all wastewater delivered for and stored on the leased premises.

ABB, Inc. vs. GreenHunter Energy, Inc. In the Superior Court of California, County of Imperial, Case No. ECU07002.

ABB, Inc. was a subcontractor to Crown Engineering for certain construction work performed at our Mesquite Lake plant in Imperial County, California. GreenHunter Energy, Inc. only had a construction contract directly with Crown Engineering and not with any of its subcontractors. On or about January 18, 2010, GreenHunter entered into a settlement agreement with Crown Engineering settling any disputes between the parties regarding the work done at our Mesquite Lake plant. Green Hunter performed all of its obligations under the settlement agreement. Plaintiff is attempting to enforce payment of its claim, approximately $327,555 by asserting it is a third party beneficiary under the Company’s settlement agreement with Crown Engineering.

GreenHunter will challenge the complaint by way of a demurrer, challenging the Plaintiff’s right to claim it is an intended beneficiary of the settlement agreement. We believe the plaintiff’s claims are wholly without merit and accordingly have not recorded a liability for this matter.

NOTE 10. SUBSEQUENT EVENTS

The subsequent event disclosures herein have been updated through June 15, 2012.

Holders of $2.2 million in principle of our Series B Debentures have converted their principle plus accrued interest into 96,318 shares of our 10% Series C Preferred Stock from April 1, 2012 through the date of this report.

On April 27, 2012, we entered into an Option Agreement and a Pledge Agreement with Midwest Continent Holding, LLC (“Midwest”) to acquire 100% of Midwest’s membership interest in Blue Water Energy Solutions, LLC (“Blue Water”) on or before June 30, 2012. Blue Water owns three existing salt water disposal wells and related facilities located in Oklahoma. Midwest previously owned 100% of the membership interest of Blue Water until April 30, 2012. The price we paid for the option was $750,000, consisting of a cash payment of $250,000 and $500,000 of our Series C Preferred Stock. Midwest has pledged its membership interest in Blue Water as security for the Option Agreement. If we exercise the option, we will pay an additional $1,150,000 in cash and $500,000 in value of our common stock priced as of the exercise closing date. In the event the option is not exercised, we will return the pledged membership interest and Midwest will retain the option proceeds. The Option Agreement contains other covenants during the option period, including naming us as the sole Manager of Blue Water, LLC during the option term.

On May 17, 2012, the Company entered into a note payable with a bank for the purchase of ten water hauling trucks in the amount of $1.7 million, bearing interest at a rate of one-month LIBOR plus 4.0% with principle and interest payable monthly over the term of the loan. The note payable has a final maturity date of August 17, 2017.

On May 18, 2012, GreenHunter Water, LLC, a subsidiary of the Company, closed on a joint venture agreement providing for the acquisition by the joint venture of up to seven permitted tracts to drill saltwater wells. Through the date of this report, the Company has closed on the purchase of four of the permitted tracts. Total consideration of the purchases closed was $2.1 million, consisting of $1.2 million cash, $400 thousand of our Series C Preferred Stock, and 242,471 shares of common stock of the Company with a fair market value of approximately $466 thousand, based on a weighted average closing price of $1.92 per share.

On May 22, 2012 and June 7, 2012, the Company borrowed an additional $300 thousand and $500 thousand, respectively, under a promissory note due to the Company’s Chairman and Chief Executive Officer.

FINANCIAL STATEMENTS OF ACQUIRED BUSINESS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Magnum Hunter Resources Corporation

We have audited the accompanying balance sheets of Hunter Disposal, LLC (“the Company”) as of December 31, 2011 and 2010, and the related statements of operations, changes in member’s equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Dallas, Texas

April 6, 2012

Hunter Disposal, LLC.

Balance Sheets

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Accounts receivable	$2,355,636	$240,946
Accounts receivable—related party	2,217,010	—
Prepaid expenses	—	9,699

TOTAL CURRENT ASSETS	4,572,646	250,645

PROPERTY & EQUIPMENT, net	3,371,656	2,824,061

OTHER ASSETS
Deposits	29,717	14,483

TOTAL ASSETS	$7,974,019	$3,089,189

LIABILITIES & MEMBER’S EQUITY
CURRENT LIABILITIES
Bank overdraft	$355,517	$25,753
Current portion of long term debt	82,675	64,934
Current portion of long term debt—related party	33,430	30,505
Accounts payable	2,276,921	248,838
Accounts payable—related party	—	434,933
Accrued expenses	20,784	11,291

TOTAL CURRENT LIABILITIES	2,769,327	816,254

Long term debt	189,577	235,950
Long term debt—related party	50,145	83,576
Asset retirement obligation	26,928	42,404

TOTAL LIABILITIES	3,035,977	1,178,184

COMMITMENT (Note 6)

MEMBER’S EQUITY
Contributed capital	1,358,057	1,358,057
Retained Earnings	3,579,985	552,948

TOTAL MEMBER’S EQUITY	4,938,042	1,911,005

TOTAL LIABILITIES AND MEMBER’S EQUITY	$7,974,019	$3,089,189

See accompanying notes to the condensed financial statements

Hunter Disposal, LLC.

Statements of Operations

	For the Year Ended December 31,
	2011	2010
REVENUE
Water disposal revenue	$11,224,840	$961,437
Water disposal revenue—related party	1,852,032	666,494

TOTAL REVENUE	13,076,872	1,627,931

EXPENSES
Water disposal	9,058,973	853,651
General and Administrative	661,693	53,247
Depreciation	328,267	167,245

TOTAL EXPENSES	10,048,933	1,074,143

OPERATING INCOME	3,027,939	553,788

OTHER INCOME (EXPENSE)
Other Income	19,919	8,367
Interest Expense	(20,821)	(9,207)

NET INCOME	$3,027,037	$552,948

See accompanying notes to the condensed financial statements

Hunter Disposal, LLC.

Statement of Changes in Member’s Equity

	CONTRIBUTED CAPITAL	RETAINED EARNINGS	TOTAL EQUITY
Balances at January 1, 2010	$—	$—	$—
Contribution of assets	1,358,057	—	1,358,057
Net income	—	552,948	552,948

Balances at December 31, 2010	$1,358,057	$552,948	$1,911,005
Net income	—	3,027,037	3,027,037

Balances at December 31, 2011	$1,358,057	$3,579,985	$4,938,042

See accompanying notes to the condensed financial statements

Hunter Disposal, LLC.

Statements of Cash Flows

	For the Year Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$3,027,037	$552,948

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	328,267	167,245
Changes in operating assets and liabilities:
Accounts receivable	(2,201,764)	(240,946)
Prepaid expenses	9,699	(9,699)
Bank overdraft	329,764	25,753
Accounts payable	2,268,944	145,874
Accounts payable/receivable—related party	(2,642,608)	434,933
Accrued expenses	9,491	(48,865)
Change in deposits	(15,234)	(14,483)

Net cash provided by operating activities	1,113,596	1,012,760

Cash flows from investing activities
Capital expenditures	(1,054,457)	(1,332,855)

Net cash used in investing activities	(1,054,457)	(1,332,855)

Cash flows from financing activities
Proceeds from borrowings on debt	44,200	344,960
Payment of loan	(103,339)	(24,865)

Net cash provided by (used in) financing activities	(59,139)	320,095

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

Cash paid for interest	$20,648	$8,598

NON CASH TRANSACTIONS:
Contribution of assets	$—	$1,358,057

Accrued capital expenditures	$—	$163,120

See accompanying notes to the condensed financial statements

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Hunter Disposal, LLC. (the Company, “we”, “us” or “our”) was formed in January 2010 and is a wholly-owned subsidiary of Triad Hunter, LLC. (Triad or the Parent). On February 12, 2010, Magnum Hunter Resources Corporation (Magnum Hunter) completed the acquisition of Triad and its subsidiaries and contributed certain assets into the Company. The activities of the Company and the predecessor business, which contained the contributed assets, were immaterial in 2010 prior to the contribution by Magnum Hunter. The Company performs water disposal services for Triad and third party customers in the Appalachian Region of the United States.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles and Presentation. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. The most significant estimates are for depreciable lives of our fixed assets and for the cost of asset retirement obligations. Actual results could differ from those estimates under different assumptions and conditions.

Accounts Receivable. Accounts receivable consists of service revenue receivable from our water disposal activities, generally due within 30 days. We do not require collateral for accounts receivable, but perform periodic credit evaluations on our customers’ financial condition. We review accounts receivable periodically and reduce the carrying amounts by a valuation allowance that reflects our best estimate of the amount that may not be collectible. We had an allowance for doubtful accounts of $25,000 and $0 at December 31, 2011 and 2010, respectively.

Property and Equipment. Our property and equipment is carried at cost and is composed of the following.

	December 31,
	2011	2010
Land	$15,120	$15,120
Buildings	232,074	47,000
Furniture, fixtures and equipment	14,686	—
Vehicles	991,514	805,564
Salt water storage and disposal equipment	786,187	329,474
Salt water disposal wells	1,823,100	1,790,744

	3,862,681	2,987,902
Less accumulated depreciation	(491,025)	(163,841)

Net property and equipment	$3,371,656	$2,824,061

Depreciation of property and equipment is provided using the straight line method over various useful lives ranging from 3 to 15 years.

Depreciation expense was $328,000 and $167,000, for the years ended December 31, 2011 and 2010, respectively.

Revenue Recognition. Revenues from water disposal activities are recognized at the time the services are provided and earned as provided in the various contract agreements.

Water Disposal Expense. Water disposal costs include trucking, fuel, maintenance, salaries, insurance, and other operating costs which are expensed as incurred and included in water disposal expense on our statements of operations.

Income Taxes. The Company and Magnum Hunter file a consolidated Federal income tax return. The Company records Federal income tax expense (benefit) as if it filed a separate return. Since the Company is an LLC it is not subject to Federal income taxes and does not record a Federal tax provision. The Company is responsible for state taxes, which are immaterial through December 31, 2011.

We had no uncertain tax positions at December 31, 2011

The Company filed a consolidated return with Magnum Hunter. During the year ended December 31, 2011, Magnum Hunter has not incurred any interest or penalties on its income tax returns. Magnum Hunter’s tax returns are subject to possible examination by the taxing authorities. For Federal income tax purposes the tax returns essentially remain open for possible examination for a period of three years after the date on which those returns are filed.

Fair Value of Financial Instruments. The carrying amounts of financial instruments including accounts receivable, and accounts payable approximate fair value, as of December 31, 2011.

Asset Retirement Obligation. Our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our salt water disposal wells at the end of their productive lives, in accordance with applicable federal, state and local laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of the asset’s inception, with an offsetting increase to property and equipment. Periodic accretion of discount of the estimated liability is recorded as accretion expense in the consolidated statements of operations.

Our liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of our wells and our risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation.

NOTE 3—ASSET RETIREMENT OBLIGATIONS

The following table summarizes the Company’s asset retirement obligation transactions during the years ended December 31:

	2011	2010
Asset retirement obligation at beginning of period	$42,404	$—
Obligations of contributed assets	—	39,000
Liabilities settled	(16,558)	—
Accretion expense	1,082	3,404

Asset retirement obligation at end of period	$26,928	$42,404

NOTE 4—NOTES PAYABLE

The Company entered into notes payable for vehicles with varying terms due through January 2015, the outstanding balance as of December 31, 2011 and 2010 was $272,000 and $301,000, respectively.

Note Payable to Related Party

During 2008, Alpha Hunter Drilling, LLC (Alpha Hunter), a subsidiary of Triad, financed the purchase of a truck for Hunter Disposal. The interest rate on the borrowing is 4.25%. The outstanding balance owed to Alpha Hunter as of December 31, 2011 and 2010 were $84,000 and $114,000, respectively.

The following table presents the approximate annual maturities of debt for the year ended December 31:

2012	$116,105
2013	118,432
2014	107,105
2015	14,185

$355,827

NOTE 5—RELATED PARTY TRANSACTIONS

During 2011 and 2010, the Company provided water disposal service of $1.8 million and $666,000, respectively, to its Parent. Accounts receivable from Parent were $2.2 million and $0 as of December 31, 2011 and 2010, respectively. During 2010, the Company’s parent assisted in funding operations by providing cash. The accounts payable to the parent at December 31, 2011 and 2010 was $0 and $435,000, respectively.

During 2011 and 2010, the Company provided water disposal service of $87,000 and $0, respectively, to GreenHunter Energy, Inc and rented storage tanks from GreenHunter of $78,000 and $0 for the year ended December 31, 2011 and 2010, respectively. The net accounts receivable from GreenHunter was $9,000 and $0 as of December 31, 2011 and 2010, respectively.

During 2011 and 2010, a portion of the Company’s general and administrative expenses are allocated from its Parent. Management believes the allocation method is reasonable and the amounts allocated along with expenses directly incurred by the Company are representative of what would have been incurred for similar expenses if the Company was a stand-alone company. Total general and administrative expenses allocated were $246,000 and $20,000 for the years ended December 31, 2011 and 2010, respectively.

NOTE 6—COMMITMENT

The Company is guarantor of a note payable of Alpha Hunter due June 2014. Trucks purchased with the proceeds of the note are the collateral on the note. The outstanding balance on this note as of December 31, 2011 and 2010 was $6.2 million and $2.7 million, respectively. The Company would be obligated for the full amount of the note if Triad defaulted, which the Company believes is remote, and thus has not recorded a liability.

NOTE 7—CONCENTRATIONS OF CREDIT RISK

For the years ended December 31, 2011 and 2010, we provided a substantial portion of our water disposal service to one third party customer and our Parent. Although we are exposed to a concentration of credit risk, we believe that all of our customers are credit worthy. If the Company were to lose one or both of these customers, its financial position and results of operations could be materially impacted.

NOTE 8—SUBSEQUENT EVENTS (“UNAUDITED”)

On February 17, 2012, the Company’s parent, Triad Hunter, LLC, closed on the sale of 100% of the equity ownership interest of the Company to GreenHunter Water, LLC, a wholly-owned subsidiary of GreenHunter Energy, Inc., an entity for which an officer and director of Magnum Hunter, is an officer and major shareholder and for which another officer and director of Magnum Hunter, is also a director. The terms and conditions of the equity purchase agreement between the parties were approved by the audit committee of Magnum Hunter and an independent special committee for each party. The total sales price for this acquisition was approximately $9.9 million. The consideration received included a combination of cash, GreenHunter Energy restricted common stock, GreenHunter Energy 10% cumulative preferred stock, and a promissory note due to Triad Hunter. In connection with the sale Triad Hunter entered into agreements with Hunter Disposal, LLC and GreenHunter

Water, LLC for wastewater hauling and disposal capacity in Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC. GreenHunter Water, LLC did not assume any of the Company’s debt in their acquisition of 100% of the equity ownership interest of the Company.

GREENHUNTER ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following Unaudited Pro Forma Consolidated Financial Data are derived from the consolidated financial statements of GreenHunter Energy, Inc. (“GreenHunter”) and certain historical financial data in respect of various assets acquired by GreenHunter Water, LLC, a subsidiary of GreenHunter. The Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2012 and year ended December 31, 2011 have been prepared assuming the Hunter Disposal acquisition and all necessary ancillary transactions had been consummated as of January 1, 2011. An Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2012 is not included since the acquisition closed on February 17, 2012 and the fair value of assets acquired and liabilities assumed is included in the March 31, 2012 financial statements included elsewhere in this registration statement. The pro forma adjustments set forth on the attached Unaudited Pro Forma Consolidated Statements of Operations reflects the following as if they occurred on the dates hereinabove set forth:

(1)	Incurrence of indebtedness under the security agreement and promissory note entered into with Amegy Equipment Finance dated February 16, 2012.

(2)	Incurrence of indebtedness under the convertible promissory note entered into with Triad Hunter, LLC dated February 17, 2012.

(3)	Issuance of common stock upon the closing date of the Hunter Disposal acquisition.

(4)	Issuance of our 10% Series C preferred stock upon the closing date of the Hunter Disposal acquisition.

Transaction costs related to these acquisitions will be recorded as expenses in the periods in which these costs are incurred. These expenses are not included in the Unaudited Pro Forma Consolidated Statement of Operations.

The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the notes thereto and with the consolidated financial statements of GreenHunter for the three months ending March 31, 2012 and the notes thereto included elsewhere in this registration statement.

The Unaudited Pro Forma Consolidated Financial Data are not indicative of the financial position or results of operations of GreenHunter which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to future acquisitions and other factors.

The unaudited Pro Forma Consolidated Financial Data includes financial information received from Hunter Disposal and such financial information has been accepted and incorporated as presented without independent verification of such financial information.

GREENHUNTER ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2012

	GreenHunter Historical	Hunter Disposal Historical			Pro Forma Adjustments	Pro Forma
REVENUE:
Water disposal revenue	$739,356	$691,853			$—	$1,431,209
Transportation revenue	1,122,636	1,490,684			—	2,613,320
Storage rental revenue and other	406,523	176,550			—	583,073

Total revenues	2,268,515	2,359,087			—	4,627,602

COSTS AND EXPENSES:
Cost of services	1,326,574	1,888,765			—	3,215,339
Depreciation expense	192,292	48,888	(A	)	38,932	280,112
Selling, general and administrative	1,197,434	98,563			—	1,295,997

Total costs and expenses	2,716,300	2,036,216			38,932	4,791,448

OPERATING LOSS	(447,785)	322,871			(38,932)	(163,846)

OTHER INCOME (EXPENSE):
Interest and other income	2	—			—	2
Interest, accretion and other expense	(205,681)	—	(B	)	(42,625)	(248,306)
Unrealized loss on convertible securities	—	—			—	—

Total other income (expense)	(205,679)	—			(42,625)	(248,304)

Net income (loss)	(653,464)	322,871			(81,557)	(412,150)
Preferred stock dividends	(195,404)	—	(C	)	(27,500)	(222,904)

Net loss to common stockholders	$(848,868)	$322,871			$(109,057)	$(635,054)

Weighted average shares outstanding, basic and diluted	27,059,348		(D	)	1,846,722	28,013,150
Basic earnings (loss) per share:
Net loss per share	$(0.03)					$(0.02)

See accompanying notes to Unaudited Pro Forma Consolidated Financial Data

GREENHUNTER ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	GreenHunter Historical	Hunter Disposal Historical			Pro Forma Adjustments	Pro Forma
REVENUE:
Storage rental revenue—related party	$937,907	$—			$—	$937,907
Other revenue—related party	167,433	—			—	167,433
Water disposal revenue	—	11,224,840			—	11,224,840
Water disposal revenue—related party	—	1,852,032			—	1,852,032

Total revenues	1,105,340	13,076,872			—	14,182,212

COSTS AND EXPENSES:
Cost of services	1,065,154	9,058,973			—	10,124,127
Project costs	3,316	—			—	3,316
Depreciation expense	189,656	328,267	(A	)	577,048	1,094,971
Selling, general and administrative	4,158,096	661,693			—	4,819,789

Total costs and expenses	5,416,222	10,048,933			577,048	16,042,203

OPERATING LOSS	(4,310,882)	3,027,939			(577,048)	(1,859,991)

OTHER INCOME (EXPENSE):
Interest and other income	461,213	19,919			—	481,132
Interest, accretion and other expense	(781,791)	(20,821)	(B	)	(320,179)	(1,122,791)
Unrealized loss on convertible securities	(185,944)	—			—	(185,944)

Total other income (expense)	(506,522)	(902)			(320,179)	(827,603)

Net income (loss)	(4,817,404)	3,027,037			(897,227)	(2,687,594)
Preferred stock dividends	(679,106)	—	(C	)	(220,000)	(899,106)

Net loss to common stockholders	$(5,496,510)	$3,027,037			$(1,117,227)	$(3,586,700)

Weighted average shares outstanding, basic and diluted	24,669,783		(D	)	1,846,722	26,516,505
Basic earnings (loss) per share:
Net loss per share	$(0.22)					$(0.14)

See accompanying notes to Unaudited Pro Forma Consolidated Financial Data

GREENHUNTER ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(A)	To record the pro forma adjustment to Hunter Disposal’s depreciation expense as the result of treating the acquisition of Hunter Disposal as if it had occurred January 1, 2011. Depreciation of disposal wells is provided using the straight line method over useful lives of 15 years. Depreciation of field equipment is provided using the straight line method over useful lives of 10 years. Depreciation of office and admin assets is provided using the straight line method over useful lives of 7 years.

(B)	To record the pro forma adjustment to Hunter Disposal’s interest expense as the result of treating the acquisition of Hunter Disposal and the related debt as if it had occurred January 1, 2011. GreenHunter entered into a note payable with a bank in the amount of $2.2 million, bearing a fixed interest rate of 5.5%, to finance a portion of the consideration paid in our acquisition of Hunter Disposal. The note is collateralized by the equipment acquired. GreenHunter also entered into a 10% convertible promissory note for $2.2 million payable to Triad Hunter as partial consideration in the Hunter Disposal acquisition. Terms of payment under the note are interest only due quarterly from May 17, 2012 to February 17, 2013. Thereafter, beginning May 17, 2013 and continuing quarterly until February 17, 2017, the payments due will include accrued interest and principle payments of $137,500 per quarter. The promissory note matures on February 17, 2017 and is convertible at any time by the holder into shares of common stock of the Company at a conversion price of $2.50 per share.

(C)	To record the pro forma adjustment to preferred dividend expense as the result of treating the acquisition of Hunter Disposal and the related issuance of 10% Series C Preferred Stock as if it had occurred January 1, 2011.

(D)	Acquisition shares were added to the weighted average number of common shares outstanding as if the shares were issued January 1, 2011.

PRELIMINARY PROSPECTUS

GreenHunter Energy, Inc.

600,000 Shares of 10% Series C Cumulative Preferred Stock, $         per share

And

7,894,737 Shares of Common Stock

MLV & Co. LLC	Northland Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13	Other Expenses of Issuance and Distribution

Set forth below are the estimated expenses (other than underwriting commissions) expected to be incurred by us in connection with the sale of shares of the Series C Preferred Stock being registered hereby. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$3,438
Transfer agent’s fees and expenses	$15,000
Legal fees and expenses	$150,000
Printing expenses	$25,000
Accounting fees and expenses	$25,000
Miscellaneous	$10,000

TOTAL	$228,438

Item 14	Indemnification of Directors and Officers

The following is a summary of the statutes, certificate of incorporation and by-law provisions, contracts or other arrangements under which our directors and officers are insured or indemnified against liability in their capacities as such.

GreenHunter Energy, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, which we refer to as the DGCL, provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court or Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation, as amended, and by-laws limit the liability of its directors and officers to the fullest extent permitted under the DGCL. The certificate of incorporation specifies that the directors and officers will not be personally liable for monetary damages for breach of fiduciary duty as a director or officer. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the DGCL for us to indemnify such director or officer.

The foregoing discussion of our certificate of incorporation, as amended, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.

Item 15	Recent sales of Unregistered Securities

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933. Each of the transactions described below was conducted in reliance upon the available exemptions from the registration requirements of the Securities Act of 1933 under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission which relates to transactions exempt from registration under the Securities Act of 1933. Other than as disclosed below, there were no underwriters employed in connection with any of the transactions described below.

2011 Private Placement of Units

On June 21, 2011, we closed a private placement of 522,500 units at a price of $2.00 per unit, for aggregate proceeds of $1,045,000. Each unit consisted of two shares of our common stock and two common stock warrants that are immediately exercisable and expire on January 31, 2014, one with an exercise price of $1.50 and another with an exercise price of $2.50 per share. An additional 772,500 units were distributed to West Coast Opportunity Fund, LLC in exchange for the conversion of 772 shares of our 2007 Series A 8.0% Convertible Preferred Stock and 773 shares of our Series B Convertible Preferred Stock. In addition, Mr. Gary C. Evans, our Chairman and Chief Executive Officer, received 250,000 units in exchange for $500,000 due to him under a promissory note. The net proceeds of the private placement were used to fund further development of our strategic shift into the water resource management business associated with the oil and natural gas sector, as well as for working capital and for general corporate purposes. In connection with this private placement we paid $6,900 to a placement agent.

2011 Acreage Acquisition

We recently entered into a definitive agreement to acquire approximately 5 surface acres, including an existing well, located in West Virginia where we will develop a commercial water service facility. The acquisition includes an existing well that has been approved for commercial water disposal. The acquisition will close in two phases where the first closing occurred on December 15, 2011 and the second closing will be upon the well commencing commercial operations. We will pay in total approximately $375,000, which will consist of approximately $187,500 in cash plus an additional approximately $94,000 in unregistered shares of our common stock and approximately $94,000 in unregistered shares of our Series C Preferred Stock.

2012 Acquisition of Hunter Disposal, LLC

As part of the consideration for the purchase of the equity interests in Hunter Disposal, at the closing on February 17, 2012, we issued 1,846,722 shares of our common stock equal in value to $2.2 million and 22,000 shares of our Series C Preferred Stock (equal in value to $2.2 million) to Triad Hunter, LLC. In connection with the reduction of the liquidation preference for the Series C Preferred Stock from $100 per share to $25 per share, the 22,000 shares of our Series C Preferred Stock issued in connection with the acquisition of Hunter Disposal were converted to 88,000 shares of Series C Preferred Stock.

2012 Acquisition Option for Blue Water Energy Solutions, LLC

On April 27, 2012, we entered into an Option Agreement and a Pledge Agreement with Midwest Continent Holding, LLC, or Midwest, to acquire 100% of Midwest’s membership interest in Blue Water Energy Solutions, LLC, or Blue Water, on or before June 30, 2012. Blue Water owns three existing salt water disposal wells and related facilities located in Oklahoma. Midwest previously owned 100% of the membership interest of Blue Water until April 30, 2012. We paid $750,000 for the option to purchase Blue Water, which consisted of $250,000 in cash and $500,000 in shares of our Series C Preferred Stock.

Item 16	Exhibits and Financial Statement Schedules

See the exhibit index, which is incorporated herein by reference.

Item 17	Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grapevine, State of Texas on this 15th day of June, 2012.

GreenHunter Energy, Inc.

By:	/s/ GARY C. EVANS
Gary C. Evans
Chairman and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Gary C. Evans and Morgan F. Johnston, severally, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY C. EVANS Gary C. Evans	Chairman of the Board and Chief Executive Officer and Director	June 15, 2012

/s/ JONATHAN D. HOOPES Jonathan D. Hoopes	President and COO	June 15, 2012

/s/ MORGAN F. JOHNSTON Morgan F. Johnston	Sr. Vice President, General Counsel and Secretary	June 15, 2012

/s/ DAVID S. KRUEGER David S. Krueger	Vice President and Chief Financial Officer (Principal Accounting Officer)	June 15, 2012

/s/ RONALD D. ORMAND Ronald D. Ormand	Director	June 15, 2012

/s/ RONALD H. WALKER Ronald H. Walker	Director	June 15, 2012

/s/ ROY E. EASLEY Roy E. Easley	Director	June 15, 2012

S-1

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation of the Registrant (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

3.2	Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

3.3	Bylaws of the Registrant (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

4.1	Amended and Restated Certificate of Designations of 2007 Series A 8% Convertible Preferred Stock (incorporated by reference from the registrant’s Current Report on Form 8-K filed on August 21, 2008)

4.2	Certificate of Designations of 2008 Series B Convertible Preferred Stock (incorporated by reference from the registrant’s Current Report on Form 8-K filed on August 21, 2008)

4.3	Form of Warrant Agreement by and between GreenHunter Energy, Inc. and West Coast Opportunity Fund, LLC (incorporated by reference from the registrant’s Current Report on Form 8-K filed on August 21, 2008)

4.4	Amended and Restated Certificate of Designations of the 10% Series C Cumulative Preferred Stock (incorporated by reference from the registrant’s Current Report on Form 8-K filed on April 30, 2012).

4.5	Form of 10% Series C Cumulative Preferred Stock Certificate (incorporated by reference from the registrant’s Amendment No. 1 to its registration statement on Form S-1, filed on January 18, 2012)

5.1	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered**

8.1	Opinion of Fulbright & Jaworski L.L.P. with respect to tax matters**

10.1	Stock Purchase Agreement dated February 2007 among Channel Refining Corporation, GreenHunter Energy, Inc. and certain selling stockholders (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.2	Amendment No. 1 to Stock Purchase Agreement dated February 2007 among Channel Refining Corporation, GreenHunter Energy, Inc. and certain selling stockholders (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.3	Purchase and Sale Agreement, dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. regarding acquisition of power purchase agreement (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.4	Purchase and Sale Agreement, dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. regarding acquisition of Mesquite Lake Resource Recovery Facility (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.5	Consulting Agreement dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.6	Registration Rights Agreement, dated March 9, 2007 between GreenHunter Energy, Inc. and certain institutional investors (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.7	Registration Rights Agreement, dated April 13, 2007 between GreenHunter Energy, Inc. and certain selling stockholders (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

Exhibit Number	Exhibit Title

10.8	Investor Rights Agreement, dated May 14, 2007 between GreenHunter Energy, Inc. and Chateau Energy, Inc. (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.9	Form of subordinated promissory note of GreenHunter BioFuels, Inc. (incorporated by reference from the registrant’s Form 10 filed on August 21, 2007)

10.10	Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed on May 15, 2008)

10.11	First Amendment to Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Current Report on Form 8-K filed on June 25, 2009)

10.12	Second Amendment to Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Annual Report on Form 10-K filed on March 31, 2010)

10.13	Third Amendment to Second Amended and Restated Credit Agreement dated as of March 7, 2008 among GreenHunter BioFuels Inc., WestLB AG New York Branch as the administrative agent, WestLB New York Branch as the LC Issuing Bank and the Lenders Party to the Amended and Restated Credit Agreement from time to time (incorporated by reference from the registrant’s Current Report on Form 8-K filed on March 31, 2010)

10.14	Promissory Note of GreenHunter Energy, Inc., issued to Gary C. Evans, dated May 6, 2011 (incorporated by reference from the registrant’s Registration Statement on Form S-1 (Registration No. 333-178386) filed on December 8, 2011)

10.15	Promissory Note of GreenHunter Energy, Inc., issued to Investment Hunter LLC, dated June 14, 2011 (incorporated by reference from the registrant’s Registration Statement on Form S-1 (Registration No. 333-178386) filed on December 8, 2011)

10.16	Promissory Note of GreenHunter Energy, Inc., issued to Gary C. Evans, dated July 11, 2011 (incorporated by reference from the registrant’s Registration Statement on Form S-1 (Registration No. 333-178386) filed on December 8, 2011)

10.17	Employment Agreement, by and between GreenHunter Energy, Inc. and Jonathan D. Hoopes, dated October 1, 2009 (incorporated by reference from the registrant’s Amendment No. 2 to its registration statement on Form S-1, filed on May 18, 2012)††

10.18	2010 Long-Term Incentive Compensation Plan (incorporated by reference from the registrant’s Definitive Proxy Statement on Schedule 14A, filed on September 21, 2010)††

10.19	Form of GreenHunter, Inc. Stock Option Agreement (incorporated by reference from the registrant’s Amendment No. 2 to its registration statement on Form S-1, filed on May 18, 2012)††

10.20	Registration Rights Agreement, dated as of February 17, 2012 between GreenHunter Energy, Inc. and Triad Hunter, LLC (incorporated by reference from the registrant’s Annual Report on Form 10-K filed on March 30, 2012)

10.21	Equity Purchase Agreement, dated as of February 17, 2012 between GreenHunter Energy, Inc. and Triad Hunter, LLC (incorporated by reference from the registrant’s Current Report on Form 8-K filed on February 21, 2012)

Exhibit Number	Exhibit Title

21.1	Subsidiaries of GreenHunter Energy, Inc.*

23.1	Consent of Hein & Associates LLP, independent registered public accounting firm*

23.2	Consent of Fulbright & Jaworski L.L.P. (Included in Exhibit 5.1 hereto)**

23.3	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.1 hereto)**

24.1	Powers of Attorney (included on the signature page)*

101.INS†	XBRL Instance Document

101.SCH†	XBRL Taxonomy Extension Schema Document

101.CAL†	XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF†	XBRL Taxonomy Extension Definition Linkbase Document

*	Filed herewith.
**	To be filed by amendment.
†	These exhibits are furnished herewith. In accordance with Rule 406T of Regulation S-T, these exhibits are not deemed to be filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are not deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under these sections.
††	Exhibit identified as a management contract or compensatory plan.